UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12
THE PROGRESSIVE CORPORATION
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
The Progressive Corporation (NYSE:PGR) will hold its Annual Meeting of Shareholders on Friday, May 13, 2016, at 10:00 a.m., local time, at Progressive's Studio 96, 6671 Beta Drive, Mayfield Village, Ohio. At the Annual Meeting, shareholders will be asked to:

1.	Elect as directors the nine nominees identified in the attached Proxy Statement, each to serve for a term of one year;

2.	Adopt an amendment to our Articles of Incorporation to eliminate supermajority provisions applicable to common shares;

3.	Adopt an amendment to our Articles of Incorporation to reduce certain voting thresholds applicable to voting preference shares from a supermajority to a majority;

4.	Adopt an amendment to our Code of Regulations to add an exclusive forum provision;

5.	Cast an advisory vote to approve our executive compensation program;

6.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016; and

7.	Transact such other business as may properly come before the meeting.
The foregoing items of business are described more fully in the Proxy Statement accompanying this Notice. Only shareholders of record of The Progressive Corporation at the close of business on March 16, 2016 are entitled to receive notice of and to vote at the meeting or any adjournment or postponement of the meeting.
Your vote is important. Whether or not you plan to be present at the meeting, please vote by Internet or telephone (following the instructions on the enclosed proxy card), or by completing and returning the proxy card in the enclosed postage-paid envelope. If you later choose to revoke your proxy, you may do so before voting occurs at the Annual Meeting by following the procedures described in the “Questions and Answers about the Annual Meeting and Voting” section in the attached Proxy Statement.
By Order of the Board of Directors.
Charles E. Jarrett, Secretary
March __, 2016
The Proxy Statement and the 2015 Annual Report to Shareholders
are also available at progressiveproxy.com.

A MESSAGE FROM THE BOARD OF DIRECTORS
March __, 2016
On behalf of the Board of Directors, we want to bring to your attention some recent corporate governance changes at Progressive and highlight a few of the proposals presented for a vote of shareholders in this Proxy Statement. As you know, the Board is elected by shareholders to oversee management and the operation of the company. Among the many facets of these responsibilities, the Board seeks to ensure that appropriate governance and communication structures are in place to facilitate the Board’s informed decision making and to serve as a foundation for its oversight of management and its relationship with shareholders. While the Board regularly works with management to ensure that we are provided appropriate and timely information regarding the company, its business strategies and results of operations, the insurance industry, and other important matters, the Board also recognizes the importance of communicating with shareholders.
Shareholder Communications
As directors, our duty is to exercise our business judgment on behalf of shareholders to the best of our abilities. In doing so, we want to take into account the views of the company’s shareholders, particularly on issues relating to corporate governance and other Board matters. Much information on these topics is available to us through public means, as many significant investors and their representatives have published policy statements on important governance and compensation issues. In addition, news outlets and other commentators regularly cover corporate governance matters. As we monitor these public developments, we may respond with specific actions when we consider it appropriate for the company and its shareholders (see “Approval of Shareholder Proxy Access” below for one recent example).
We also encourage shareholders to communicate their views directly to the Board.  This is one of the reasons that we revised the Board’s Corporate Governance Guidelines to emphasize the importance of these communications to us and to open the possibility of direct meetings between significant shareholders and the Board. Our expectation is that shareholder communications on important issues will be considered by the Board or one of its Committees, and in an appropriate case, this could result in a response or other action by the Board or a dialogue with one or more directors. The Board likewise has the option of reaching out to the company’s shareholders to discuss topics of interest. We value these opportunities to interact with shareholders and learn more about your ideas, perspectives, and concerns regarding Progressive. The revised Guidelines and the procedures to contact the Board are posted on the Corporate Governance page of the company’s website at progressive.com/governance.
In addition to these opportunities for direct contact, we also understand the importance of the Board broadly communicating to shareholders its perspectives on specific issues. The Board discloses its views on significant governance and executive compensation topics in a number of ways, including: in our Corporate Governance Guidelines, which are posted on the company’s website; in the corporate governance changes we have adopted or recommended for shareholder approval over the years or are proposing in this Proxy Statement; and in many of the discussions included in this Proxy Statement about the company’s governance and executive compensation. In addition, this letter represents the first installment of an annual letter from the Board to shareholders that is expected to address significant Board or governance-related matters. We will also look for other opportunities to communicate with the company’s shareholders. If you have any ideas for topics that you would like the Board to discuss in these communications, please contact us via one of the methods set forth on the Corporate Governance page of the company’s website.
Approval of Shareholder Proxy Access
The Board has monitored the “shareholder proxy access” issue as it has played out in the SEC’s rule making, the later court invalidation of the SEC’s rules, and then in proposals presented to the shareholders of many public companies. Although the company has not received such a proposal, discussions between management and our Nominating and Governance Committee resulted in the recommendation to amend the Code of Regulations (Ohio’s name for corporate bylaws) to provide proxy access. After a detailed review, the changes were approved unanimously by the Board in August 2015.
Under the proxy access provisions adopted by the Board, a shareholder owning at least 3% of Progressive’s outstanding shares (or a group of up to 20 shareholders satisfying the 3% requirement) for at least 3 years may nominate candidates for up to 20% of our director seats. Under the Board’s current structure, this would permit the nomination of up to two candidates. If the applicable requirements are satisfied, the shareholder nominees would then be included in the company’s Proxy Statement to be voted on by shareholders, along with the candidates nominated by the Board. If you are interested in further details concerning these provisions, the revised Code of Regulations and a summary of the changed provisions can be found in the company’s Current Report on Form 8-K, filed with the SEC on August 11, 2015.
Shareholder Proposals in this Proxy Statement
In addition to the now standard shareholder votes - election of all directors, “say on pay,” and the ratification of the company's outside auditor, the Board has approved, and is recommending that shareholders approve, three proposals at the 2016 Annual Meeting. The first two proposals involve amendments to the company’s Articles of Incorporation to remove the requirements that (i) holders of 75% of the company’s outstanding common shares approve certain business combinations with a holder of 20% or more of the company’s shares, and (ii) holders of a class of preferred shares approve certain corporate transactions by a vote of two-thirds of those preferred shares, if any are outstanding (the company currently has no preferred shares outstanding). If these proposals are approved by shareholders, any transaction requiring shareholder approval under these provisions could be approved by holders of a majority of the outstanding common shares or the class of preferred shares, as applicable. These two proposals follow a change implemented by the Board in January 2016 to remove a provision from the company’s Code of Regulations requiring the approval of 75% of the company’s outstanding shares for the removal of any director. If the two proposals are approved by shareholders, the changes would complete the removal from the company’s charter documents of supermajority voting requirements affecting common shareholders.
In the third proposal, shareholders are being asked to approve an amendment to the company’s Code of Regulations. The amendment, if approved, would require that certain shareholder litigation against the company, directors, or executives be brought exclusively in Ohio courts, where the company is incorporated and its corporate headquarters is located. While the Board could have approved this change unilaterally, we decided that shareholders should have the final say on whether such an exclusive forum provision should be added to the company's Code of Regulations.
You will find each of those proposals discussed in this Proxy Statement. We refer you to those discussions, and the exhibits that set forth the specific proposed amendments, for important details concerning these matters. In each case, the Board recommends that shareholders vote “FOR” the proposal.
*    *    *    *
We would like to thank you for your continuing ownership interest in Progressive and for entrusting director responsibilities to the Board of Directors. Each of the Board members takes these responsibilities seriously. We look forward to working together with our fellow shareholders as we address the significant issues and opportunities facing the Board and the company.
On behalf of the Board of Directors,
/s/ Glenn M. Renwick                    /s/ Stephen R. Hardis
Chairman of the Board                    Lead Independent Director

The Progressive Corporation
Proxy Statement
Table of Contents

A Message from the Board of Directors	2
General Information Regarding Proxy Materials and the Annual Meeting of Shareholders	4
Questions and Answers about the Annual Meeting and Voting	4
Item 1: Election of Directors	8
Other Board of Directors Information	12
Board of Directors Independence Determinations	12
Leadership Structure	13
Risk Oversight	14
Meetings of the Board of Directors and Attendance	14
Meetings of the Non-Management and Independent Directors	14
Board Committees	15
Communications with the Board of Directors	17
Transactions with Related Parties	17
Compensation Committee Interlocks and Insider Participation	18
Report of the Audit Committee	19
Security Ownership of Certain Beneficial Owners and Management	20
Security Ownership of Certain Beneficial Owners	20
Section 16(a) Beneficial Ownership Reporting Compliance	20
Security Ownership of Directors and Executive Officers	21
Compensation Discussion and Analysis	23
Highlights for 2015	23
Our Executive Compensation Program	24
Elements of Compensation – 2015 Decisions and Awards	25
Salaries	25
Annual Cash Bonuses	25
Equity Awards	29
Additional Comments Regarding 2015 Compensation Decisions	31
Other Elements of Compensation	32
Procedures and Policies	36
Compensation for ARX CEO	36
Related Considerations	40
Compensation Committee Report	40
Compensation Programs and Risk Management	41
Executive Compensation	42
Summary Compensation Table	42
Grants of Plan-Based Awards	44
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table	45
Outstanding Equity Awards at Fiscal Year-End	50
Option Exercises and Stock Vested	52
Nonqualified Deferred Compensation	52
Potential Payments Upon Termination or Change in Control	54
Compensation of Directors	59
Narrative Disclosure to Director Compensation Table	59
Item 2: Proposal to Adopt an Amendment to our Articles of Incorporation to Eliminate Supermajority Provisions Applicable to Common Shares	61
Item 3: Proposal to Adopt an Amendment to our Articles of Incorporation to Reduce Certain Voting Thresholds Applicable to Voting Preference Shares from a Supermajority to a Majority	62
Item 4: Proposal to Adopt an Amendment to our Code of Regulations to Add an Exclusive Forum Provision	63
Item 5: Advisory Vote to Approve our Executive Compensation Program	64
Item 6: Proposal to Ratify the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for 2016	65
Other Independent Registered Public Accounting Firm Information	65
Approval of Audit and Non-Audit Services	65
Independent Registered Public Accounting Firm Fees	66
Procedures for Recommendations and Nominations of Directors and Shareholder Proposals	67
Householding	68
Charitable Contributions	68
Other Matters	68
Available Information	69
Exhibit A, B, and C	70

i

THE PROGRESSIVE CORPORATION
PROXY STATEMENT
GENERAL INFORMATION REGARDING PROXY MATERIALS AND THE ANNUAL MEETING OF SHAREHOLDERS
The Board of Directors of The Progressive Corporation (NYSE:PGR) provides this Proxy Statement to you to solicit your proxy to act upon the matters outlined in the accompanying Notice of Annual Meeting of Shareholders, each described in more detail below.
The Annual Meeting will take place on Friday, May 13, 2016, at 10:00 a.m., local time, at Progressive's Studio 96, 6671 Beta Drive, Mayfield Village, Ohio 44143. Your proxy also may be voted at any adjournment or postponement of the meeting.
The form of proxy (proxy card), this Proxy Statement, and Progressive’s 2015 Annual Report to Shareholders are being mailed to shareholders beginning on or about April __, 2016.
All proxies that are properly completed and submitted over the Internet or by telephone, and all properly executed written proxies, will be voted at the meeting in accordance with the directions given by the shareholder, unless the shareholder properly revokes his or her proxy before voting occurs at the meeting. If a shareholder executes and delivers their proxy card without directions on how to vote their shares, then the shares represented by the proxy card will be voted as recommended by the Board of Directors.
Only shareholders of record of The Progressive Corporation at the close of business on March 16, 2016, the record date, are entitled to receive notice of and to vote at the meeting or any adjournment or postponement thereof. Each shareholder on the record date is entitled to one vote for each of our common shares, $1.00 par value, held by such shareholder. On the record date, we had _____________ common shares outstanding.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
Why did I receive these materials?
You received these materials because you were a shareholder of The Progressive Corporation on the record date. We hold a meeting of our shareholders annually. This year’s meeting will be held on Friday, May 13, 2016. At the meeting, shareholders will be asked to vote on the matters listed in the Notice of Annual Meeting of Shareholders. Since it is not practical or convenient for all shareholders to attend the meeting in person, our Board of Directors is seeking your proxy to vote on these matters.
What is a proxy?
A proxy is the legal authority that you give to another person to vote the shares you own at our Annual Meeting. The person you designate to vote your shares also is referred to as your proxy. If you designate someone as your proxy in a written document, that document sometimes is referred to as a proxy or proxy card. When you submit a proxy card or you submit your vote over the Internet or by phone, the person named as your proxy is required to vote your shares at the Annual Meeting in the manner you have instructed. By voting via proxy, each shareholder is able to ensure that his or her vote is counted without having to attend the Annual Meeting in person.
Who is soliciting my proxy?
This solicitation of proxies is made by and on behalf of our Board of Directors. The Board has approved the matters to be acted upon at the Annual Meeting (described in more detail below). The Board recommends that you vote FOR each director nominee named in this Proxy Statement and FOR each of the other proposals described in this Proxy Statement. However, you control your vote, and the voting instructions that you provide will be followed.
What is a proxy statement?
This document (excluding the preceding message from the Board of Directors and the 2015 Annual Report to Shareholders, which is attached as an appendix) is our Proxy Statement. A proxy statement is a document that Securities and Exchange Commission (SEC) regulations require us to give shareholders when we are soliciting shareholders’ proxies to vote their shares. This Proxy Statement and the Annual Report contain important information about The Progressive Corporation and its subsidiaries and affiliates, and about the matters that will be voted on at the Annual Meeting. Please read these materials carefully so that you have the information you need to make informed decisions.

Who is entitled to vote at the Annual Meeting?
Holders of our common shares at the close of business on March 16, 2016, the record date, are entitled to receive the Notice of Annual Meeting and Proxy Statement and to vote their shares at the Annual Meeting. Each share is entitled to one vote for each director nominee and on each other matter properly brought before the meeting.
What is the difference between a “shareholder of record” and a shareholder who holds shares in “street name?”
If you hold Progressive common shares directly, either in stock certificate form or book-entry form, in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are a “shareholder of record” (also known as a “registered shareholder”). The Notice of Annual Meeting, Proxy Statement, Annual Report to Shareholders, and proxy card have been sent directly to you by us or our representative.
If you own your shares indirectly through a broker, bank, or other financial institution, your shares are said to be held in “street name.” Technically, your bank or broker is the one that votes those shares. In this case, these materials and a voting instruction form have been forwarded to you by your broker, bank, other financial institution, or their designated representative. Through this process, your bank or broker collects the voting instructions from all of its customers who hold Progressive common shares and then submits those votes to us.
Under New York Stock Exchange (NYSE) rules, we expect that your broker will NOT be able to vote your shares with respect to the election of directors and Items 2 through 5, UNLESS you provide voting instructions to your broker (see the question “What are broker discretionary voting and broker non-votes?” below for more information). We strongly encourage you to complete and return your voting instruction form and exercise your right to vote.
What methods can I use to vote?
By Internet or Telephone. All shareholders of record can vote via the Internet or by touch-tone telephone from the U.S. and Canada, following the directions set forth on the proxy card. Internet and telephone voting for street-name holders is typically made available by brokers, banks, or other financial institutions. If applicable to you, voting instructions will be included in the materials you receive from them.

If you vote by Internet or telephone, you do not have to return your proxy card or voting instruction form.
By Mail. All shareholders of record can vote using the enclosed proxy card. Please be sure to complete, sign, and date the proxy card and return it in the enclosed, prepaid envelope. If you are a street-name holder, you will receive from your bank or broker information on how to submit your voting instructions.
In Person. All shareholders of record may vote in person at the Annual Meeting. Street-name holders may vote in person at the Annual Meeting only if they bring a legal proxy from their bank or broker. If you are a street-name holder and you plan to vote in person, you must request the legal proxy from your bank or broker well in advance of the meeting date. A photo identification is required to vote in person. 401(k) plan holders are not eligible to vote in person at the Annual Meeting.
401(k) Plan Holders. If you hold shares in Progressive's 401(k) plan, you will receive separate information on how to instruct the plan trustee to vote the shares held on your behalf under the plan. If your voting instructions are received before the trustee's deadline, your 401(k) plan shares will be voted according to the instructions that you provide. If you do not specify your voting instructions in the manner required, your shares will not be voted. To allow the trustee sufficient time to process instructions, you must submit your voting instructions by 11:59 p.m., eastern time, on Tuesday, May 10, 2016.
If I submit a proxy, may I later change or revoke it?
Yes. If you are a shareholder of record, you can revoke your proxy at any time before votes are cast at the Annual Meeting by:

•	providing written notice to the Secretary of the company;

•	timely delivering a valid, later-dated, and signed proxy card or a later-dated vote by telephone or via the Internet; or

•	voting in person at the Annual Meeting.

If you are a street-name holder of shares, you may submit new voting instructions by contacting your bank, broker, or other financial institution. You may also vote in person at the Annual Meeting, if you obtain a legal proxy as described in the answer to the previous question.
If you hold shares in our 401(k) plan, you can change your voting instructions at any time prior to 11:59 p.m., eastern time, on Tuesday, May 10, 2016; voting for 401(k) plan shares in person at the Annual Meeting is not permitted.
Only your last vote will be counted. All shares that have been properly voted and not revoked will be voted at the Annual Meeting as instructed.
Who counts the votes?
Votes will be tabulated by, or under the direction of, the Inspectors of Election, some of whom may be our regular employees. The Inspectors of Election will certify the results of the voting at the Annual Meeting.
What are my voting options and what vote is needed to pass the proposals included in this Proxy Statement?
You have the right to vote “FOR” or “AGAINST” each director nominee and each other proposal, or to “ABSTAIN” from voting. Assuming that at least a majority of our shares outstanding are present at the meeting either in person or by proxy (called a "quorum"), the following table summarizes the vote required for approval regarding the director elections and each other proposal, as well as the Board’s voting recommendation.

Item Number	Proposal	Board Recommendation	Affirmative Vote Required for Approval	Broker Discretionary Voting Allowed?[1]	Effect of Abstentions and Broker Non-Votes[1]
1	Elect as directors the nine nominees identified in this Proxy Statement, each to serve for a term of one year	FOR each nominee	Majority of votes cast	No	See note 2
2	Adopt an amendment to our Articles of Incorporation to eliminate supermajority provisions applicable to common shares	FOR	75% of shares outstanding	No	See note 3
3	Adopt an amendment to our Articles of Incorporation to reduce certain voting thresholds applicable to voting preference shares from a supermajority to a majority	FOR	Majority of shares outstanding	No	See note 3
4	Adopt an amendment to our Code of Regulations to add an exclusive forum provision	FOR	Majority of shares outstanding	No	See note 3
5	Cast an advisory vote to approve our executive compensation program	FOR	Majority of votes cast	No	See note 2
6	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016	FOR	Majority of votes cast	Yes	See note 2
1 See the question below entitled “What are broker discretionary voting and broker non-votes?” for additional explanation.
2 Abstentions and unvoted shares (including broker non-votes) will not be considered as votes cast.
3 Abstentions and unvoted shares (including broker non-votes) will have the same effect as a vote against the proposal.

What are broker discretionary voting and broker non-votes?
For shares held in “street name,” when a broker or bank does not receive voting instructions from its customers, the question arises whether the broker or bank nonetheless has the discretion to vote those shares. For us, the answer to that question depends on whether the NYSE classifies the matter being voted on as “routine” or “non-routine.”
For routine matters, the NYSE gives brokers and banks the discretion to vote, even if they have not received voting instructions from their customers (sometimes referred to as the “beneficial owners”). Each bank or broker has its own policies that control whether or not it casts votes for routine matters. In this Proxy Statement, only the ratification of our independent registered public accounting firm (Item 6) is expected to be considered routine by the NYSE.
For non-routine matters, the NYSE prohibits banks and brokers from casting votes on behalf of the beneficial owners if they have not received voting instructions. When the bank or broker is unable to vote under these rules, it reports the number of unvoted shares to us as “broker non-votes.” In this Proxy Statement, each item other than the ratification of our independent registered public accounting firm is expected to be considered non-routine by the NYSE. As a result, on each of those items, if you hold your shares in street name, your shares will be voted only if you give instructions to your bank or broker.

The NYSE will make final determinations about our proposals and will inform the banks and brokers whether each proposal is considered routine or non-routine. To ensure that your shares are voted, we strongly encourage you to provide your bank or broker with your voting instructions.
Can I access the proxy materials on the Internet?
Yes. The proxy materials are available on a dedicated website at progressiveproxy.com. In addition, our Annual Report on Form 10-K is available at the Investor Relations section of our website at progressive.com/sec. We will also provide a copy of any of these documents to any shareholder free of charge, upon request by calling (440) 395-2222, by email to investor_relations@progressive.com, or by writing to: The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, OH 44143.
If you hold your shares in street name, your bank or broker may also provide you copies of these documents electronically. Please check the information provided in the proxy materials delivered to you by your bank or broker regarding the availability of this service.
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, THE BOARD OF DIRECTORS STRONGLY ENCOURAGES YOU TO VOTE YOUR SHARES BY PROXY PRIOR TO THE MEETING. YOUR VOTE IS IMPORTANT. PLEASE FOLLOW THE VOTING INSTRUCTIONS CAREFULLY TO MAKE SURE THAT YOUR SHARES ARE VOTED APPROPRIATELY.

ITEM 1: ELECTION OF DIRECTORS
Our Code of Regulations establishes the number of directors at no fewer than five and no more than 13. The number of directors has been fixed at 10, and there are currently 10 directors on the Board. In this proposal, we are asking shareholders to elect as directors the nine nominees named below. Stephen R. Hardis is retiring from the Board of Directors as of the Annual Meeting in accordance with the Board's retirement policy and whether he will be replaced, and if so by whom, has not yet been determined. Therefore, we currently expect that there will be a vacancy on the Board after the Annual Meeting.
Each director elected will serve a one-year term and until his or her successor is duly elected. If, by reason of death or other unexpected occurrence, any one or more of the nominees named below is not available for election, the proxies will be voted for substitute nominee(s), if any, as the Board of Directors may propose.

Nominees for Director. Based upon a recommendation from the Board’s Nominating and Governance Committee, the Board has nominated the following persons for election to the Board.

•	Stuart B. Burgdoerfer

•	Charles A. Davis

•	Roger N. Farah

•	Lawton W. Fitt

•	Jeffrey D. Kelly

•	Patrick H. Nettles, Ph.D.

•	Glenn M. Renwick

•	Bradley T. Sheares, Ph.D., and

•	Barbara R. Snyder.
Each of the nine nominees for director is currently a director of the company. Information regarding the nominees can be found below in "Director Information."
The Board recommends that you vote FOR the election of each nominee.
Voting Requirements. Proxies cannot be voted at the Annual Meeting for a greater number of persons than the nine nominees named in this Proxy Statement.
A nominee for director in an uncontested election will be elected as a director only if he or she receives a majority of the votes cast, which is sometimes referred to as a “majority voting standard.” If the election for directors is contested (that is, there are more nominees than the number of director positions up for election), the majority voting standard does not apply, and the nominees receiving the highest number of votes will be elected (a “plurality voting standard”). The election of directors at this year’s Annual Meeting is an uncontested election, so each nominee must receive a majority of the votes cast to be elected. Abstentions and unvoted shares (including broker non-votes) will not be considered as votes cast.
If an incumbent director is not elected by a majority of the votes cast in an uncontested election, the director is not automatically removed from the Board, but under our Corporate Governance Guidelines, he or she is expected to tender a resignation from the Board within 10 days after the certification of the shareholder vote. If that resignation is not made contingent on the Board’s determination to accept or reject such resignation, the resignation will be effective immediately. If the resignation is contingent on Board action, the Board will review the resignation under procedures set forth in our Corporate Governance Guidelines and announce its determination whether to accept or reject the resignation within 120 days from the certification of the shareholder vote. If a director is not elected by a majority of the votes cast, but fails to tender his or her resignation during the 10-day period after certification, his or her term of office will expire automatically upon the expiration of the 10-day period.
If written notice is given by any shareholder to the President, a Vice President, or the Secretary not less than 48 hours before the time fixed for holding the Annual Meeting that he or she desires that the voting for election of directors be cumulative, and if an announcement of the giving of such notice is made at the meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice, each shareholder will have the right to cumulate his or her voting power in the election of directors. Under cumulative voting, each shareholder may give one nominee a number of votes equal to the number of directors to be elected multiplied by the number of shares he or she holds, or distribute such number of votes among the nine nominees, as the shareholder sees fit. If the enclosed proxy is executed and returned, or you submit your proxy by telephone or over the Internet, and voting for the election of directors is cumulative, the persons named as your proxies on the proxy card will have the authority to cumulate votes and to vote the shares represented by your proxy, and by other proxies held by them, so as to elect as many of the nine nominees named above as possible.
Selection of Nominees for Director. The Nominating and Governance Committee evaluates each director candidate individually when considering whether he or she should be nominated to serve on the Board. The Committee looks for candidates who have demonstrated the ability to satisfy the fundamental criteria set forth in the Committee’s charter - integrity, judgment, commitment, preparation, participation, and contribution - and who possess the general qualities required to serve successfully as a director, including intelligence, thoughtfulness, and diligence. The Committee reviews the extent of the candidate’s demonstrated excellence and success in his or her chosen career and the specific skills the candidate would be expected to add to the Board.
The Committee also considers the Board’s needs, the qualifications of other available candidates, and how the addition of the candidate to the Board would enhance the Board’s overall diversity and capabilities. The Board's policy is to include individuals with a wide variety of talents, skills, experiences, and perspectives, in addition to considering demographic criteria such as gender, race, ethnicity, and age, whenever possible. The directors believe that such diversity provides the Board with broader perspectives, a wide array of thoughts and ideas, and insight into the views and priorities of our diverse investor, customer, agent, and employee bases. To evaluate the impact of the addition of a candidate on the diversity of the Board, the Committee considers how distinct the candidate’s background, experience, skills, and personal characteristics are from those of the incumbent directors and whether the candidate would bring a unique perspective to the Board. The Committee assesses the effectiveness of its practices for consideration of diversity in nominating director candidates by periodically analyzing the diversity of the Board as a whole and, based on that analysis, determining whether it may be desirable to add to the Board a director with a certain type of background, talent, experience, personal characteristics, skills, or a combination thereof. Currently, our Board includes a mixture of long-tenured and newer directors with strong operating experience in a wide variety of industries, such as financial services, healthcare, telecommunications, retail, and higher education, and with substantial experience working in a variety of functions, including consumer marketing, technology, investments, capital management, finance, accounting and control, and risk analysis. Our directors also have a wealth of experience serving on an array of public, private, and non-profit boards.

Director Information. The following information is provided for each nominee and includes descriptions of each director’s specific experience, qualifications, attributes, and skills that led the Nominating and Governance Committee and the Board to conclude that he or she should serve on the Board of Directors. Unless otherwise indicated, each director has held the principal occupation indicated for more than the last five years. The current term of each director expires on the date of our Annual Meeting on May 13, 2016.

Name (Age)	Principal Occupation, Last Five Years Business Experience, and Qualifications	Other Directorships (Last Five Years)
Stuart B. Burgdoerfer (52) Director since: 2009
Executive Vice President and Chief Financial Officer, L Brands, Inc., Columbus, Ohio (retailing)

Mr. Burgdoerfer has been selected to serve as a director of the company because he has substantial experience working in leadership roles as a financial professional, including his current role as the Chief Financial Officer of L Brands, Inc. (formerly Limited Brands, Inc.) and, before that, as Senior Vice President of Finance of The Home Depot, Inc. Mr. Burgdoerfer enhances the Board’s financial expertise and is a valuable member of our Audit Committee as an Audit Committee Financial Expert.

Current: None Former: None

Name (Age)	Principal Occupation, Last Five Years Business Experience, and Qualifications	Other Directorships (Last Five Years)
Charles A. Davis (67) Director since: 1996
Chief Executive Officer, Stone Point Capital LLC, Greenwich, Connecticut (private equity investing)

Mr. Davis has broad financial, investment, and capital management expertise developed through his work at Goldman Sachs Group, investment management experience at MMC Capital, Inc., service as Chief Executive Officer of Stone Point Capital LLC, and his position as a member of the Advisory Committee of Deutsche Bank (Americas). The Board values Mr. Davis’s extensive knowledge of Progressive’s business and history, which he has gained through his service as a director of the company since 1996. He also has substantial experience serving on the boards of other public and private companies.

Current: AXIS Capital Holdings Limited and The Hershey Company Former: None

Roger N. Farah (63) Director since: 2008
Co-Chief Executive Officer, Tory Burch LLC, New York, New York (retailing) since September 2014; Executive Vice Chairman, Ralph Lauren Corporation, New York, New York (lifestyle products) from November 2013 to May 2014; President and Chief Operating Officer, Ralph Lauren Corporation prior to November 2013

Mr. Farah was chosen to serve as a director principally due to his experience serving in executive officer positions at Tory Burch LLC and Ralph Lauren Corporation and his director position at Ralph Lauren Corporation. The extensive management and operational experience Mr. Farah has attained enables him to add significant value to the Board, particularly in the area of brand development and management. He brings a unique retail perspective to the Board as a result of his experience working in an executive management role in a consumer-focused industry that is different than the property and casualty insurance industry.
Current: Aetna, Inc. Former: Ralph Lauren Corporation

Lawton W. Fitt (62) Director since: 2009
Corporate Director; Retired Partner, Goldman Sachs Group, New York, New York (financial services)

Ms. Fitt has substantial experience in the areas of investment banking and risk analysis, including insight into the operation of capital markets, as a result of her work as a partner at Goldman Sachs Group. In addition, she attained executive management experience through her work as the Secretary of the Royal Academy of Arts in London. Ms. Fitt’s service as a director at various other for-profit and non-profit organizations also factored into the decision to select her to serve on the Board of Directors.

Current: ARM Holdings plc, Ciena Corporation, and The Carlyle Group Former: Thomson Reuters Corporation

Name (Age)	Principal Occupation, Last Five Years Business Experience, and Qualifications	Other Directorships (Last Five Years)
Jeffrey D. Kelly (62) Director since: 2012 Prior service: 2000-2009
Chief Operating Officer and Chief Financial Officer RenaissanceRe Holdings Ltd., Pembroke, Bermuda (reinsurance services) since December 2014; Chief Financial Officer, RenaissanceRe Holdings Ltd. prior to December 2014

Mr. Kelly brings a strong history of executive management, investment management, capital markets, and operational experience in the financial services industry. Among other responsibilities, he has served as the principal financial officer at a major commercial bank and now at a large reinsurer. Mr. Kelly's prior tenure with the Board and its committees gives him valuable insight into our insurance and investment operations. Due to his current roles at RenaissanceRe, Mr. Kelly also provides a different perspective about the insurance industry.
Current: None Former: None

Patrick H. Nettles, Ph.D. (72) Director since: 2004
Executive Chairman of the Board, Ciena Corporation, Linthicum, Maryland (telecommunications)

Dr. Nettles’s extensive technical experience, including his experience working as an engineer, engineering manager, and his position as Chairman of the Board of Ciena Corporation, are chief among the reasons he was selected to serve on the Board of Directors. His experience and education, which includes a Ph.D. in physics, along with his significant operational experience as the Chief Executive Officer of Ciena, give him a unique perspective that enables him to make significant and distinct contributions to our Board. In addition, his past experience as a chief financial officer enables him to add great value to the Audit Committee as the Committee Chairman and an Audit Committee Financial Expert. Dr. Nettles’s service as a director at other public companies also factored into the decision to select him to serve on our Board of Directors.
Current: Axcelis Technologies, Inc. and Ciena Corporation Former: None

Glenn M. Renwick (60) Director since: 1999
Chairman of the Board, The Progressive Corporation, Mayfield Village, Ohio (auto insurance) since November 2013; President and Chief Executive Officer, The Progressive Corporation; officer and director of various other subsidiaries and of an affiliate of Progressive

Mr. Renwick has almost 30 years of experience working in significant management positions at Progressive. He served as Chief Executive Officer of insurance operations in 2000 and has served as the Chief Executive Officer of the company since 2001. Mr. Renwick has served in a variety of operating roles during his tenure at Progressive, including product manager, the head of the company's marketing organization, and business technology leader. This experience enables him to provide unparalleled insight on the company’s operations and the property and casualty insurance industry. Mr. Renwick also has gained significant experience working in an oversight role through his service as an independent director of other corporate boards.
Current: Fiserv, Inc. and UnitedHealth Group Incorporated Former: None

Name (Age)	Principal Occupation, Last Five Years Business Experience, and Qualifications	Other Directorships (Last Five Years)
Bradley T. Sheares, Ph.D. (59) Director since: 2003
Corporate Director; Former Chief Executive Officer, Reliant Pharmaceuticals, Inc., Liberty Corner, New Jersey (pharmaceutical products)

Dr. Sheares has substantial executive management experience he attained in his tenure as President of the U.S. Human Health Division of Merck & Co., Inc. and as Chief Executive Officer of Reliant Pharmaceuticals, Inc. These roles enabled Dr. Sheares to gain valuable sales, marketing, advertising, brand management, healthcare, mergers and acquisitions, research and development, and risk management experience. The Board also benefits from the technical perspective Dr. Sheares brings, due in part to his having earned a Ph.D. in biochemistry and his background in the sciences. In addition, the Board values the significant experience Dr. Sheares has gained through his service on the boards of a diverse set of public companies.
Current: Henry Schein, Inc. and Honeywell International, Inc. Former: Covance Inc.

Barbara R. Snyder (60) Director since: 2014
President, Case Western Reserve University, Cleveland, Ohio (higher education)

Ms. Snyder has extensive leadership experience as the President of Case Western Reserve University, in addition to leadership positions she has held at nonprofit and university organizations and as a member of another public company board. Since being named President of Case in 2007, she has led a revitalization of the school, instituting a strategic planning process and eliminating a multi-million dollar deficit that she inherited, while overseeing enhancements of academic excellence, faculty collaboration, fundraising efforts, and the qualifications and diversity of Case’s student body. Her executive role at a leading university with strong research capabilities in science, engineering and technology, among other fields, along with her understanding of younger consumers and their technology habits, brings a unique perspective to our Board.
Current:KeyCorp Former: None

Director Whose Term will not Continue after the Annual Meeting
In May 2016, our Lead Independent Director, Stephen R. Hardis, will retire after 28 years of service on our Board in accordance with the Board’s retirement policy. He had been selected to serve on the Board primarily because of his leadership experience at Eaton Corporation, where he served as both Chief Executive Officer and Chief Financial Officer, and because of his extensive experience managing, or serving as a director of, various other large companies in a variety of industries. Progressive thanks Mr. Hardis for his dedicated service and the many contributions he made during his tenure on the Board.
OTHER BOARD OF DIRECTORS INFORMATION
Board of Directors Independence Determinations
We are required to have a majority of independent directors under NYSE Listing Standards. The NYSE’s standards prescribe specific independence tests and require the Board to make affirmative independence determinations regarding our directors. At its meeting in January 2016, the Board considered the independence of each of the Board members, taking into account relevant facts and circumstances of each director’s relationships (if any) with the company and its subsidiaries described below under “Transactions with Related Parties.” Based on this review, the Board determined that each of our current directors is independent under the NYSE Listing Standards, with the exception of Glenn M. Renwick. Mr. Renwick is not independent due to his status as an executive officer of the company.

Leadership Structure
Mr. Renwick serves as the company’s Chairman of the Board, President, and Chief Executive Officer. At the recommendation of the Nominating and Governance Committee, the Board first appointed Mr. Renwick to the position of Chairman in November 2013, and this appointment is reviewed by the Board annually.
The Board unanimously determined that Mr. Renwick is the best person to serve as our Chairman, due to his strong leadership of the company as CEO, his in-depth understanding of the company’s operations and the competitive environment, and his vision for the company’s future. Mr. Renwick has worked for the company since 1986 in a variety of leadership roles, including as the president of a number of our operating units, the head of our consumer marketing group, and our Chief Information Officer. He was appointed CEO of Insurance Operations in 2000 and then named President and CEO in 2001. His operational history and hands-on leadership of the company provide him a unique perspective to consider and develop responses to the challenges facing the company.
Just as importantly, the Board has had the opportunity to view Mr. Renwick’s performance as CEO for the past 15 years and the way in which he handles his relationships with the Board and individual directors. Mr. Renwick has shown that he respects the oversight and advisory roles of the Board, and he has actively engaged the Board to consider and act on significant strategic and governance matters. Further, Mr. Renwick has sought to ensure that directors have the appropriate information upon which Board action is to be based, and he has ensured that follow-up on issues raised by Board members has been prompt and responsive. This effective working relationship between Mr. Renwick and the other directors has continued as he has led the Board as its Chairman.
In deciding to combine the roles of CEO and Chairman, the Board was also aware of the need to continue the strong voice of independent directors that has historically existed on our Board. To that end, as recommended by the Nominating and Governance Committee, in 2013 the Board also created the position of Lead Independent Director. Our independent directors have appointed Mr. Hardis as the Lead Independent Director each year since 2013. Because Mr. Hardis is retiring from the Board, the independent directors are expected to appoint a new Lead Independent Director in May 2016.
Pursuant to our Corporate Governance Guidelines, the Lead Independent Director works collaboratively with the Chairman and management on Board governance, process, and communication matters. The Lead Independent Director’s responsibilities specifically include:

•	presiding at all meetings of the Board at which the Chairman is not present or from which the Chairman is excused;

•	having the authority to call meetings of the Board or of the independent directors;

•	presiding at all meetings and executive sessions of the independent or non-management directors;

•
serving as the principal liaison to facilitate communications between the Chairman and the independent directors on Board-related issues, without inhibiting direct communications between the Chairman and other directors;

•	working with the Chairman to establish Board meeting schedules to ensure that there is sufficient time to discuss all agenda items;

•	consulting with the Chairman on the matters to be included on the Board’s meeting agendas and approving those agendas;

•	approving the type of information to be provided to directors for Board meetings, and advising the Chairman and management of any director concerns regarding the information provided; and

•	being available to serve as a liaison to shareholders, in consultation with the Nominating and Governance Committee, as further described in our Corporate Governance Guidelines.
In addition, the Lead Independent Director consults periodically with the Chairs of the various Board Committees to keep apprised of critical issues facing the company as they develop, and he carries out other appropriate duties as may be requested by the independent directors, the Board, or any of the Board Committees. The Lead Independent Director is elected annually by, and will serve at the discretion of, the independent directors. Our Corporate Governance Guidelines also provide that the Lead Independent Director will typically be a member of the Board’s Nominating and Governance Committee.
The independent directors concluded that Mr. Hardis has been the best candidate to serve as the Lead Independent Director due to his extensive leadership experience on boards of directors over many years and his long history of representing shareholders’ interests as an independent director. Mr. Hardis served as Chairman and CEO of Eaton Corporation, and as Chairman of the Boards of Axcelis Technologies, Inc. and Marsh & McLennan Companies, Inc. In addition, he has served as the Lead Director at Axcelis and as an independent outside director at a number of other companies. Mr. Hardis’s knowledge of our businesses acquired as a Board and Committee member over many years, his demonstrated willingness to challenge management and the status quo, and his effective working relationship with Mr. Renwick, also contributed to the decision. The independent directors believe that Mr. Hardis, acting as the Lead Independent Director, along with the active participation of the other directors, has maintained a strong independent presence on our Board.
Risk Oversight
The Board assigns the bulk of its risk oversight responsibilities to the Audit Committee, which oversees our Enterprise Risk Management (ERM) program. The Audit Committee’s responsibilities with respect to risk oversight include the review of the guidelines, policies, and procedures that govern how we assess and manage our exposure to risk, and meeting periodically with management – including leaders and other representatives of the risk management department, compliance & ethics group, law department, control & analysis (internal audit), security and information technology groups, external auditors, and other business units as necessary – to review our major operational, financial, reputational, and other risk exposures, as well as the steps management has taken to identify, monitor, assess, and manage or avoid such exposures. Our Management Risk Committee (MRC), which comprises members of management representing a cross-section of business units and functions, regularly performs an enterprise risk assessment and, with input from executive management, identifies the most critical risks facing the company. The MRC then formulates recommendations for managing those risks, which it presents to the Audit Committee for review. The Audit Committee reports to the full Board of Directors on our ERM program and MRC risk assessment.
The Board also assigns some risk oversight responsibilities to the Investment and Capital Committee and the Compensation Committee. The Investment and Capital Committee oversees our investment policy, which is designed to enable us to meet our business and financial objectives with a reasonable balance among risk, return, and cost. The Investment and Capital Committee also is responsible for ensuring that we have a capital plan that takes risk factors into consideration. The Compensation Committee regularly reviews the risks of our compensation plans and programs. Both of these committees regularly report to the full Board.
The assignment of the Board’s risk oversight function as described above enables the Board to function more effectively because the whole Board is required to focus only on those risk issues deemed most critical by the Audit Committee or the other Committees. On the other hand, the Committees provide a deeper focus on overseeing management with respect to the full range of risks we confront. As mentioned above, the Lead Independent Director consults with the Committee Chairs as necessary to ensure that significant issues are brought to the attention of the independent directors. Otherwise, the Board’s administration of its risk oversight function has not affected the Board’s leadership structure.
Meetings of the Board of Directors and Attendance
The Board of Directors held eight meetings during 2015.
All of the current directors were on the Board throughout 2015. All directors attended at least 75% of their scheduled Board and Committee meetings.
Pursuant to our Corporate Governance Guidelines, directors are expected to attend our Annual Meeting of Shareholders whenever possible. Normally, a meeting of the Board is scheduled on the date of the Annual Meeting. Our 2015 Annual Meeting was attended by all of the directors, except Roger N. Farah, who had a prior commitment.
A full copy of our Corporate Governance Guidelines can be found on our website at progressive.com/governance, or may be requested in print by writing to: The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, OH 44143 or email: investor_relations@progressive.com.
Meetings of the Non-Management and Independent Directors

Our non-management directors meet in executive session periodically throughout the year, typically at the conclusion of regularly scheduled Board meetings. Each such meeting also constitutes a meeting of our independent directors. During 2015, Mr. Hardis presided at these meetings. In the event that the Lead Independent Director, if one has been elected, is not available to lead these meetings, the presiding director would be chosen by the non-management directors in attendance. In 2015, the non-management directors met in executive session five times.
Board Committees
The Board has named an Executive Committee, an Audit Committee, a Compensation Committee, an Investment and Capital Committee, and a Nominating and Governance Committee, as described below. The complete written charters for each of the Committees (other than the Executive Committee, which does not have a charter) can be found on our website at progressive.com/governance, or may be requested in print by writing to: The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, OH 44143 or email: investor_relations@progressive.com.
The following table summarizes the Board’s Committee assignments as of January 31, 2016:

Name	Executive	Audit	Compensation	Investment and Capital	Nominating and Governance
Stuart B. Burgdoerfer		✓*
Charles A. Davis				✓	C
Roger N. Farah			✓		✓
Lawton W. Fitt	✓			✓	✓
Stephen R. Hardis	✓			C	✓
Jeffrey D. Kelly		✓*
Patrick H. Nettles, Ph.D.		C*
Glenn M. Renwick	C
Bradley T. Sheares, Ph.D.			C
Barbara R. Snyder		✓
✓ Member of the Committee
C Chairman of the Committee
* Audit Committee Financial Expert
Executive Committee. The Executive Committee exercises all powers of the Board between Board meetings, except the power to fill vacancies on the Board or its Committees and the power to adopt amendments to our Code of Regulations. During 2015, the Executive Committee adopted resolutions by written action pursuant to Ohio corporation law on 10 occasions.
Audit Committee. The Audit Committee is responsible for ensuring that the organizational structure, policies, controls, and systems are in place to monitor and accurately report performance. The Audit Committee monitors the integrity of our financial statements, our financial reporting processes, internal control over financial reporting, and the public release of financial information, and oversees our compliance and ethics and risk management programs. The Committee also is responsible for confirming the independence of, and the selection, appointment, compensation, retention, and oversight of the work of, our independent registered public accounting firms. The Committee provides an independent channel to receive appropriate communications from employees, shareholders, auditors, legal counsel, bankers, consultants, and other interested parties. The Board of Directors has determined that each of the members of the Audit Committee is financially literate and has no relationship to Progressive that may interfere with the exercise of his or her independence from management and Progressive, and is independent as defined in the applicable SEC rules and NYSE Listing Standards. During 2015, the Audit Committee met 10 times and adopted resolutions by written action pursuant to Ohio corporation law on two occasions.
Audit Committee Financial Experts. The Board of Directors has determined that each of Patrick H. Nettles, Ph.D., Stuart B. Burgdoerfer, and Jeffrey D. Kelly is an audit committee financial expert, as that term is defined in the applicable SEC regulations, and that each has accounting or related financial management expertise, as required by the NYSE Listing Standards. Dr. Nettles is the current Executive Chairman of the Board of Ciena Corporation and its former Chief Executive Officer, and has been a member of our Audit Committee since 2005. Mr. Burgdoerfer is the Chief Financial Officer of L Brands, Inc. and was formerly the Senior Vice President of Finance of a major retail company. Mr. Kelly is the Chief Operating Officer and Chief Financial Officer of RenaissanceRe Holdings Ltd., and previously served as the chief financial officer at a major commercial bank. The Board has determined that through appropriate education and experience, Dr. Nettles, Mr. Burgdoerfer, and Mr. Kelly each has demonstrated that he possesses the following attributes:

•	an understanding of accounting principles generally accepted in the United States of America and financial statements;

•	the ability to assess the general application of such principles in connection with the accounting for estimates, accruals, and reserves;

•
experience preparing, auditing, analyzing, or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and level of complexity that can reasonably be expected to be raised by our financial statements, or experience actively supervising one or more persons engaged in such activities;

•	an understanding of internal control over financial reporting; and

•	an understanding of audit committee functions.
Compensation Committee. The Compensation Committee is composed entirely of independent directors, each of whom, the Board has determined, also satisfies the additional requirements for independence of a compensation committee member under NYSE rules. The Compensation Committee makes all final determinations regarding executive compensation, including salary, equity-based awards, and non-equity incentive compensation (cash bonus) targets, and related performance goals, formulae, and procedures. The Committee (or in certain circumstances, the full Board of Directors, based on the Committee’s recommendation) also approves the terms of the various compensation and benefit plans in which executive officers and other employees may participate. Committee decisions are made after considering third-party compensation data for comparable companies, internal analyses, and recommendations presented by management. The executive compensation decisions for executive officers generally represent the culmination of extensive analysis and discussion, which typically take place over the course of multiple Committee meetings and in meetings between the Committee and management, including our Chief Executive Officer, our Chief Human Resource Officer, members of our compensation and law departments, other Progressive personnel, and compensation consultants. In addition, the Committee frequently reports to the full Board of Directors on executive compensation matters.
The Committee’s determinations regarding incentive compensation for executive level employees (for example, performance criteria and standards relating to “Gainsharing,” our annual cash bonus program) also apply to incentive plans covering most non-executive employees. Under this arrangement, executives and non-executives alike are motivated to achieve the same performance objectives. The Committee has delegated to management the authority to implement such plans, and make other compensation-related decisions (such as salary and equity-based awards), for non-executive level employees. During 2015, the Compensation Committee met eight times and adopted resolutions by written action pursuant to Ohio corporation law on seven occasions.
Compensation Consultants. The Committee has the authority under its charter to hire its own compensation consultants, at Progressive’s expense. During 2015, the Committee engaged Semler Brossy Consulting Group, LLC (“Semler Brossy”) to provide advice and other services related to executive officer and director compensation matters in general and the terms of The Progressive Corporation 2015 Equity Incentive Plan, which was approved by shareholders at last year's Annual Meeting of Shareholders. Prior to these engagements, the Committee reviewed the independence of Semler Brossy and reviewed this relationship for conflicts of interest. The Committee concluded that Semler Brossy is independent of the company’s management and does not have a conflict of interest.
During 2015, management retained the services of Pearl Meyer & Partners, which provided comparative compensation information and analyses for our executive officers and directors, among other assignments. The company determined that Pearl Meyer & Partners does not have a conflict of interest.
Investment and Capital Committee. The Investment and Capital Committee’s responsibilities include monitoring: whether the company has adopted and adheres to rational and prudent investment and capital management policies; whether management’s investment and capital management actions are consistent with our investment policy, financial objectives, and business goals; our compliance with legal and regulatory requirements, as well as internal guidelines, pertaining to investment and capital management; the competence and performance of the company’s internal and external money managers, and the compensation of the company’s external money managers; and such other matters as the Board or the Committee deems appropriate. The Committee, which is currently composed of independent directors, does not make operating decisions about money manager selection or compensation, asset allocation, market timing, sector rotation, or security selection, which are the responsibilities of management. The full Board of Directors must approve significant changes to the company’s capital structure, dividend policy, or portfolio asset allocation. During 2015, the Investment and Capital Committee met five times.

Nominating and Governance Committee. The Nominating and Governance Committee is composed entirely of independent directors. Among other responsibilities, the Committee considers the qualifications of individuals who are proposed as possible nominees for election to the Board and makes recommendations to the Board with respect to such potential candidates.
The Committee also is responsible for monitoring corporate governance matters as they affect the Board and the company. The Committee regularly reviews our Corporate Governance Guidelines and related matters to ensure that they continue to correspond to and support the Board’s governance philosophy. The Committee considers and, where appropriate, recommends to the Board for approval, changes to the Corporate Governance Guidelines based on suggestions from its members, other Board members, or management. During 2015, the Nominating and Governance Committee met five times.
The Nominating and Governance Committee welcomes input from shareholders regarding potential director nominees. Shareholders can recommend a candidate for consideration by the Committee. In addition, under our “proxy access” provision, a shareholder or group of shareholders who meet eligibility requirements and provide required information in a timely manner can nominate an individual for election as a director to be included in our proxy statement for an annual meeting. These procedures are described under “Procedures for Recommendations and Nominations of Directors and Shareholder Proposals.”
Communications with the Board of Directors
The Board of Directors has adopted procedures for shareholders or other interested parties to send written communications to the entire Board or to the non-management directors. Such communications must be clearly addressed to the Board or the non-management directors, as appropriate, and sent to either of the following:

•	Stephen R. Hardis, Lead Independent Director, email: stephen_hardis@progressive.com.

•	Charles E. Jarrett, Secretary, The Progressive Corporation, 6300 Wilson Mills Road, Mayfield Village, OH 44143 or email: chuck_jarrett@progressive.com.
The recipient will promptly forward communications so received to the full Board of Directors or to the non-management directors, as specified by the sending party.
Mr. Hardis will be retiring as a director as of the Annual Meeting and the Board of Directors is expected to appoint another director as Lead Independent Director to succeed Mr. Hardis. After the date of the Annual Meeting, we will provide updated information on our website.
Transactions with Related Parties
From time to time, we may enter into transactions with a director or executive officer, certain of his or her relatives, or an entity in which one or more of our directors or executive officers is a substantial owner, director, or executive officer. With limited exceptions relating to ordinary course insurance transactions (such as purchasing one of our policies or making claims payments required by our policies), such transactions must be disclosed to and, in some circumstances, approved by our Board of Directors under our Code of Business Conduct and Ethics. This policy is carried out by the Secretary of the company as transactions with such persons or entities, or proposals for such transactions, are identified by management or disclosed by members of the Board. The Board reviews these transactions on an annual basis and as they are identified.
In addition, if such a transaction exceeds $120,000 per year, the Board of Directors may take it into account in determining whether the director in question is independent under applicable rules and regulations. The following discussion sets forth those transactions considered by the Board in January 2016 when determining the independence of the applicable directors. Each of these relationships and transactions was approved by the Board.

•
Charles A. Davis, our director, is a director of AXIS Capital Holdings Limited (“AXIS”). Prior to July 31, 2009, AXIS reinsured part of our directors’ and officers’ liability insurance, trust errors and omissions insurance, and bond products. This business is currently in run-off and no new policies are being reinsured under the arrangement. During 2015, we ceded $307,000 in premiums to AXIS and collected $7.5 million on paid losses related to this coverage. At December 31, 2015, we had $590,000 of reinsurance recoverables under this arrangement.

•
Roger N. Farah, our director, is a director of Aetna, Inc. (“Aetna”). Aetna is the principal administrator of the health and welfare plans that we provide to our employees. In 2015, we paid $15.6 million to Aetna for its plan administration services, and for related products and services, in each case at rates that are customary.

In addition, we paid a total of $8.4 million to two subsidiaries of Aetna to access voluntary network provider pricing for certain claims-related payments.

•
Lawton W. Fitt, our director, is a director of The Carlyle Group. The Carlyle Group has an investment in Extreme Reach, Inc., a television and digital video advertising company. In 2015, we paid $682,000 to Extreme Reach, Inc. for advertising services at rates that are customary for the products purchased. In addition, The Carlyle Group has an investment in Service King Paint & Body, LLC, a collision repair company. Service King Paint & Body, LLC is one of Progressive’s network body shops and was paid $28.4 million during 2015 for claims-related vehicle repairs at rates that are customary.

•
Jeffrey D. Kelly, our director, is an executive officer of RenaissanceRe Holdings, Ltd., a reinsurance company. On April 1, 2015, we acquired a controlling interest in ARX Holding Corp. (“ARX”), which is the parent of American Strategic Insurance Corp. and other subsidiaries and affiliates ("ASI"). RenaissanceRe and its subsidaries (“RenaissanceRe”) reinsure a portion of ASI’s homeowners insurance business. This relationship pre-existed the ARX acquisition. During the full year 2015, ASI ceded approximately $11.9 million of premiums to RenaissanceRe, and RenaissanceRe paid ASI approximately $94,000 for losses incurred. At December 31, 2015, we had $116,000 of reinsurance recoverables under this arrangement.

•
Glenn M. Renwick, our Chairman of the Board, President, and Chief Executive Officer, is a director of Fiserv, Inc. (“Fiserv”) and UnitedHealth Group Incorporated (“UHG”). We paid $121,000 to Fiserv, or its subsidiaries, for e-bill, check-clearing, and claims processing services during 2015. ARX has contracted with UHG to provide health and dental insurance for ARX’s employees since prior to our acquisition of a controlling interest in ARX. During the full year 2015, ARX paid UHG subsidiaries $4.7 million in premiums for this insurance. In each case, the amount paid represents the customary rates for the products purchased.

Brian C. Domeck, our former CFO, has a brother who works as an attorney in our Law Department. In determining the dollar value of this relationship for 2015, we used the same methodology that is used to determine compensation for named executive officers in "Executive Compensation - Summary Compensation Table" below. The dollar value of the employment relationship for 2015 was less than $224,000. We believe that this level of compensation is appropriate in view of his position, responsibilities, and experience and is consistent with our companywide compensation structure.
John F. Auer, President and CEO of ARX, has three adult children who were employed by a subsidiary of ARX during 2015. Using the Summary Compensation Table methodology, the collective dollar value of these employment relationships for 2015 was less than $186,000. We believe that the level of compensation is appropriate in view of each individual’s position, responsibilities, and experience and is consistent with ASI’s companywide compensation structure.
Compensation Committee Interlocks and Insider Participation
Bradley T. Sheares, Ph.D. and Roger N. Farah served as members of the Board’s Compensation Committee during 2015. There are no Compensation Committee interlocks.

                                                        REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Progressive filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Progressive specifically incorporates this Report by reference therein.

The Audit Committee of the Board of Directors consists of the four directors named below, each of whom the Board has determined meets the applicable independence and experience requirements of the New York Stock Exchange and the Securities and Exchange Commission (SEC). In addition, the Board has determined that each of Dr. Nettles, Mr. Burgdoerfer and Mr. Kelly is an Audit Committee Financial Expert, as that term is defined by the SEC.

The Audit Committee is responsible, on behalf of the Board, for ensuring that the organizational structure, policies, controls, and systems are in place to monitor and accurately report the company’s performance. The Committee monitors the integrity of the company’s financial statements, its financial reporting processes, its system of internal control over financial reporting, and the public release of financial information. In addition, the Committee oversees the company’s compliance and ethics and enterprise risk management programs. During 2015, the Committee held 10 meetings to review these matters and conduct other business.

The Committee also is directly responsible for the appointment, compensation, retention, and oversight of the company’s independent registered public accounting firm and for reviewing that firm’s independence. For 2015, the Committee appointed PricewaterhouseCoopers LLP (PwC) as the company’s independent registered public accounting firm. The Committee’s appointment of PwC was ratified by shareholders at the company’s 2015 Annual Meeting of Shareholders.

In supervising the work of PwC on the 2015 audit, the Committee has received the written disclosures and letter from PwC concerning its independence as required by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB), and the Committee has discussed with PwC its independence. In addition, the Committee has reviewed, and discussed with PwC, among other matters: PwC’s report on its internal quality control procedures, including issues raised by governmental investigations of PwC in the preceding five years; the publicly available parts of the PCAOB’s report on its most recent inspection of PwC, and PwC’s response to the report; regulatory developments during the year that impacted PwC’s audit work for the company or its communications with the Committee; and the other matters that PwC is required to communicate to the Committee under Auditing Standard No. 16, “Communication with Audit Committees,” as adopted by the PCAOB.

The Committee’s role relating to the financial statements is one of oversight. The company’s management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. Management reports to the Committee on financial, accounting, and operational developments that may impact the financial statements, and on issues relating to the company’s internal controls, among other matters. The Committee also oversees the work of PwC and the company’s internal audit staff. During 2015, the Committee discussed with PwC and the internal auditors the overall scope and plans for their respective audits. The Committee then met with PwC and the internal auditors at various times throughout the year, with and without management present, to discuss the results of their examinations, evaluations of the company’s internal controls, and the overall quality of the company’s financial reporting.

Notwithstanding the Committee’s oversight efforts, and the work performed by the company’s internal audit staff, PwC alone is responsible for expressing its opinion on the conformity of the company’s consolidated year-end financial statements with accounting principles generally accepted in the United States of America and its assessment of the effectiveness of the company’s internal control over financial reporting.

In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the company’s audited consolidated financial statements for the year ended December 31, 2015. These discussions included assessments of the quality, not just the acceptability, of the accounting policies used by the company, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. In addition, the Committee has discussed with PwC its judgment as to the quality, not just the acceptability, of the company’s accounting policies.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in The Progressive Corporation’s Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the SEC.

The Committee has selected and retained PwC to serve as the independent registered public accounting firm for Progressive and its subsidiaries for 2016. Shareholders are being given the opportunity to vote on the ratification of this selection at the 2016 Annual Meeting of Shareholders.

The Committee operates under a written charter, the terms of which are reviewed annually by the Committee. The current charter, as approved by the Board, is posted on the company’s website at progressive.com/governance.

AUDIT COMMITTEE

Patrick H. Nettles, Ph.D., Chairman
Stuart B. Burgdoerfer
Jeffrey D. Kelly
Barbara R. Snyder

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Certain Beneficial Owners
The following information is set forth with respect to persons known to management to be the beneficial owners of more than 5% of Progressive’s common shares, $1.00 par value, as of December 31, 2015.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership[1]		Percent of Class
Capital Research Global Investors, a division of Capital Research and Management Company 333 South Hope Street Los Angeles, California 90071	56,735,155	2	9.7%
BlackRock, Inc. and subsidiaries 55 East 52nd Street New York, New York 10055	33,061,004	3	5.7%
The Vanguard Group Inc. 100 Vanguard Blvd. Malvern, PA 19355	32,112,936	4	5.5%

[1]
Except as otherwise indicated, the entities listed as beneficial owners of the common shares have sole voting and investment power with respect to those shares. The information contained in this table, including related footnotes, is based on the Schedule 13G filings made by the beneficial owners identified herein.

[2]	Capital Research Global Investors, an investment adviser to registered investment companies, disclaims beneficial ownership of these shares.

[3]	BlackRock, Inc. and its subsidiaries have sole investment power over these shares, sole voting power over 28,211,761 shares, and shared voting power over zero shares.

[4]
Vanguard Group Inc. has sole investment power over 30,967,099 shares, shared investment power over 1,145,837 shares, sole voting power over 1,073,370 shares, and shared voting power over 57,500 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Michael D. Sieger, one of our executive officers, failed to timely report 3 transactions during 2015. On January 27, 2015, he reported the January 14, 2015 distribution of common shares and cash from the company’s executive deferred compensation plan, together with related withholding, on a Form 4. This transaction, which should have been reported on a Form 4 by January 16, 2015, was not reported on a timely basis due to an administrative error on the part of Progressive. On January 5, 2016, he reported the February 10, 2015 acquisition of 17.97 common shares pursuant to a broker-sponsored dividend reinvestment program and the July 28, 2015 disposition of a fractional share arising from his transfer of shares from one brokerage account to another. The acquisition should have been reported on a Form 4 by June 5, 2015 (when the small acquisition delayed reporting exemption ended) and the disposition should have been reported on a Form 4 by July 30, 2015.

John J. Murphy, another of our executive officers, failed to timely file one report during 2015. On May 14, 2015, he filed his initial statement of beneficial ownership on Form 3. This filing should have been filed by May 11, 2015. The report was late due in part to unanticipated delays in obtaining filing codes for Mr. Murphy.

Security Ownership of Directors and Executive Officers
The following information summarizes the beneficial ownership of Progressive’s common shares as of January 31, 2016, by each director and nominee for election as a director of Progressive, each of the named executive officers (as identified in “Executive Compensation - Summary Compensation Table”) and all directors and executive officers as of that date as a group. In addition, to provide a more complete picture of the economic interests of certain individuals in Progressive common shares, the final two columns include certain units held in our benefit and equity incentive plans that are equal in value to a share of our stock, but do not technically qualify as “beneficially owned” under the applicable regulations, also as of January 31, 2016.

Name	Total Common Shares Beneficially Owned[1]	Percent of Class[2]	Units Equivalent to Common Shares[3]	Total Interest in Common Shares and Unit Equivalents
John F. Auer[4]	56,003	*	—	56,003
Stuart B. Burgdoerfer	58,405	*	—	58,405
William M. Cody	139,059	*	114,361	253,420
Charles A. Davis	309,943	*	8,230	318,173
Brian C. Domeck	250,702	*	9,860	260,562
Roger N. Farah	79,326	*	8,694	88,020
Lawton W. Fitt	64,118	*	4,610	68,728
Susan Patricia Griffith	308,278	*	61,107	369,385
Stephen R. Hardis	307,331	*	222,084	529,415
Jeffrey D. Kelly	71,307	*	—	71,307
Patrick H. Nettles, Ph.D.	96,558	*	16,028	112,586
Glenn M. Renwick	941,214	*	4,121,630	5,062,844
John P. Sauerland	347,428	*	61,107	408,535
Bradley T. Sheares, Ph.D.	64,974	*	50,256	115,230
Barbara R. Snyder	14,245	*	—	14,245
All 23 Executive Officers and Directors as a Group	3,763,254	*	5,435,267	9,198,521

*	Less than 1% of Progressive’s outstanding common shares.
1 Total Common Shares Beneficially Owned is comprised of the following:

Name	Common Shares Subject to Restricted Stock Awards[a]	Beneficially Owned Common Share Equivalent Units[b]	Other Common Shares Beneficially Owned[c]
John F. Auer	—	—	56,003
Stuart B. Burgdoerfer	9,365	—	49,040
William M. Cody	—	—	139,059
Charles A. Davis	9,916	10,768	289,259
Brian C. Domeck	—	—	250,702
Roger N. Farah	9,732	62,094	7,500
Lawton W. Fitt	9,732	44,997	9,389
Susan Patricia Griffith	—	—	308,278
Stephen R. Hardis	11,569	18,658	277,104
Jeffrey D. Kelly	9,365	—	61,942
Patrick H. Nettles, Ph.D.	10,283	86,275	—
Glenn M. Renwick	—	—	941,214
John P. Sauerland	—	—	347,428
Bradley T. Sheares, Ph.D.	10,100	45,410	9,464
Barbara R. Snyder	9,365	4,880	—
All 23 Executive Officers and Directors as a Group	89,427	273,082	3,400,745

a Represents common shares held pursuant to unvested restricted share awards issued under The Progressive Corporation 2003 Director Equity Plan. The beneficial owner has sole voting power and no investment power with respect to these shares during the restriction period
b This number represents units (excluding dividend equivalents) that have been credited to the director's account under The Progressive Corporation Directors Restricted Stock Deferral Plan, as amended and restated (the “Directors Restricted Stock Deferral Plan”), under which each director has the right to defer restricted share awards, to the extent that distributions from the Directors Restricted Stock Deferral Plan will be made in Progressive common shares upon the termination of a director’s service as a director. As to the number of shares that will be so distributed, the director has the right to acquire those shares within sixty (60) days, and those shares are deemed “beneficially owned.” See “Director Compensation - Narrative Disclosure of Director Compensation Table” for a description of the Directors Restricted Stock Deferral Plan.
c Includes common shares held directly by the individual, holdings in our 401(k) plan, and shares held by, or for the benefit of, certain immediate family members. For Mrs. Griffith, the amount includes a total of 67,080 common shares held in trust for the benefit of her spouse and 15,501 common shares held by her spouse in our 401(k) plan.

2 Percentage based solely on “Total Common Shares Beneficially Owned.”
3 The units disclosed are in addition to “Total Common Shares Beneficially Owned” and have been credited to the individual’s account under one or more of our deferred compensation plans or equity incentive plans as to which the holder has neither voting nor investment power. Each unit is equal in value to one Progressive common share. Amounts in this column exclude outstanding performance-based restricted stock unit awards, due to the variable nature of such awards. See “Executive Compensation - Outstanding Equity Awards at Fiscal Year-End,” for additional information on these awards.
4 Mr. Auer also beneficially owns approximately 23% of the outstanding capital stock in ARX Holding Corp., our subsidiary, consisting of 10,000 common shares held directly, and 55,000 common shares and 195,677 preferred shares (that are convertible into common shares on a 1-for-1 basis) held by a limited liability partnership in which Mr. Auer is the general partner.  Mr. Auer disclaims beneficial ownership in the shares held by such partnership except to the extent of his equity interest in the partnership.

COMPENSATION DISCUSSION AND ANALYSIS
HIGHLIGHTS FOR 2015
Consistent with prior years, the awards made in 2015 to our Chief Executive Officer and the other “named executive officers” (identified in "Executive Compensation - Summary Compensation Table") were weighted heavily towards performance-based annual cash bonuses and, generally, longer-term equity awards. We believe that these awards support a strong pay-for-performance linkage in our executive compensation program and appropriately align the interests of our named executive officers with those of our shareholders. In this section, we provide a brief summary of our 2015 pay decisions, as well as information concerning our performance results and pay outcomes for the year. For information on how the information for other named executive officers has been calculated, please see "Significant Officer Changes that Affected Compensation." For purposes of this Compensation Discussion and Analysis, references to Progressive refer to The Progressive Corporation and its subsidiaries and affiliates other than ARX Holding Corp. ("ARX") and its subsidiaries and affiliates.
2015 Pay Decisions
CEO Compensation

•	Performance-based, at-risk bonus and equity awards represented over 95% of maximum potential compensation and over 90% of target compensation

•	Salary has not been increased for over a decade and is well below market

•	Annual Bonus (Gainsharing):

•	Potential payout range unchanged for over a decade

•	Payout could range from 0% to 300% of salary, with a 150% target

•	Actual payout was 240% of salary

•	No time-based equity awards

•	Performance-based equity awards represented over 85% of maximum potential compensation:

•	Vehicle insurance operations: 85% of equity award

•	Investment results: 15% of equity award

•	CEO’s equity ownership at January 31, 2016:

•	Value of shares owned directly and in 401(k) plan, together with interests in deferral plan = 210 times base salary

•	Once unvested equity awards (at target) are included, equity ownership = 250 times base salary
Other Named Executive Officers (Except as Noted Below under “Significant Officer Changes that Affected Compensation”)

•	Weighted average salary increase of approximately 5.3% from the prior year

•	Annual Cash Bonus:

•	Opportunities remained unchanged from the prior year: between 0% to 250% of salary, with a 125% target

•	With the exception of our Chief Investment Officer, actual payout was 200% of salary

•	For our Chief Investment Officer, whose bonus is split between two plans, actual payout was 230% of salary

•	Annual equity awards divided between time-based and performance-based

•	Time-based = 100% of base salary

•	Performance-based at target remain unchanged = 175% (on average) of base salary

•	Special one-time performance-based equity awards granted to two of the named executive officers = 385% of base salary (at target)

•	Equity ownership requirements:

•	Expected to hold equity (including unvested equity awards) having a value of at least 3 times base salary

•	All other named executive officers are in compliance with requirement
Annual Financial Results and Shareholder Return
Key performance outcomes for 2015 include:

•	Acquisition of a controlling interest in ARX, which accounts for substantially all of our Property business

•	Net premiums written: a 10% increase, including our Property business; and a 7% increase, excluding our Property business

•	Policies in force: a 4% increase excluding our Property business

•	An overall combined ratio of 92.5, or a 7.5% pretax profit on our insurance operations

•	Returns on average shareholders’ equity based on income attributable to Progressive

•	17.2% - net income

•	14.2% - comprehensive income

•	Net income of $1.3 billion, or $2.15 per share
2015 Say-on-Pay Vote
At our 2015 Annual Meeting of Shareholders, shareholders cast advisory votes on our executive compensation program, sometimes referred to as the “say-on-pay” vote. In that vote, shareholders approved our executive compensation program, with 98% of the votes cast supporting our program. During 2015, the Compensation Committee reviewed these results with management and with the full Board of Directors. Due to the strong level of shareholder support and the absence of specific shareholder concerns, the Committee determined that no specific actions with respect to 2016 compensation should be taken as a result of the say-on-pay vote.
Significant Officer Changes that Affected Compensation
Brian C. Domeck, our former Chief Financial Officer, retired in May 2015. He announced his retirement in 2014, which permitted the company to take time to determine his replacement and transition his responsibilities in an orderly fashion. Mr. Domeck’s prior announcement and mid-year retirement affected compensation decisions in a unique manner. For example, Mr. Domeck did not receive a salary raise or time-based equity awards during 2015, and received a smaller performance-based equity award compared to 2014. As a result, except where specifically noted, Mr. Domeck's compensation is excluded from all discussions regarding compensation decisions and all data comparing 2015 compensation to prior year compensation.
During April 2015, we acquired a controlling interest in ARX, the parent company of American Strategic Insurance Corp. and other insurance subsidiaries and affiliates ("ASI"), which comprises substantially all of our Property business. John F. Auer is one of the founders of ASI and leads the ASI business operations. Prior to the acquisition, ARX had in place compensation arrangements and agreements with Mr. Auer. During 2015, our Compensation Committee decided to continue Mr. Auer's compensation arrangements without any changes. As a result, Mr. Auer does not participate in Progressive's compensation programs, such as Gainsharing, equity awards, severance, and deferral plans that we describe below. Although Mr. Auer’s compensation must be approved by our Compensation Committee, the nature of the compensation and the process for that approval is different than is the case for other executive officers. Therefore, except where specifically noted, Mr. Auer's compensation is excluded from all discussions below regarding compensation decisions. His compensation and the process by which his compensation is approved are described under “Compensation for ARX CEO.”
OUR EXECUTIVE COMPENSATION PROGRAM
Our executive compensation program is designed and implemented under the direction and guidance of the Compensation Committee. Broadly stated, we seek to maintain a consistent executive compensation program with the following objectives:

•	Attract and retain outstanding executives with the leadership skills and expertise necessary to drive results and build an increasingly strong business and long-term shareholder value;

•	Motivate executives to achieve our short- and long-term strategic goals and those of their assigned business units;

•	Reward and differentiate executive performance based on the achievement of challenging performance goals; and

•	Align the interests of our executives with those of shareholders.
Progressive's executive compensation program is designed to serve the shareholders’ interests by strongly tying our executives’ potential compensation to our satisfaction of important strategic goals and the value of our common shares. As a result, while we seek to offer competitive salaries to our executives, the more significant aspects of our executive compensation program are annual cash bonus opportunities and longer-term equity awards. Details about the various elements of Progressive's compensation program and 2015 awards to the named executive officers are discussed in the following sections.
ELEMENTS OF COMPENSATION – 2015 DECISIONS AND AWARDS
References in this section to “named executive officers” exclude Mr. Auer.
Salaries
Executive salaries are designed to attract and retain executive talent and to reward individual performance. As a general matter, executive salaries are intended to be competitive with amounts paid to executives who have similar responsibilities at comparable companies, with the potential to earn above average total compensation being provided by the variable compensation elements discussed below. Variations from market medians can occur for a number of reasons, including the nature of a specific executive’s position and responsibilities, individual performance, the experience of an executive in his or her current position, the executive’s future potential, and our business needs and culture. For 2015, annual salaries for our named executive officers were as follows:

Name	2015 Salary[1]	Change From Prior Year
Glenn M. Renwick	$750,000	—%
John P. Sauerland	520,000	6.1
Susan Patricia Griffith	520,000	6.1
William M. Cody	450,000	3.4
Brian C. Domeck	500,000	—

[1]	Salary changes are typically implemented in February of each year, so the annual number listed in the table may vary from the salary amounts shown on the Summary Compensation Table.
The salary increases for Mr. Sauerland, Mrs. Griffith, and Mr. Cody were intended to improve the competitive nature of our compensation for senior management given current market conditions. Even after taking into account these increases, the 2015 base salary for Mr. Renwick and the other named executives was below the median for similar executives at comparable companies based on the comparison data reviewed by the Compensation Committee in late 2014 and early 2015 (see “Procedures and Policies – Compensation Comparisons” below for further information on our market comparison process).
Annual Cash Bonuses
Gainsharing. Gainsharing is designed to reward executives based on the annual operating performance of Progressive’s vehicle insurance businesses as compared with objective growth and profitability criteria for those businesses approved by the Compensation Committee at the beginning of the year. Gainsharing does not take into account the performance results of our investment portfolio or our Property business. The purpose of this cash bonus program is to motivate executives to achieve and surpass annual operating performance goals in our vehicle insurance businesses, which we believe will benefit shareholders over time. The vehicle insurance business (referred to below as our “core businesses”) accounted for 97% of our net premiums written for 2015.

Bonuses for named executive officers are determined using the same performance criteria for the Gainsharing bonuses that may be earned by virtually all of our other employees, resulting in a consistent set of goals across our employee population. Gainsharing bonuses are determined using the following formula:

Paid Salary	X	Target Percentage	X	Gainshare (i.e., Performance) Factor	=	Annual Bonus
For each executive, his or her salary and bonus target percentage are established by the Committee each year during the first calendar quarter. When the participant’s paid salary is multiplied by his or her assigned target percentage, the product is referred to as the participant’s “target bonus” for the year. The Gainshare Factor can range from 0.0 to 2.0 each year, and cash bonuses, therefore, can vary between zero and two times the target bonus amount, depending on our actual performance results for the year.
The objective performance goals applicable to the Gainsharing program are established by the Compensation Committee each year in the first quarter and are not modified thereafter. The Gainshare Factor for our core business (defined below) is then calculated on a monthly basis, using year-to-date results, and published in our monthly earnings releases. The Gainshare Factor is also one component of the formula used to calculate the dividend that may be paid to shareholders each year under our variable dividend policy. In this way, the annual performance of our core insurance businesses also can translate into a direct benefit to shareholders. For 2015, our variable dividend policy generated a dividend of $.8882 per share, which was paid to shareholders in February 2016.
Historical Gainsharing Experience. Throughout the 22-year history of our companywide Gainsharing program (including 2015), the Gainshare Factor achieved by the core business has ranged from 0.0 to 2.0 and has averaged 1.28. These results confirm management’s view that our Gainsharing plans have operated to provide annual cash bonus rewards to our employees, including our executive officers, commensurate with our level of achievement as compared with the annual predefined goals.
2015 Gainsharing Bonuses. For 2015, each named executive officer’s cash bonus was determined under the Gainsharing program based on the performance of our “core business.” The Compensation Committee determined that the named executive officers’ Gainsharing target percentages would be as follows:

Name	2015 Target (% of Salary)
Glenn M. Renwick	150%
John P. Sauerland	125
Susan Patricia Griffith	125
William M. Cody[1]	50
Brian C. Domeck[2]	—

[1]	Mr. Cody also earned a separate 75% target bonus relating to investment performance, as described below.

[2]	Mr. Domeck did not receive a bonus because he retired in May 2015.
For all of the executives, these values remained unchanged from 2014. All Gainsharing payments for the named executive officers are reported in the Summary Compensation Table as “Non-Equity Incentive Plan Compensation.”
The “core business” for 2015 was defined to include our Agency auto, Direct auto, and special lines business units (collectively, Personal Lines), and our Commercial Lines business unit. This focus on performance at the business level was consistent with management’s approach to evaluating our operations. We used the number of “policies in force” to measure growth for each of those businesses, which aligns our Gainsharing program with our companywide strategic goal of growing policies in force as fast as possible at a 96 or better combined ratio. This strategic goal, which is applicable to virtually all employees through the Gainsharing plan, allows employees to observe and understand how their day-to-day efforts to bring new customers on board and retain existing customers (i.e., increase policies in force) and control costs, while at the same time maintaining profitability, can enhance company performance and increase the Gainsharing scores.
Under the Gainsharing program, we evaluated the performance of each of the core business units separately and determined a score for the business unit of between 0.0 and 2.0, based on one or more growth and profitability matrices that had been approved for each business unit by the Compensation Committee. For each matrix, a 1.0 score was established at a targeted profitability level together with a growth component that management believed, based on internal projections, to be challenging yet achievable (although it should be noted that a score at or near 1.0 could also be generated by a variety of other growth and profitability combinations; that is, if growth is below expectations, a 1.0 might still be achieved if profitability increases and, likewise, a moderate decrease in profitability might be offset by higher growth levels to generate a score around 1.0). Thus, assuming that targeted profitability levels could be achieved for a particular business unit (an assumption that was considered reasonable at the beginning of 2015 and consistent with our recent performance), the potential for that business unit to achieve the targeted 1.0 score was viewed as reasonably challenging when these goals were established in early 2015.
An aggregate Gainshare Factor of 1.0 or higher for the core business as a whole, however, would require targeted performance or higher by all four business units, or outperformance by one or more units to make up for underperformance by another unit. Such a result was very uncertain at the beginning of the year when these goals were set in view of the very competitive nature of the insurance markets in which we operate. As a result, achieving an aggregate 1.0 score for the core business as a whole was viewed as being a more difficult feat than achieving a 1.0 score on any of the individual matrices. See "Executive Compensation - Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table,” below, for a more detailed discussion of the Gainsharing matrices and the calculation of performance scores.
The nature of the Gainsharing program, and the measures that we use, have been relatively unchanged over the past several years. Although we review the interplay of profitability and growth levels for each business unit matrix every year, any changes are more in the nature of refinements based on market trends and internal expectations. Because the goals are relatively consistent over time and represent management's expectations and goals on a business unit level, we believe that our competitors could glean valuable information with respect to our current operations, strategies and goals if we were to disclose the performance goals in greater detail, even for the previous fiscal year. We therefore believe that the specific goals for our current and prior fiscal years constitute competitive information, which, if disclosed, would harm our competitive position. We believe that our current level of disclosure regarding performance goals is in the best interests of our shareholders.
For 2015, we achieved a Gainshare Factor of 1.60 for our core business, out of a possible 2.0 score. The following table presents the overall 2015 growth and profitability data for the individual business units that comprised our core business, and for our insurance operations on a companywide basis. The growth figures in the table below represent the change in average policies in force year-over-year, which is management’s preferred measure for evaluating growth. Average policies in force were determined by adding the fiscal-month-end number of policies in force for each month during the year and dividing the total by twelve. Profitability was measured by the combined ratio calculated using GAAP financial information.

Business Unit	Combined Ratio[1]	Increase (Decrease) in Policies in Force (%)[2]
Agency	92.2	(2)%
Direct	95.1	8
Special lines	—	2
Commercial Lines	84.1	5
Companywide insurance operations[3]	92.5	NM4

[1]
Consistent with the presentation of the combined ratio of our Personal Lines segment in our public reports, the combined ratio results for our special lines business are not presented separately and, instead, are included in either the Agency or Direct results, depending on whether the underlying policy was written through agents/brokers or directly by Progressive.

[2]	Based on average policies in force outstanding during the year and, for Agency and Direct, represents auto policies in force only.

[3]	Includes certain operations that are excluded from the definition of “core business” under the plan, principally the Property business, which represented 3% of premium volume for 2015.

[4]	Not meaningful; the Property business primarily consists of ARX, in which we acquired a controlling interest during 2015.

Using the actual performance results for the year and the Gainsharing matrices discussed above, we determined the performance score for each business unit comprising the core business, weighted those scores based on each business unit’s relative contribution to overall net premiums earned, and then added the weighted scores to determine the Gainshare Factor, as follows:

Business Unit	Business Unit Performance Score	Weighting Factor (%)	Weighted Performance Score
Agency auto	1.10	42.6%	.47
Direct auto	1.96	39.7	.78
Special lines	1.96	7.3	.14
Commercial Lines	2.00	10.4	.21
Gainshare Factor			1.60
As can be seen from this table, each of the business units contributed performance scores above a 1.0 target for 2015, with all but Agency auto reaching or nearly reaching the maximum score of 2.0. These results featured strong profitability across all our core business operations and excellent growth in our Direct auto and Commercial Lines business. Agency auto continued to see negative growth in policies in force for 2015 under the Gainshare calculation but remained very profitable. Under the Gainshare calculations, our core businesses' average policies in force grew by about 3% and net premiums written and earned grew by 7% and 5%, respectively, at a profitable 92.5 combined ratio. Overall, we believe that the resulting 1.60 Gainshare Factor was a reasonable outcome based on these performance figures for the year.
2015 Investment Related Bonus. In addition to bonuses earned under our Gainsharing program, Mr. Cody, our Chief Investment Officer, and the other investment professionals who work in his group were eligible for a separate bonus under our 2015 Progressive Capital Management Bonus Plan (“PCM Bonus Plan”). Mr. Cody had a target bonus equal to 75% of his 2015 salary under this bonus plan; his bonus under this plan for 2015 could range from 0.0 to 2.0 times the target amount, or from 0% to 150% of his salary.
Under the PCM Bonus Plan, we determine the performance of our fixed-income portfolio actively managed by our investment group for the current year and over the trailing three-year period, on a total return basis, including the benefit of state premium tax abatements associated with certain municipal securities held in our portfolio. We then compare those results against the total return results achieved by a benchmark group of comparable firms for the same time periods. After the end of the year, using performance data supplied by an independent third party, separate performance scores are determined based on our percentile ranking in the benchmark group for the one- and three-year periods, as follows:

	Score=0	Score=1.0	Score=2.0
Period	Rank at or below	Rank equal to	Rank at or above
One year	15th percentile	50th percentile	85th percentile
Three year	25th percentile	50th percentile	75th percentile
Percentile rankings between the ranks that will earn a score of 0 and a score of 2.0 as shown above would receive an interpolated score based on the percentile ranking of our investment portfolio (e.g., a rank at the 40th percentile would receive a score between 0 and 1.0). The two scores are then averaged to determine an indicated performance score for the year, and this score is communicated to the Compensation Committee. The Committee then evaluates the indicated score in the context of our investment results and other factors relevant to our investment performance for the year. The Committee may consult with other Board members or others, as it deems appropriate, for additional perspectives. Based on its evaluation, the Committee has the discretion to accept the indicated performance score, decrease it by an appropriate amount (including to “0”), or increase it up to the maximum allowed factor of 2.0, and to adjust the bonuses paid to Mr. Cody and our other investment professionals accordingly.
The fixed-income portfolio was chosen for the PCM Bonus Plan because it represents a substantial portion of our investment portfolio (over 80% at year-end) and Mr. Cody and the investment professionals in his group actively managed 93% of the fixed income portfolio during 2015. Our investment group did not actively manage any of ARX's investments during 2015; therefore, the results of the ARX portfolio were not reflected in the 2015 bonuses under this plan. To the extent that our equity investments are managed, they are managed by third parties.

The use of the 15th and 25th percentiles as the minimum performance level, and of the 75th and 85th percentiles as the maximum performance levels, reflects the Committee’s decision that our investment constraints and guidelines differ from other firms included in the benchmark group. The Committee felt that requiring “average” performance prior to payout of bonuses, or rewarding performance above the 75th or 85th percentile, as applicable, might create an incentive to increase investment risks to a level that would exceed the company’s overall risk tolerance, and that below target payouts for performance between the 15th or 25th percentile, as applicable, and the 50th percentile was, on balance, fair compensation for results achieved.
For 2015, we achieved a total return in our fixed-income portfolio of 1.85% (including the benefit of state premium tax abatements associated with certain municipal securities held in our portfolio), which ranked us above the 90th percentile of the benchmark group of over 100 comparable investment firms. For the three years ending on December 31, 2015, our fixed-income portfolio earned a cumulative return of 7.34%, also ranking us above the 90th percentile of the comparable firms. Using the methodology described above, we computed an indicated performance score of 2.0 under the plan for the year, which was communicated to the Compensation Committee. After reviewing the calculation and our investment results, and consulting with management and members of the Board’s Investment and Capital Committee, the Committee decided to pay the 2015 bonuses under the PCM Bonus Plan using a 2.0 performance factor, consistent with the calculated score. The Committee viewed this factor as a reasonable outcome under the plan for the year, given the relative performance of the portfolio. Mr. Cody’s bonus under the PCM Bonus Plan is reported on the Summary Compensation Table as part of “Non-Equity Incentive Plan Compensation.”
Equity Awards
Our executive compensation program also provides longer-term incentives through an annual grant of equity-based awards, currently in the form of restricted stock units. Under a restricted stock unit grant, the executive receives an award of a specified number of units; upon vesting of the award, the executive is entitled to receive one Progressive common share for each unit vested. Annual awards of restricted stock units are made in the form of time-based awards and performance-based awards. These awards are intended to encourage our senior executives to stay with Progressive, to drive longer-term performance, and to tie the amount of compensation ultimately earned by the executives to the market value of our common shares. During 2015, Mr. Sauerland and Mrs. Griffith, the two executive officers leading our Destination Era agenda, also received a one-time special equity award intended to incentivize and reward growth in bundled auto policies, one of the key aspects of that agenda.
Time-Based Awards. In 2015, time-based restricted stock unit awards were granted to three of the named executive officers and approximately 650 other senior level employees, comprising approximately 2.3% of our entire employee population. These awards will vest in three equal annual installments, on January 1 of 2018, 2019, and 2020, subject to the vesting and forfeiture provisions in the applicable plan and grant agreement. Neither Mr. Renwick nor Mr. Domeck received time-based equity awards in 2015.
Performance-Based Awards – Performance versus Market Insurance Results. In addition, each of the named executive officers and 38 other senior managers were granted performance-based restricted stock unit awards.
For these awards, the Committee approved a performance goal that is based on our auto insurance growth over a three-year period as compared with the growth of the U.S. auto insurance industry as a whole, while maintaining a profitability goal of a combined ratio of 96 or better over the most recent 12 fiscal month period when the vesting is determined. Specifically, the awards will vest, if at all, only if the compounded annual growth rate of our direct premiums written in our auto businesses for 2015 through 2017 exceeds the growth rate of the auto insurance market as a whole (excluding our results) over that same period. In each case, we will use A.M. Best data to make these calculations. The award is made to each executive in a target amount of units based on a percentage of salary and the value of our common shares on the grant date. The ultimate payout (if any) is determined at the end of the three-year period, as follows:

Performance vs. Market	Number of Units Vesting
If our growth rate exceeds the market growth rate by three and a half percentage points or more	250% of the target number of units will vest; this is the maximum possible award value
If our growth rate exceeds the market growth rate by more than two percentage points but less than three and a half percentage points
Between 100% and 250% of the target number of units will vest, in proportion to the extent to which our growth rate exceeds the market’s growth rate above two percentage points (e.g., if our growth rate exceeds the market growth rate by 2.4 percentage points, then 140% of the award will vest)

If our growth rate exceeds the market growth rate by up to two percentage points
Up to 100% of the target number of units will vest, in proportion to the extent to which our growth rate exceeds the market’s growth rate (e.g., if our growth rate exceeds the market growth rate by 1.4 percentage points, then 70% of the award will vest)

If our growth rate is equal to or less than the market growth rate	The award will not vest and is forfeited
If the minimum growth goal is not achieved, the award will not vest and will be forfeited. If the growth goal is achieved at or above the minimum level for the three-year period, but the 12-month profitability goal is not satisfied when the initial performance results are reviewed (which, for these awards, is expected to be July 2018), then the award will not vest at that time. The award will vest at a later date only if the 12-month profitability goal is met before January 31, 2020; if the profitability goal is not satisfied by that date, the awards will not vest and will expire. The Committee and management believe that this approach, with a potential upside for outperformance as compared with the auto insurance market as a whole, provides appropriate focus on our full competitor set in the auto insurance market, consistent with our long-standing financial objective to grow as fast as possible constrained only by our profitability objective and our ability to provide high-quality service to our customers.
Performance-Based Equity Awards – Investment Results. In 2015, the Committee also awarded performance-based restricted stock units to Mr. Renwick, Mr. Sauerland and Mr. Cody and two investment portfolio managers with a performance goal relating to investment performance. These awards measure the performance of our fixed-income portfolio that is actively managed by our investment group over a three-year period (2015 through 2017) against the performance results of a benchmark of comparable investment firms meeting a series of objective criteria. A target number of restricted stock units was awarded to each executive, and the number of units that ultimately will vest can vary from 0% of the target award (if our performance is at or below the 25th percentile of the benchmark firms) to 200% of the target (for performance at or above the 75th percentile of the benchmark). These awards did not increase the aggregate size of the equity awards to the named executive officers, but represented a portion of the total performance-based awards that otherwise would have been granted to them for the year.
The Committee implemented these performance-based awards to better align the compensation of these executives with their responsibilities in connection with the longer-term performance of our fixed-income portfolio. The use of the 25th percentile as the minimum performance level, and of the 75th percentile as the maximum performance level, reflects the Committee’s decision that our investment constraints and guidelines differ from other firms included in the comparison. The Committee felt that requiring “average” performance prior to vesting and/or rewarding performance above the 75th percentile might create an incentive to increase investment risks to a level that would exceed the Company’s overall risk tolerance, and that below target payouts for performance between the 25th and 50th percentiles was, on balance, fair compensation for the results achieved.

2015 Annual Equity Awards. For 2015, the aggregate dollar value (fair value on the date of grant) of annual equity awards made to the named executive officers was approximately $1.5 million in time-based awards and $10.6 million in performance-based awards (at target value). Those awards were determined based on the following target levels:

	Time-Based Award Value (% of Salary)		Performance-Based Award Target Value (% of Salary)[1]
Name	2014	2015	2014	2015
Glenn M. Renwick	0%	0%	1,000%	1,000%	[2]
John P. Sauerland	100	100	200	200	[2]
Susan Patricia Griffith	100	100	200	200
William M. Cody	100	100	125	125	[2]
Brian C. Domeck	100	0	215	100

[1]	Pursuant to performance-based awards, between 0-250% (0-200% for investment-based awards) of the number of units awarded can vest. See discussion above.

[2]
For the following executives, investment-based awards (as described above) represented the indicated percentage of his total performance-based award for the year: Mr. Renwick, 15%; Mr. Sauerland, 10%; and Mr. Cody, 60%.

As mentioned, Mr. Renwick’s award was entirely performance-based in 2015. His equity award was proportionally larger in the aggregate than other executives’ awards due to the level of responsibilities inherent in the CEO position and the substantially below-market level of his base salary. As a result, more of his compensation is at risk and dependent on our operating and investment performance and stock price over the next several years.
Special Performance-Based Equity Awards - Bundled Auto Policies In addition to annual performance-based awards, in August 2015, the Committee granted special performance-based restricted stock unit awards to Mr. Sauerland and Mrs. Griffith, each covering 64,663 restricted stock units (at target). The terms of these awards are intended to incentivize and reward the growth in bundled auto policies, one of the key aspects of the Destination Era agenda that these two officers are leading. The special awards measure the growth in personal auto policies that are combined (or "bundled") with at least one special lines policy (e.g., boat or motorcycle), an umbrella policy or a homeowners, condominium owners, or renters policy, as a percentage of all personal auto policies in force (the "Bundled Percentage") over a three-year performance period that began on the first day of the third quarter of 2015 and will end on the last day of the second quarter of 2018. Based on the growth rate achieved over the three-year performance period, if the awards vest, they can vest from one to two times the target number of units. If the growth in the Bundled Percentage is 20%, then the target number of units will vest. If the growth is at least 40%, then the maximum number of units (2.0 times target) will vest. If the growth in the Bundled Percentage is at least 20% but less than 40%, then the number of units that will vest will be proportionate to the extent to which the growth exceeds 20%. If the growth in the Bundled Percentage is not at least 20%, then the awards will not vest and will be forfeited. In addition to the growth goal, the awards will not vest if we do not achieve a trailing 12-month combined ratio of 96 or less at the end of the three-year performance period. To the extent permitted by Section 162(m) of the Internal Revenue Code, the combined ratio calculations will exclude extraordinary and unusual items and the effects of certain acquisitions and dispositions, if any, during the performance period of products or businesses that are not included in the Bundled Percentage.
Additional Comments Regarding 2015 Compensation Decisions
Chief Executive Officer. Mr. Renwick’s salary level has been maintained at $750,000 for over a decade. This amount is well below the 50th percentile of approximately $1.23 million for CEO salaries at comparable companies. Mr. Renwick’s cash bonus (Gainsharing) potential has also remained at the same level for over a decade. The Compensation Committee determined in 2004 that Mr. Renwick should receive, instead of additional cash compensation, a larger proportion of his potential compensation in the form of equity-based awards and the overall target value of his equity awards has remained at the same level since that time. Since 2011, Mr. Renwick has received all of his equity awards in the form of performance-based equity. Depending on the level of our performance, his 2015 awards can vest from 0% to 250% (or, with respect to his investment-related award, up to 200%) of the units awarded. In this way, we have kept Mr. Renwick’s overall compensation at a competitive level, while maintaining a very high portion of his potential compensation at risk and dependent on our performance and our stock price, increasing his equity participation and aligning his interests with those of shareholders.
Based on the Board of Directors’ annual review of Mr. Renwick’s performance, the Compensation Committee determined that his performance as CEO clearly justified the continuation of the pay package for 2015, with the same target award levels as in prior years. The Committee determined that these awards would present appropriate incentives to drive our performance and maximize the extent to which his interests are aligned with the interests of shareholders.

The Committee believes that this program presents a rational and strongly performance-based pay package for an outstanding CEO.
The result of these determinations for 2015 was that, despite his below median salary and target bonus, Mr. Renwick had the potential to earn total compensation that was ranked at roughly the 50th percentile of his comparison group if he were to receive a cash bonus based on a 1.0 Gainshare Factor and his performance-based restricted stock unit awards were to vest at their target amounts. His compensation could significantly exceed the 75th percentile of comparable CEO compensation if all performance-based compensation were to be maximized. The value of these awards to Mr. Renwick, and the eventual ranking of his compensation for 2015 in his comparison group, depends on his 2015 cash bonus payment (which paid out above the target value, but below the maximum value, at a 1.60 factor for the year), the extent to which the restricted stock unit awards ultimately will vest, and the value of our common shares at that time.
Other Current Named Executive Officers. The combination of annual salaries and variable compensation (i.e., the potential for cash bonuses and the possibility of restricted stock unit awards vesting in future years) is expected to allow our executives the opportunity to earn above average compensation if and when justified by the company’s performance and our stock price. Comparison information is only one of a number of factors considered by the Committee in setting compensation each year, along with other factors such as the length of the executive’s experience in the specific job, the nature of the job held and related responsibilities, individual performance, expected future contributions, the reliability of the comparison data, our business needs, and the variable nature of significant portions of each executive’s pay package. However, we present comparison data here for the shareholders’ information (see “Procedures and Policies – Compensation Comparisons” below for further information on our market comparison process).
Assuming that cash bonuses paid out at a 1.0 performance factor for the year and annual performance-based equity also vested at the target 1.0 factor, Mr. Sauerland and Mrs. Griffith would receive total compensation for 2015 (excluding their special performance-based awards) below the 50th percentile level for comparable jobs and Mr. Cody would receive total compensation between the 50th and 75th percentiles. In the event that all of their annual incentive based compensation (which excludes their special awards) were to pay out at their maximum level, the total compensation for Mr. Sauerland and Mr. Cody would be modestly above the 75th percentile and Mrs. Griffith would be between the 50th and 75th percentiles. If the special performance-based awards granted to Mr. Sauerland and Mrs. Griffith vest, whether at target, maximum, or between target and maximum, the competitive position of their 2015 compensation will be improved.
It should be noted, however, that the ultimate value of these awards (if any) remains dependent on our achieving the applicable performance goals, and the value of our common shares at the time of vesting of restricted stock unit awards. Thus, for each named executive officer, a substantial portion of the compensation used to establish his or her potential percentile rank, and the value of those awards, will remain at risk for years before it is earned by the executive, and some of the restricted stock unit awards in fact may never vest.
No Significant Changes for 2016
Our current named executive officers (other than Mr. Renwick) received salary raises for 2016. However, the structure and terms of the compensation approved by the Compensation Committee in January 2016 for the named executive officers do not include any significant changes from the annual compensation awarded in 2015.
OTHER ELEMENTS OF COMPENSATION
References in this section to “named executive officers” exclude Mr. Auer.
Perquisites
We provide perquisites to our executives only when the Board or the Compensation Committee determines that such benefits are in the interests of Progressive and our shareholders. We own an aircraft that is used primarily for the CEO’s business travel. At the request of the Board of Directors, Mr. Renwick also uses the company aircraft for his personal travel and that of his spouse when she accompanies him. Such personal use of the aircraft constitutes a perquisite and is provided to enhance the CEO’s and his family’s personal security and the confidentiality of their travel. During 2015, we incurred approximately $73,000 in incremental costs as a result of Mr. Renwick’s personal use of the aircraft. Such personal trips by the CEO also result in taxable income being imputed to him as required under IRS regulations, and he is responsible for paying the taxes on such income without further contribution or reimbursement from us. Other executives and guests may occasionally accompany the CEO on personal trips, at the CEO’s discretion.

Mr. Renwick is also provided with a company car and driver for his business needs to facilitate his transportation to and among our headquarters and many other local facilities, and to allow him to use that travel time for work purposes. To the extent that the CEO uses the company car for personal matters, he receives a perquisite.
See the “All Other Compensation” column of “Executive Compensation - Summary Compensation Table” for additional information concerning perquisites.
Deferral Arrangements
The named executive officers and certain other senior level employees are given the opportunity to defer the receipt of annual cash bonus awards and annual equity-based awards under our Executive Deferred Compensation Plan (EDCP). This deferral mechanism allows the executive to delay receipt of bonus income or the vesting of equity awards that he or she has earned in full and otherwise would have received as of a specific date. We do not contribute additional amounts to an executive’s deferral account, either in the year of deferral or in future years. We also do not guarantee a specific investment return to executives who elect to participate in the deferral plan.
Deferred amounts are deemed to be invested in specific investments selected by the executive, including an option to invest in Progressive common shares. Deferrals of currently outstanding equity awards are required to be invested in Progressive common shares throughout the deferral period. The value of each executive’s deferred account thus varies based on the executive’s investment choices and market factors; these deferred amounts are at risk and may decrease in value if Progressive common shares or the other investments selected by the executive do not perform well during the deferral period. Additional details concerning this plan, including the named executive officers’ respective holdings in the plan, can be found under “Executive Compensation - Nonqualified Deferred Compensation” table and related disclosures.
The EDCP is made available to executives in order to keep our executive compensation program competitive and to allow executives to manage their receipt of compensation to better fit their life circumstances and to manage their tax obligations. Moreover, the plan allows an executive to arrange for a portion of his or her income to be paid in post-employment years, which can be important because we do not offer a pension plan or supplemental retirement benefits to executives. Finally, if top executives elect to defer time-based equity awards until after they leave Progressive, this program is advantageous to the company to the extent that a tax deduction might have been disallowed under Internal Revenue Code Section 162(m) upon the vesting of those awards (see related discussion under “Related Considerations - Section 162(m) of the Internal Revenue Code” below).
Retirement
Executives are eligible to participate in our 401(k) plan on the same terms and conditions as are available to all other regular employees, subject to limitations under applicable law, and upon leaving the company, he or she may receive a payout of unused vacation and personal time (which we call “earned time benefit”), subject to limitations applicable to all employees. We do not provide other post-retirement payments or benefits to executives, such as a pension program or supplemental executive retirement plan, other than the following:

•
As discussed in the preceding section, an executive who chose to participate in our deferral program may be entitled to receive post-employment payments of sums that he or she had previously earned (as increased or decreased by investment results), if he or she elected to receive such payments after leaving Progressive.

•	Our named executive officers, along with all other equity award recipients, are eligible for “qualified retirement” treatment under our equity compensation plans.

•
Under this arrangement, an equity award holder who reaches age 55 having satisfied certain years-of-service and other requirements is entitled to (i) have 50% of his or her outstanding time-based equity awards granted prior to March 2013 vest upon termination, and (ii) if applicable, retain rights to 50% (and in some cases 100%) of his or her outstanding performance-based awards, which remain at risk and will vest (if at all) only to the extent that the applicable performance criteria are achieved prior to expiration of the award.

•
With respect to the time-based equity awards granted in March 2013 and thereafter, once an executive is eligible for a qualified retirement, 50% of his or her time-based restricted stock unit awards vest. The remaining 50% will vest only if the equity award holder remains with the company for the required time period(s). Should the executive leave the company after being eligible for a qualified retirement but before a subsequent time-based vesting date, any unvested units would be forfeited.

•
For any unvested performance-based award, if the performance period ended prior to the participant’s retirement, then similar to any other participant, they will retain 100% of the award for a period of time after departure. See “Executive Compensation - Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table - Other Termination Provisions Under Equity Plan.”

Brian C. Domeck, our former Chief Financial Officer, retired in May 2015. Pursuant to the retirement provisions in our equity plans, Mr. Domeck retained all of his outstanding performance-based equity awards, which will remain at risk and will vest only to the extent that the applicable performance criteria are achieved prior to expiration of each award. Immediately after retirement, Mr. Domeck vested in half of the time based unit awards which were granted to him in 2011 and 2012; common shares covered by this vesting event were distributed to him six months after his retirement date. All other outstanding time-based awards were canceled upon his retirement. See "Executive Compensation - Potential Payments Upon Termination or Change in Control" for additional information regarding these retirement provisions and their application to Mr. Domeck.
The qualified retirement provisions are intended to provide a benefit for long-tenured employees who retire from Progressive after satisfying the age and service requirements. Currently, Mr. Renwick is our only current named executive officer who has satisfied the requirements for a qualified retirement; however, Mr. Renwick no longer receives or holds time-based restricted stock unit awards. See "Executive Compensation - Potential Payments upon Termination or Change in Control - Qualified Retirement Under Equity Plans."
Severance and Change-in-Control Arrangements
Severance and change-in-control arrangements are intended to provide compensation and a fair financial transition for an executive when an adverse change in his or her employment situation is required due to our company needs or upon the occurrence of certain unexpected corporate events, and to recognize past contributions by such executives who are typically long-tenured employees. These arrangements allow the executive to focus on the company's performance, and not his or her personal financial situation, in the face of uncertain or difficult times or events beyond his or her control. Each of these programs is discussed in more detail here and under “Executive Compensation - Potential Payments Upon Termination or Change in Control.”
Severance. Our executive separation allowance plan is designed to provide executives with well-defined financial payments if the executive’s employment is terminated for any reason other than resignation (including retirement), death, disability, leave of absence, or discharge for cause, if certain conditions are satisfied. For our senior executives, including the named executive officers, the severance payment would not exceed three years of the executive’s base salary only (i.e., excluding cash bonuses and equity awards) at the time of termination, plus medical, dental, and vision benefits for up to 18 months at regular employee costs and outplacement services for at least 2 years following termination. These benefits are payable to the named executive officers upon any qualifying separation from Progressive, whether in a change-in-control situation or otherwise.
In addition, if a change-in-control occurs and an executive officer terminates his or her employment within 24 months following the change-in-control for “good reason,” then the executive will be entitled to receive the same severance benefits described above as though he or she had been terminated by the company.
We believe that this level of severance payment (a maximum of three times the executive’s base salary) is reasonable based on available market data. The severance payments do not take into account or include the value of cash bonuses or equity-based awards in determining the executive’s severance payment, which substantially limits the amount of the severance payment when compared with severance plans offered by many other companies. In addition, an executive who qualifies for a severance payment under this plan does not receive accelerated vesting of equity awards (although those awards may vest (or partially vest) separately under our equity incentive plans if the executive is eligible for a qualified retirement, discussed above, or in a change-in-control scenario, as discussed immediately below). Finally, the executive will receive no tax “gross-up” payment to compensate him or her for any taxes which he or she may be required to pay in connection with a severance payment. Management and the Committee accordingly believe that such severance rights provide executives with a fair, but not excessive, financial transition when an executive is asked to leave the company.
The dollar values of benefits that would be payable to named executive officers upon a qualifying termination under our severance plan are summarized under “Executive Compensation - Potential Payments upon Termination or Change-in-Control - Severance.”
Change-in-Control Benefits under Equity Plans. The change-in-control provisions vary among our outstanding equity awards depending on the equity plan under which they were awarded. The provisions of each of the plans are described below. Additional details regarding these provisions can be found under "Executive Compensation-Potential Payments Upon Termination or Control - Change-in-Control Provisions Under Equity Plans."
2015 Equity Incentive Plan. The 2015 Equity Incentive Plan (the "2015 Plan") has a "double-trigger" change in control provision. Unless the committee determines otherwise at the time of grant of an award, no acceleration or payment will occur with respect to any outstanding award upon a change in control if the outstanding award is honored, assumed or replaced with a new right that complies with the provisions of the change in control provisions in the 2015 Plan, including providing substantially identical terms and substantially equivalent economic terms. Any honored, assumed or replacement award will be subject to accelerated vesting after a change in control if, within 24 months after the change in control, the individual is terminated by the surviving entity or the individual terminates employment for good reason. If vesting is accelerated, performance-based awards will be considered to be earned at the higher of target (if applicable) or a multiple based on the level of achievement through the termination date, if determinable.
If the awards are not honored, assumed or replaced, as described above, they will vest immediately prior to a change in control and each restricted stock unit award will be canceled in exchange for an amount equal to the fair market value of the common shares covered by the award, with any performance-based awards deemed to have been earned in full at the higher of target or a multiple of target based on the level of achievement through the date of the change in control, if determinable.
2010 Equity Incentive Plan. For awards granted under the 2010 Equity Incentive Plan, on the occurrence of any change in control, outstanding restricted stock units may vest immediately or they may vest only after the executive is terminated or leaves our employ for “good reason,” depending on the type of award and the nature of the change-in-control transaction.
In the following circumstances, even though a change of control has occurred, outstanding restricted stock unit awards will not vest as a result of the change of control, and will continue to vest according to the terms of the applicable award agreement (unless the executive is terminated or leaves our employ for good reason as described above):

•	If the change of control is solely a result of an investor purchasing the necessary portion of our common shares or a result of a turnover of our Board of Directors;

•	If the event does not result in the liquidation or cancellation of, or other change to, the company’s equity (e.g., where our common shares are the surviving security in a corporate transaction); and

•	For time-based awards, if in a corporate transaction the other company’s stock is the surviving security.
In the last event listed above, all outstanding time-based awards will be converted into a new equity award with a value calculated according to the terms of the transaction, and otherwise on terms and conditions substantially similar to the outstanding award, including vesting requirements.
On the other hand, immediate vesting upon a change in control and a cash payout will occur under the following limited circumstances:

•	A transaction that results in the payment of cash for each outstanding Progressive common share, with the payout being based on the cash compensation being paid to shareholders; and

•
With respect to performance-based awards, if in a corporate transaction the other company’s stock is the surviving security, with the payout being based on the fair market value of common shares immediately prior to the change in control event.

In the event of an immediate vesting relating to performance-based awards, the cash paid will be based on the target number of units comprising the award.
The dollar value of benefits that could be payable to the named executive officers upon a change in control under our equity plans are summarized under “Executive Compensation - Potential Payments upon Termination or Change in Control - Change-in-Control Provisions Under Equity Plans.”
Death
With certain exceptions (including those described below), upon the death of a named executive officer, his or her estate (i) will retain rights to outstanding performance-based restricted stock unit awards to the extent the awards vest during the 12 months immediately following death, (ii) will vest immediately with respect to outstanding time-based awards to the extent the award would have vested during that same 12-month period, and (iii) all other restricted stock unit awards are forfeited. For awards made in or after March 2013, other than the special awards granted in August 2015, once an executive has reached his or her qualified retirement eligibility date (described above), all time-based unit awards that have not vested prior to his or her death will be forfeited and his or her death will be treated as a qualified retirement with respect to performance-based awards. These provisions apply equally to all participants under currently outstanding equity awards.
If the executive had elected to defer bonuses or equity-based awards, his or her estate would also be entitled to receive distributions from our deferral plan in accordance with the executive’s prior elections and the terms of that plan. The executive's estate could also be entitled to receive a payout of unused vacation and personal time (earned time benefit), subject to limitations applicable to all employees, and to receive certain health and welfare benefits as prescribed for all employees by federal COBRA laws. No other post-employment payments would be made to the executives or his or her estate under these circumstances.
Health and Welfare Benefits
Named executive officers are also eligible to participate in our health and welfare plans, including medical and dental benefits, a 401(k) savings plan (with matching contributions by the company up to a specified annual limit), and a limited life insurance benefit (with the ability to purchase additional coverage without company contribution), among other benefits. These plans are available on the same basis to all of our regular employees who satisfy minimum eligibility requirements.
PROCEDURES AND POLICIES
References in this section to “named executive officers” exclude Mr. Auer.
Compensation Committee Decisions
The Compensation Committee makes all final determinations regarding executive compensation, including salary and equity and non-equity incentive compensation targets and performance goals. Committee decisions on executive compensation are made after considering each executive’s role and responsibilities, performance evaluations, recommendations presented by management, compensation data from comparable companies obtained from the company's compensation consultant and other third parties, and analyses performed by our Compensation Department and consultants. Our CEO participates in certain Committee meetings to discuss significant compensation issues with the Committee or to provide recommendations to the Committee regarding the compensation of executive officers. The Committee’s executive compensation decisions thus represent the culmination of extensive analysis and discussion between the Committee and management, including our CEO, our Chief Human Resource Officer, members of the Compensation Department and Law Department, and other Progressive personnel. The Committee routinely reports to the full Board of Directors on compensation matters, generally after each regularly scheduled Committee meeting.
The Committee delegates to management the day-to-day implementation of compensation programs for employees below the level of executive management, subject to the terms of plans approved by the Committee or the Board. Generally, however, we seek to offer a consistent compensation program across our company, and as a result, determinations made by the Committee on executive compensation, such as performance goals under our Gainsharing program, generally apply to other employees as well.
The Committee has the authority under its charter to hire its own compensation consultants and legal advisors, at our expense. During 2015, the Committee retained Semler Brossy Consulting Group to advise the Committee with respect to executive officer and director compensation, including the special performance-based equity awards granted to Mr. Sauerland and Mrs. Griffith in August 2015.
Compensation Comparisons
Our executive compensation program is market-based and is designed to be competitive with other compensation opportunities available to executives. However, compensation comparisons alone do not drive the Committee’s decisions, which result from a number of factors that are reviewed and evaluated by the Committee. These factors can be different for individual executives, can vary from year-to-year, and can include a number of qualitative and quantitative judgments, including the nature of a specific executive’s position and responsibilities, our business needs and culture, the experience of an executive in his or her position, past compensation history, individual performance, and the executive’s future potential, among other matters. Compensation comparisons also enter into this analysis.
For 2015 annual compensation decisions, executive compensation survey data and statistical analyses that we used for our named executive officers (other than our Chief Investment Officer) were provided by management’s compensation consultant, Pearl Meyer & Partners, as follows:

•	Proxy statement data for 13 publicly held insurance companies;

•	Survey data published by Towers Watson and Aon Hewitt of public companies in the $10 billion to $25 billion revenue range; and

•	Proxy statement data for 40 public companies within close proximity to Progressive on the Fortune 500 list.
The first category included publicly held insurance companies, which represent potential competitors for our executive talent. We included companies with comparable total revenues, rather than total assets, due to significant asset size differences between insurance companies writing different types of insurance products. The companies in this category are listed below in descending order according to total revenue for 2014; the latest data available.
Metlife Inc.
Prudential Financial Inc.
Allstate Corp.
Travelers Companies, Inc.
Aflac Inc.
The Progressive Corporation
Hartford Financial Services Group Inc.
Chubb Corp.
Lincoln National Corp.
Unum Group
Principal Financial Group Inc.
Assurant Inc.
CNA Financial Corp.
Genworth Financial Inc.
The remaining two categories included a large number of companies from many industries. These companies were also selected based on company revenues and not total assets, given significant differences in asset requirements across various industries. Further, this choice reflects that we do not generally recruit senior management level talent from other insurance companies, and that our executives have employment opportunities with companies doing business in a variety of industries. As a result, we view the broad range of companies to be an appropriate reflection of the marketplace for the services of our executives. The comparison data for our Chief Investment Officer was obtained from survey data published by McLagan, which included comparisons to chief investment officers at other insurance companies.
In evaluating the data from these groups, we do not focus on the identity of any individual company, but are interested in the aggregate data and the range of pay. All compensation comparisons referred to in this report are based on the data for these comparison groups. The comparisons were provided to the Compensation Committee in late 2014 and early 2015, at the time that the Committee was considering 2015 compensation decisions for the named executive officers.
For the special performance-based equity awards granted during August 2015, the Committee reviewed market data summarized by Semler Brossy, the Committee's compensation consultant. The data covered the following terms of special grants made by other public companies: type of award (time-based or performance-based), value, and performance terms, including threshold, minimum, and maximum.
Use of "Tally Sheets”
When the Compensation Committee is considering annual compensation decisions for executives, the Committee is provided with information showing, for each executive, the total aggregate compensation (salary, target cash bonus potential, and equity-based award values) proposed to be awarded to such executive for the upcoming year. These tally sheets are used by the Committee to review each executive’s current compensation level and to enable meaningful comparisons to the compensation paid to similar executives at comparable companies. This is one way that the Committee monitors and assesses the reasonableness of its annual compensation decisions for each executive.
In addition, at least annually, the Committee reviews summaries of the payments that would be made to each executive upon the occurrence of various events, such as termination, retirement, or a change in control. These tally sheets allow the Committee to see, in one place, all of the potential payouts that an executive can receive in addition to annual compensation awards. Such payouts may arise from a number of sources, depending on the event triggering the payments, including: the executive’s prior service and earnings (such as distributions from deferral accounts); payments triggered by an employment termination (severance); or an acceleration of a vesting event that otherwise would not have occurred, if at all, until a future date (for example, vesting of equity-based awards upon a “qualifying retirement” or a “change in control”). The Committee thus is able to understand and monitor the amount of such potential payouts in each scenario, and to distinguish the source of individual components of such payouts.

To the extent that these payments arise from an executive’s prior earnings (such as distributions from deferral accounts), the Committee generally does not view such payments negatively, since those amounts were previously earned in full by the executive, the value of the account has increased (or decreased) over time based on the executive’s investment elections (which can include investments in Progressive common shares), and we have made no subsequent contributions to increase the value of these accounts. To the extent that these payments arise from performance measures established in prior years, the Committee generally does not view such payments negatively either, since the amount and timing is dependent on whether and when the Company achieves the stated performance goals and the executive’s services that helped lead to the achievements. Potential severance payments and acceleration events, on the other hand, are monitored by the Committee to ensure that they are reasonable and appropriate in the applicable scenarios.
Internal Pay Equity; Wealth Accumulation
We do not use “internal pay equity” or “wealth accumulation” analyses to limit compensation paid to the CEO or other executives. Such systems typically put a ceiling on part or all of an executive’s compensation based on considerations such as the amount of compensation paid to another executive or employee or the value of awards previously made to the executive in question. Management and the Committee believe that such limitations are not an appropriate way to make compensation decisions for our executives and that such procedures would be contrary to the interests of the company and our shareholders. Instead, our focus is to make appropriate executive compensation decisions annually, so that executives are paid at competitive levels with a significant “at risk,” performance-based component that is commensurate with the executive’s responsibilities. We rely on the judgment of the Committee, after considering recommendations from management, including the CEO, available market data, and evaluations of executive performance, in making these decisions.
No Tax “Gross-Up” Payments
We do not provide tax gross-up payments in connection with an executive officer’s compensation, severance, change-in-control payments, perquisites, or other benefits provided by us. Minor exceptions to this rule may arise under terms that apply to all of our employees; for example, any employee, including an executive officer, who receives taxable benefits from us under our relocation program is entitled to receive payments to defray the related tax obligation.
Effect of Any Future Financial Restatement; Recoupment
The current terms of our cash bonus programs and performance-based equity awards allow us to recoup payments and vested awards from executive officers, if the applicable operating or financial results triggering such payment or the vesting of such award are later restated, to the extent that such bonuses or awards would not have been paid out based on the revised operating or financial results. For additional information concerning these recoupment or “clawback” rights, including limitations on those rights thereon, see “Executive Compensation - Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”
Equity Ownership Guidelines for Executives
Within five years after becoming our CEO and at all times while serving as CEO thereafter, the CEO must acquire and hold Progressive common shares (or equivalent vested interests, such as shares held on his behalf in our 401(k) plan or equivalent units held in our executive deferred compensation plan, but excluding unvested restricted shares and restricted stock units) with a minimum value of six times the CEO's base salary. Executive officers who report directly to the CEO are expected to hold meaningful amounts of Progressive equity at levels that their respective compensation and financial circumstances permit. To support this goal, each executive’s annual compensation is heavily weighted towards equity compensation. As a result, within three years of becoming an executive, each executive is expected to hold restricted or unrestricted equity with a value of at least three times his or her base salary. Management and the Committee believe that equity holdings under these guidelines, as well as additional, voluntary holdings by executives in our equity, 401(k), and deferral plans, or in their personal accounts, appropriately ensure that the interests of management will be aligned with those of our shareholders. As of December 2015, Mr. Renwick and each of the current named executive officers satisfied the applicable guideline.
Prohibition on Pledges
Our executive officers and directors are prohibited from pledging their Progressive common shares as collateral for any loan, including a margin loan. We are not aware of any pledge of Progressive common shares by a director or executive officer.

Prohibitions on Derivatives and Hedging Transactions
Our executive officers and directors are prohibited from making any "short sales" of our common shares and from purchasing, selling or writing options, puts, and calls on our common shares. Our executive officers and directors are also prohibited from entering into any transaction in derivatives or other instruments that are based on or relate to our common shares or any other Progressive security and from buying, selling, or trading any financial instrument (such as a variable forward contract, equity swap, credit default swap, collar, or exchange fund), or initiating or participating in any other transaction, that is designed or intended to hedge against, or profit from, a decrease in the market value of our common shares or any other Progressive security.
Timing of Annual Equity Awards
We expect that, consistent with our actions in recent years, annual equity awards will be made in March of each year, unless a legal or plan requirement causes us to adopt a change for a specific year. March is considered appropriate for such awards because it follows shortly after annual performance evaluations and salary adjustments for executives and other equity eligible employees, thus providing an administratively convenient time to calculate the awards and communicate them to the recipients. In addition, the timing in mid-March also follows the publication of our annual report for the prior year and, typically, the publication of our financial results for the first two months of the year, ensuring that up-to-date public information concerning the company is available in the marketplace at that time. Historically, interim awards generally have been made to an executive officer only at the time of his or her appointment to or promotion within the executive team, although in 2015, special equity awards were granted to Mr. Sauerland and Mrs. Griffith in the middle of the year; any such interim or special award to an executive officer would require the approval of the Compensation Committee.
COMPENSATION FOR ARX CEO
As noted above, we acquired a controlling interest in ARX in April 2015. ARX continues to operate substantially independently from Progressive, and its compensation practices and programs remain independent. During 2015, the Compensation Committee approved the continuation of Mr. Auer's compensation as it was in effect prior to the April acquisition. Any changes to Mr. Auer's compensation and any bonuses paid to Mr. Auer (including his 2015 bonus) are initially determined by the compensation committee of the ARX board of directors, a majority of which is comprised of Progressive appointees, and is then subject to the approval of our Compensation Committee.
Pursuant to an employment agreement between ARX and Mr. Auer dating back to 2004, Mr. Auer is entitled to receive a minimum salary of $250,000 and a discretionary bonus, determined by the ARX board of directors, based on the performance of ARX and its subsidiaries. Mr. Auer's annual salary for 2015 was $425,000, and our Compensation Committee has approved a slight salary increase for 2016. See “Executive Compensation - Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” for additional information regarding Mr. Auer’s employment agreement.
Similar to Progressive's compensation philosophy, a significant percentage of Mr. Auer's compensation is based on the consolidated performance of ARX. Although no specific formula is established, ARX provides bonuses to its officers, including Mr. Auer, based on company performance. For 2015, Mr. Auer received a bonus of $2.8 million, based on ARX's annual growth, profitability and return on equity, among other factors. The bonus may be subject to recoupment if ARX's financial results are restated. This bonus was approved by our Compensation Committee upon the recommendation of the compensation committee of the ARX board. See "Executive Compensation - Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table."
Mr. Auer has not received any equity compensation from ARX in recent years, and he does not currently hold any outstanding ARX equity awards. However, he owns (directly and indirectly) a significant percentage of ARX's outstanding securities and, as a result, his interests are aligned with those of the other shareholders of ARX, including Progressive. Mr. Auer also owns Progressive common shares. Although Progressive's equity ownership guidelines do not apply to Mr. Auer, if they had applied and if comparable guidelines had been in place at ARX, he would have satisfied both guidelines as of December 2015.
Mr. Auer is also eligible to participate in health and welfare benefit plans offered by ARX to its employees, including medical and dental benefits, and a 401(k) savings plan. Because Mr. Auer’s medical benefits are subsidized by ARX at a higher rate than other employees, the difference between the amount paid for his benefits and the amount that ARX would pay for a similarly situated employee under its general policies, is reflected as a perquisite. Mr. Auer also has a membership at a local country club paid by ARX.
Mr. Auer does not participate in any deferred compensation plan, and ARX does not provide tax gross-up payments in connection with his compensation, severance, perquisites, or other benefits.

RELATED CONSIDERATIONS
Section 162(m) of the Internal Revenue Code
Section 162(m) of the Internal Revenue Code, as it applies to Progressive, limits to $1 million per year (“deduction limit”) the deduction allowed for federal income tax purposes for compensation paid to each of the chief executive officer and the three other most highly compensated executives of a public company other than the chief financial officer (“covered employees”). This deduction limit does not apply to compensation paid under a plan that meets certain requirements for “performance-based compensation.” Generally, to qualify for this exception: (a) the compensation must be payable solely on account of the attainment of one or more pre-established objective performance goals; (b) the performance goals must be established by a compensation committee of the board of directors that is comprised solely of two or more “outside directors”; (c) the material terms of the performance goals must be disclosed to and approved by shareholders before payment; and (d) the compensation committee must certify in writing prior to payment that the performance goals and any other material terms have been satisfied.
Our policy is to structure incentive compensation programs for covered employees to satisfy the requirements for the “performance-based compensation” exception to the deduction limit and, thus, to preserve the deductibility of compensation paid to covered employees, to the extent consistent with our compensation practices and programs. Several elements of our compensation program, however, constitute income that is not considered “performance-based” under Section 162(m). For example, salary, bonuses to Mr. Cody under the PCM Bonus Plan and time-based equity awards are not "performance-based" within the meaning of Section 162(m).
If the total of any covered employee’s compensation that does not satisfy the “performance-based compensation” exception exceeds $1 million in any year, Progressive will not be entitled to a federal income tax deduction for the amount that exceeds $1 million. Management and the Committee will continue to monitor the actual tax impact of our compensation strategies each year and consider such impact in making compensation decisions. We will not necessarily discontinue or decline to adopt a compensation plan, however, that has a potential negative tax impact under Section 162(m), if we believe that the program in question is appropriate and in the interest of shareholders.
In 2015, the non-performance-based compensation earned by Mrs. Griffith and Mr. Cody exceeded the threshold by approximately $0.2 million and $0.7 million, respectively, principally arising from salary, dividends on equity awards, and the vesting of time-based equity awards, and, in the case of Mr. Cody, his bonus earned under the PCM Bonus Plan.
Because ARX is not a part of The Progressive Corporation’s affiliated group for federal income tax purposes (which we expect to remain the case until 2018), and ARX is not a publicly held corporation, deductions for amounts paid by ARX to Mr. Auer should not be limited by Section 162(m).
Section 409A of the Internal Revenue Code
Section 409A of the Internal Revenue Code sets forth requirements for non-qualified deferred compensation arrangements. These requirements apply to deferrals of compensation earned or vested after 2004. If deferrals do not comply with the requirements, the amount deferred is immediately includable in the individual’s taxable income, and the individual is subject to an additional 20% tax plus interest, even if the actual payment of value to the individual might be delayed for years under the applicable plan or award. We seek to draft our compensation plans in a manner that provides an exemption from Section 409A or complies with Section 409A requirements.

COMPENSATION COMMITTEE REPORT
The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Progressive filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Progressive specifically incorporates this Report by reference therein.
The Compensation Committee of the Board of Directors of The Progressive Corporation (“Progressive”) has reviewed and discussed with Progressive’s management the Compensation Discussion and Analysis set forth above. Based on the review and discussions noted above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in Progressive’s Proxy Statement for 2016, and incorporated by reference into Progressive’s Annual Report on Form 10-K for the year ended December 31, 2015.

COMPENSATION COMMITTEE

Bradley T. Sheares, Ph.D., Chairman
Roger N. Farah

COMPENSATION PROGRAMS AND RISK MANAGEMENT
We believe that our compensation plans and incentives are designed so that employees are not encouraged to take inappropriate risks. Our compensation plans include appropriate risk control mechanisms, along with the applicable profit margin, growth, or other performance goals. The criteria used to calculate cash bonuses under our Gainsharing program, as well as the goals under our performance-based equity awards that measure insurance results, reward the achievement of challenging growth goals, but only if our profitability is within specified levels. Under our Gainsharing program, moreover, these performance measures are applied on a companywide basis, ensuring that all of our employees are motivated to pursue the same strategic goals, and individual employees do not have incentives to focus on other priorities to the potential detriment of the organization.
In addition, we have an annual cash incentive program for our investment professionals, including our Chief Investment Officer, who actively manage a substantial portion of our fixed-income portfolio, which represented over 80% of our invested assets at year end. The primary constraints on the risks inherent in our fixed-income portfolio are our internal investment guidelines relating to credit quality, duration, issuer concentration, and other parameters, which are approved by the Board’s Investment and Capital Committee. Within this framework, our bonus plan compares the total return of our fixed-income portfolio actively managed by our investment professionals against the results achieved by comparable firms in an investment benchmark for the current year and over the trailing three-year period to determine an indicated performance score. The Compensation Committee, in its discretion, can accept the indicated performance factor, or increase or decrease it, based on its evaluation of our fixed-income investment performance for the year; bonuses for our investment professionals are then adjusted accordingly. We believe that this combination of investment guidelines and one-year and three-year performance comparisons, with an overlay of Committee discretion to monitor performance and bonus results, appropriately addresses the risks attendant to the work of our investment professionals.
We also award performance-based equity awards tied to the relative performance of our fixed-income portfolio that is actively managed by our investment group to our CEO, CFO, Chief Investment Officer, and two other portfolio managers. Under these awards, our portfolio’s 3-year performance is evaluated against the total returns of comparable firms over the same periods, similar to the cash bonus plan for our investment professionals described above. Maximum payout under these awards occurs at performance at the 75th percentile of comparable firms to mitigate any incentive to increase investment risks to a level that would exceed the company’s overall risk tolerance. We believe that the focus on the three-year results, along with the investment constraints mentioned above and the use of the 75th percentile as the maximum payout measure, provides appropriate incentives for these executives without creating inappropriate risks.
In addition, our current cash bonus programs and performance-based equity awards allow us to recoup payments and vested awards from executive officers, if the applicable operating or financial results triggering payments or vesting of the award are later restated, to the extent that such bonuses or awards would not have been paid out based on the revised operating or financial results. For additional information concerning these recoupment or “clawback” rights and the limitation thereon, see “Executive Compensation - Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”
Further, Mr. Auer's bonus is tied to ARX’s performance, is discretionary and must be approved by the compensation committee of the ARX board of directors, a majority of whom are appointed to the ARX board by Progressive, and by our Compensation Committee. We believe that this discretion and these approval requirements appropriately address the risks attendant to ARX's compensation to Mr. Auer.
Based on these considerations, among others, we do not believe that our compensation policies and practices create risks that are likely to have a material adverse effect on the company.

EXECUTIVE COMPENSATION
The following information sets forth the total compensation of our named executive officers (NEOs) for 2015, who include our Chief Executive Officer (CEO), each person who served as our Chief Financial Officer (CFO) during the year, and our three other most highly compensated executive officers. The titles set forth below reflect positions held at December 31, 2015.
SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards[1] ($)	Non-Equity Incentive Plan Compensation[2] ($)	All Other Compensation[3] ($)	Total ($)
Glenn M. Renwick	2015	$750,000	—	$7,500,025	$1,800,000	$93,527	$10,143,552
Chairman, President, and Chief Executive Officer	2014	750,000	—	7,500,004	1,485,000	106,577	9,841,581
	2013	750,000	—	7,500,044	1,361,250	173,480	9,784,774
John P. Sauerland	2015	516,538	—	3,560,097	1,033,077	12,750	5,122,462
Vice President and Chief Financial Officer	2014	487,115	—	1,470,081	803,740	12,000	2,772,936
	2013	462,115	—	1,348,566	698,950	12,000	2,521,631
Susan Patricia Griffith	2015	516,538	—	3,560,097	1,033,077	12,000	5,121,712
Vice President and Personal Lines Chief Operating Officer	2014	487,115	—	1,470,081	803,740	12,000	2,772,936
	2013	462,115	—	1,348,566	698,950	12,750	2,522,381
William M. Cody	2015	448,269	—	1,012,553	1,031,018	12,000	2,503,840
Chief Investment Officer	2014	348,611	—	978,799	669,334	12,000	2,008,744
	2013	417,692	—	945,100	879,241	12,000	2,254,033
Brian C. Domeck	2015	253,353	—	500,027	—	363,921	1,117,301
Former Vice President and Chief Financial Officer	2014	498,269	—	1,575,054	822,144	12,000	2,907,467
	2013	482,115	—	1,479,274	729,199	12,000	2,702,588
John F. Auer[4]	2015	318,750	$2,800,000	—	—	34,289	3,153,039
President, Chief Executive Officer, and Treasurer of ARX Holding Corp.

[1]	Represents grant date fair value of restricted stock unit awards for each year. Grant date fair value is measured using the closing price of our stock on the date of grant.
With regard to performance-based awards, the grant date fair value represents the target value; however, the ultimate value to the NEO can range from 0-250% of the target amount for 2013-2015 performance versus market awards, from 100-200% for bundled auto policy awards, and from 0-200% for all other awards, depending on performance. The following table represents the value of performance-based awards at grant date assuming the maximum level of performance will be achieved.

Name	Grant Year	Grant Date Fair Value (Maximum Performance)
Glenn M. Renwick	2015	$18,187,557
	2014	18,187,510
	2013	18,187,600
John P. Sauerland	2015	6,548,065
	2014	2,450,039
	2013	2,208,758
Susan Patricia Griffith	2015	6,600,055
	2014	2,450,039
	2013	2,208,758
William M. Cody	2015	1,237,542
	2014	1,196,290
	2013	1,155,082
Brian C. Domeck	2015	1,250,068
	2014	2,637,543
	2013	2,437,153

For the terms of awards granted in 2015, see “Executive Compensation - Grants of Plan-Based Awards” below and “Executive Compensation - Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.” Also, see the “Compensation Discussion and Analysis,” as well as Note 9 – Employee Benefit Plans in Progressive’s 2015 Annual Report to Shareholders, which is included as an appendix to this Proxy Statement, for further discussion of the restricted stock unit awards and our recognition of expense relating to such awards.

[2]
Amounts were earned under The Progressive Corporation 2007 Executive Bonus Plan, which is part of our overall Gainsharing program, for all indicated NEOs and, for Mr. Cody, under the 2015 Progressive Capital Management Bonus Plan. Non-equity incentive plan compensation earned by these executives in 2015 was paid (if not deferred by the NEO) in early 2016. Amounts reported include, if applicable, compensation that was deferred under our Executive Deferred Compensation Plan (“EDCP”). Further discussion of these plans is included in “Compensation Discussion and Analysis,” “Executive Compensation - Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table,” and “Executive Compensation - Nonqualified Deferred Compensation.”

[3]	All Other Compensation for 2015 is comprised of the following:

Name	401(k) Employer Contributions[a]	Perquisites		Other
Glenn M. Renwick	$12,000	$81,527	[b]	$—
John P. Sauerland	12,000	—		750	[c]
Susan Patricia Griffith	12,000	—		—
William M. Cody	12,000	—		—
Brian C. Domeck	12,000	—		351,921	[d]
John F. Auer	18,000	15,289	[e]	1,000	[f]
a Represents employer matching contributions made during 2015 under 401(k) plans. Amounts contributed are based on level of employee contribution, with a maximum annual employer contribution of $12,000 for the Progressive plan and $18,000 for the ARX plan, in which Mr. Auer participates.
b Includes $73,286 in incremental costs for Mr. Renwick’s personal use of our company airplane. We calculate incremental costs to include the cost of fuel and oil per flight; trip related inspections, repairs, and maintenance; crew travel expenses; on-board catering; trip related flight planning services; landing, parking, and hangar fees; supplies; passenger ground transportation; and other variable costs. Since the airplane is used primarily for business travel, we do not include the fixed costs that do not change based on personal usage, such as pilots’ salaries, the depreciation of the airplane, and the cost of maintenance not related to personal trips. In addition, the perquisite amount includes the incremental costs attributable to Mr. Renwick’s personal use of a company car, which is primarily limited to commuting to and from work. For more information, see “Compensation Discussion and Analysis - Other Elements of Compensation - Perquisites.”
c Represents a service anniversary award paid for each five-year anniversary of employment with the company, under a program applicable to all employees.
d Represents time based equity awards valued at $326,921 that vested upon Mr. Domeck's retirement and $25,000 for fees paid as compensation for his service on the board of directors of ARX and certain of its subsidiaries.
e Represents the incremental cost to ARX for medical plan premiums paid on behalf of Mr. Auer that exceeded the premiums that would have been paid for most other ARX employees. Also includes membership dues to a local country club.
f Amount earned from an employee referral, under a program available to all employees of ARX.
4 Mr. Auer became an executive officer on April 1, 2015, when we acquired a controlling interest in ARX. In the table above, Mr. Auer’s salary is shown from April 1, 2015 through year end; his bonus reflects the discretionary cash bonus paid to him with respect to 2015 in its entirety. Mr. Auer participates in ARX compensation programs, and not in Progressive’s compensation programs.

Grants of Plan-Based Awards
The following table summarizes annual cash incentive awards that were eligible to be earned by our NEOs (other than Mr. Auer) during 2015 under the 2007 Executive Bonus Plan, which is part of the overall Gainsharing program (non-equity incentive plan awards), as well as restricted stock units awarded in 2015 under The Progressive Corporation 2010 Equity Incentive Plan ("2010 Plan") or The Progressive Corporation 2015 Equity Incentive Plan ("2015 Plan"), including both time-based and performance-based awards (equity incentive plan awards). Each unit is equivalent in value to one common share.
GRANTS OF PLAN-BASED AWARDS IN 2015

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards						Grant Date Fair Value of Equity Awards[2]
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)		Target (#)		Maximum (#)
Glenn M. Renwick	NA	$0	1,125,000	2,250,000
	3/19/2015				0	[3]	272,431	[3]	660,645	[3]	$7,500,025
John P. Sauerland	NA	0	645,673	1,291,346
	3/19/2015						18,891	[4]			520,069
	3/19/2015				0	[3]	37,777	[3]	92,554	[3]	1,040,001
	8/11/2015				64,663	[5]	64,663	[5]	129,326	[5]	2,000,027
Susan Patricia Griffith	NA	0	645,673	1,291,346
	3/19/2015						18,891	[4]			520,069
	3/19/2015				0	[3]	37,777	[3]	94,443	[3]	1,040,001
	8/11/2015				64,663	[5]	64,663	[5]	129,326	[5]	2,000,027
William M. Cody	NA	0	560,336	1,120,672
	3/19/2015						16,347	[4]			450,033
	3/19/2015				0	[3]	20,433	[3]	44,953	[3]	562,520
Brian C. Domeck[6]	3/19/2015				0	[3]	18,163	[3]	45,408	[3]	500,027
John F. Auer
NA=Not Applicable

[1]
The amount of non-equity incentive plan compensation earned by the NEOs during 2015 is included in the “Summary Compensation Table.” Further description of these plans is provided in “Compensation Discussion and Analysis” and in the following narrative disclosure.

[2]
Awards are valued at the closing price of our common shares on the date of grant. The target amount of performance-based restricted stock unit awards granted is used to determine grant date fair value.

[3]
Represents the number of shares covered by performance-based restricted stock unit awards issued under the 2010 Plan. Except as otherwise noted in this footnote 3, these awards measure growth of our vehicle insurance group against market growth and will vest from 0-250% of the target award, only if and when pre-established performance goals are attained. Mr. Renwick, Mr. Sauerland, and Mr. Cody each received a portion of their awards in the form of awards that measure the performance of our fixed-income portfolio returns against a benchmark. These awards can vest from 0-200% of the target award only if and when pre-established performance goals are attained. For 2015, Mr. Renwick received 40,865 units, Mr. Sauerland received 3,777 units, and Mr. Cody received 12,260 units in performance-based awards tied to investment results. Grant date fair value of awards are based on the March 19, 2015 closing stock price of $27.53 per share. See “Compensation Discussion and Analysis” and the following narrative disclosure for further details.

[4]
Represents the number of shares covered by time-based restricted stock unit awards issued under the 2010 Plan. Grant date fair value of awards is based on the March 19, 2015 closing stock price of $27.53 per share.

[5]
Represents a performance-based restricted stock unit award that measures growth in auto policies in force that are combined, or bundled, with at least one other specified policy, as a percentage of all auto policies in force. These awards were issued under the 2015 Plan at a grant date fair value of $30.93 per share based on the closing stock price on August 11, 2015.

[6]	Mr. Domeck retired on May 15, 2015. He did not receive payments under any plan-based non-equity incentive awards and he was not awarded any time-based equity incentive awards.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Employment Agreements. As of December 31, 2015, none of the NEOs other than Mr. Auer had an employment agreement. Pursuant to an employment agreement between ARX and Mr. Auer, which dates back to 2004, Mr. Auer is entitled to receive a minimum salary of $250,000 and a discretionary bonus, determined by the ARX board of directors, based on the performance of ARX and its subsidiaries. The employment agreement also provides that Mr. Auer cannot be terminated for a disability until he has been unable to perform his duties for 180 consecutive days. If ARX terminates Mr. Auer without cause, or if he resigns for good reason (as defined in the agreement) then Mr. Auer shall continue to receive his salary and average bonus (determined by reference to the preceding two years) for two years following termination. During that two-year period, Mr. Auer will be prohibited from competing with ARX within any state in which ARX or ASI is engaged in business. If he becomes employed or engages in business during the two year period, the payments to him will be reduced by 50% of the amounts paid to him in respect to such other employment or business. ARX can choose to waive the non-compete restrictions at any time during that two-year period and stop making payments to Mr. Auer.
Salary. For 2015, salary comprised approximately 7% of total compensation for Mr. Renwick, 10% for Mr. Sauerland and Mrs. Griffith, 18% for Mr. Cody, 23% for Mr. Domeck, and 10% for Mr. Auer.
Bonus. Consistent with ARX's historical compensation practices, Mr. Auer received a discretionary bonus with respect to 2015 that represented 89% of his total compensation. This bonus was determined after a review of ARX's consolidated operational and financial results for 2015, including its growth, profitability, and return on equity. The bonus, which was approved by our Compensation Committee, will be subject to recoupment (or “claw back”) to the extent required by the rules of the SEC or the NYSE or any policy we adopt to comply with such rules.
Non-Equity Incentive Compensation. Non-equity incentive compensation for the NEOs other than Mr. Auer is available under our 2007 Executive Bonus Plan and is determined using the following formula:

Paid Salary	X	Target Percentage	X	Gainshare (i.e., Performance) Factor	=	Annual Bonus
For each participating named executive officer, the salary and the target percentage (as a percent of salary) are established by the Compensation Committee on an annual basis during the first quarter of the year. When the participant’s paid salary for the year is multiplied by his or her assigned target percentage, the product is referred to as the participant’s “target bonus” or “target bonus amount” for the year. For 2015, Mr. Renwick’s target percentage for non-equity incentive compensation was 150% of salary; the target percentage was 125% of salary for Mr. Sauerland, Mrs. Griffith, and Mr. Cody.
Under the 2007 Executive Bonus Plan, the Gainshare Factor is determined for all participating named executive officers after the end of each year based on our actual operating performance for that year, when compared to objective criteria previously established by the Compensation Committee in the first quarter of the year. The Gainshare Factor can range from 0.0 to 2.0 each year, depending on the extent to which our results meet, exceed, or fall short of the objective performance goals established by the Committee. As a result, each participant can earn an annual cash bonus of between 0.0 and 2.0 times his or her target bonus, with the amount equal to 2.0 times an executive’s target bonus thus being the executive’s maximum potential bonus. The executive’s annual cash bonus would equal the target bonus amount if the applicable Gainshare Factor equals a 1.0 for the year. Each executive must be employed on November 30th of the plan year to receive a bonus for that year. Bonuses are paid in early February of the following year, after the appropriate approvals and certifications are received from the Compensation Committee.
For 2015, each of the participating named executive officers, other than Mr. Cody, earned his or her bonus solely under the 2007 Executive Bonus Plan using performance criteria designed to evaluate the growth and profitability of our core insurance businesses, excluding our investment results and the Property business (the “core business”). The core business was defined to include the Agency auto, Direct auto, and the special lines business units (collectively, Personal Lines), and the Commercial Lines business unit.
The Gainshare Factor for the core business for 2015 was calculated as follows:

•
A separate “Gainsharing matrix” was established by the Committee for each of the Agency auto, Direct auto, and special lines business units, and our Commercial Lines business unit. Each matrix assigned a performance score between 0.0 and 2.0 to various combinations of growth and profitability for the applicable business unit.

•
In each case, profitability was measured by the calendar year combined ratio determined by reference to financial information prepared in accordance with accounting principles generally accepted in the United States of America (GAAP), and growth was measured by reference to “policies in force” for each business unit.

•
Actual growth and profitability performance results for each of the Agency auto, Direct auto, and special lines business units, and our Commercial Lines business unit were determined after year end and compared to the appropriate matrix to produce a performance score for each business unit.

•
The performance scores achieved by each of the business units were weighted, based on the percentage of net premiums earned in the respective business unit during the year as compared to the core business as a whole. The weighted scores for the business units were then added together to produce the Gainshare Factor.

In 2015, the final Gainshare Factor determined according to these criteria was 1.60. The following table presents the overall 2015 growth and profitability data for the business units that comprised our core business, and for our insurance operations on a companywide basis.

Business Unit	Combined Ratio[1]	Increase (Decrease) in Policies in Force[2](%)
Agency	92.2	(2)%
Direct	95.1	8
Special lines	—	2
Commercial Lines	84.1	5
Companywide insurance operations[3]	92.5	NM4

[1]
Consistent with the presentation of the combined ratio of our Personal Lines segment in our public reports, the combined ratio results for our special lines business are not presented separately and, instead, are included in either the Agency or Direct results, depending on whether the underlying policy was written through agents/brokers or directly by Progressive.

[2]	Based on average policies in force outstanding during the year and, for Agency and Direct, represents auto policies in force only.

[3]	Includes certain operations that are excluded from the definition of “core business” under the plan, principally the Property business, which represented 3% of our premium volume for 2015.

[4]	Not meaningful; the Property business consists of ARX, in which we acquired a controlling interest during 2015.
Using the actual performance results for the year and the Gainsharing matrices discussed above, we determined the performance score for each business unit comprising the core business, weighted those scores based on each business unit’s relative contribution to overall net premiums earned by the core businesses, and then added the weighted scores to determine the Gainshare Factor, as follows:

Business Unit	Business Unit Performance Score	Weighting Factor (%)	Weighted Performance Score
Agency auto	1.10	42.6%	.47
Direct auto	1.96	39.7	.78
Special lines	1.96	7.3	.14
Commercial Lines	2.00	10.4	.21
Gainshare Factor			1.60
The 2015 Gainsharing bonuses under the 2007 Executive Bonus Plan for each of the named executive officers were calculated using the 1.60 Gainshare Factor. The amounts of those payments are included as non-equity incentive plan compensation in the table under "Executive Compensation - Summary Compensation Table.”
Under our 2007 Executive Bonus Plan, bonuses paid to executives are subject to recoupment by Progressive if operating or financial results that are used in the bonus calculation are later restated. If an executive engages in fraud or other misconduct leading to the restatement, we can require him or her to repay the entire bonus paid for the year(s) in question, plus interest and the costs of collection, and there is no time limit on our ability to recover these amounts other than limits imposed by law. In addition, we would have the right to require repayment of any excess bonus resulting from the calculation from an executive who did not engage in misconduct, but nonetheless received a bonus that was artificially high due to the use of incorrect financial results, but only if the potential recovery would exceed the lesser of 5% of the bonus paid or $20,000 and the restatement occurs within three years after the bonus is paid. Further, the bonuses will be subjected to recoupment to the extent required by the rules of the SEC, NYSE or any policy we adopt to comply with such rules.
Non-Equity Incentive Compensation - Investment Performance. In addition to his bonus earned under the 2007 Executive Bonus Plan in 2015, Mr. Cody was eligible to earn a separate bonus under our PCM Bonus Plan with a target bonus equal to 75% of his 2015 salary. His bonus under this plan for 2015 could range from 0.0 to 2.0 times the target amount, or from 0% to 150% of his salary. Under the PCM Bonus Plan, we determine the performance of our fixed-income portfolio for the current year and over the trailing three-year period, on a total return basis, including the benefit of state premium tax abatements associated with certain municipal securities held in our portfolio. We then compare those results against the total return results achieved by a benchmark group of comparable firms for the same time periods. After the end of the year, using performance data supplied by an independent third party, separate performance scores are determined based on our percentile ranking in the benchmark group for the one- and three-year periods as follows:

Period	Score=0 Rank at or below	Score=1.0 Rank equal to	Score=2.0 Rank at or above
One year	15th percentile	50th percentile	85th percentile
Three year	25th percentile	50th percentile	75th percentile
The two scores are then averaged to determine an indicated performance score for the year, and this score is communicated to the Compensation Committee. The Committee then evaluates the indicated score in the context of our investment results and other factors relevant to our investment performance for the year. The Committee may consult with other Board members or others, as it deems appropriate, for additional perspectives. In the end, the Committee has the discretion based on its evaluation, to accept the indicated performance score, decrease it, or increase it up to the maximum allowed factor of 2.0, and to adjust the bonuses paid to our investment professionals accordingly.
For 2015, we achieved a total return in our fixed-income portfolio of 1.85% (including the benefit of state premium tax abatements associated with certain municipal securities held in our portfolio), which ranked us above the 90th percentile of the benchmark group of over 100 comparable investment firms. For the three years ending on December 31, 2015, our fixed-income portfolio earned a cumulative return of 7.34%, ranking us above the 90th percentile of the comparable firms. Using the methodology described above, we computed an indicated performance score of 2.0 under the plan for the year, which was communicated to the Compensation Committee. After reviewing the calculation and our investment results, and consulting with management and members of the Board’s Investment and Capital Committee, the Committee decided to pay the 2015 bonuses under the PCM Bonus Plan using a 2.0 performance factor, consistent with the calculated score. The Committee viewed this factor as a reasonable outcome under the plan for the year, given the relative performance of the portfolio. Mr. Cody’s bonus under the PCM Bonus Plan is reported in the Summary Compensation Table as part of “Non-Equity Incentive Plan Compensation.”
Equity Incentive Plan Awards. In 2015, all of the equity incentive plan awards were granted pursuant to our 2010 Plan, except for special performance awards granted in August 2015 under our 2015 Plan to Mr. Sauerland and Mrs. Griffith. We granted both time-based and performance-based restricted stock unit awards to Mr. Sauerland, Mrs. Griffith, and Mr. Cody. Mr. Renwick and Mr. Domeck received only performance-based restricted stock unit awards, and Mr. Auer did not receive any equity awards. Restricted stock unit awards entitle the holder to receive, upon the satisfaction of all requirements for vesting and the lapse of any other restrictions, one Progressive common share in exchange for each unit vesting. Unit awards do not have voting rights, but are entitled to dividend equivalent payments at the time dividends are paid to holders of our common shares; those dividend equivalent payments are reinvested into additional restricted stock units, which will be paid to the named executive officers (and other recipients) only if and when the underlying restricted stock unit award vests.
The named executive officers who received time-based restricted stock unit awards received awards with a value equal to 100% of their respective salaries. Those awards are scheduled to vest in equal installments on January 1st of 2018, 2019, and 2020, provided that the executive continues to satisfy the vesting requirements at that time. For each of these officers, 50% of their respective time-based awards, to the extent they have not yet vested, will vest earlier, upon their satisfying the age and years of service requirements for a “qualified retirement,” as discussed below in more detail under “Potential Payments upon Termination or Change in Control - Qualified Retirement Provisions under Equity Plans.”
We also granted annual performance-based restricted stock unit awards to the named executive officers (other than Mr. Auer) in 2015. The values of the performance-based awards were determined by the Compensation Committee, based on a percentage of each individual’s salary and the value of our common shares at the time of grant. Mr. Renwick received awards with a value equal to 1,000% of his salary, while Mr. Domeck received awards with a value equal to 100% of his salary, Mr. Sauerland and Mrs. Griffith received awards with a value equal to 200% of his or her respective salary, and Mr. Cody received an award with a value equal to 125% of his salary. For Mr. Renwick, Mr. Sauerland, and Mr. Cody, a portion of their awards is tied to the performance of our fixed-income investment portfolio, as further described below.
As to 85% of Mr. Renwick’s annual performance-based awards (representing 850% of his salary), 90% of Mr. Sauerland’s award (180% of his salary), 40% of Mr. Cody's award (50% of his salary) and the entire annual performance-based award to Mrs. Griffith and Mr. Domeck, the awards will vest (i) if and to the extent that the compounded annualized growth of our personal and commercial auto insurance businesses, measured in terms of direct premiums written, for the three-year period ending December 31, 2017 (whether positive or negative) exceeds the aggregate personal and commercial auto insurance market’s growth rate (excluding Progressive) over that period, in each case determined using A.M. Best data, and (ii) if our combined ratio is 96 or lower for the 12-month period preceding the Committee’s required certification of those performance results. More specifically, the ultimate payout (if any) at the end of the three-year period is determined by the performance of the company, as follows:

Performance vs. Market	Number of Units Vesting
If our growth rate exceeds the market growth rate by three and a half percentage points or more	250% of the target number of units will vest; this is the maximum possible award value
If our growth rate exceeds the market growth rate by more than two percentage points but less than three and a half percentage points
Between 100% and 250% of the target number of units will vest, in proportion to the extent to which our growth rate exceeds the market’s growth rate above two percentage points (e.g., if our growth rate exceeds the market growth rate by 2.4 percentage points, then 140% of the award will vest)

If our growth rate exceeds the market growth rate by up to two percentage points
Up to 100% of the target number of units will vest, in proportion to the extent to which our growth rate exceeds the market’s growth rate (e.g., if our growth rate exceeds the market growth rate by 1.4 percentage points, then 70% of the award will vest)

If our growth rate is equal to or less than the market growth rate	The award will not vest and is forfeited
If the minimum growth goal is not satisfied the awards will not vest and will be forfeited. In the event that the growth goal is satisfied for the three-year period but the profitability goal is not satisfied when the Committee is in a position to certify the growth results, the awards will remain open for vesting until January 31, 2020, in order to allow the opportunity to satisfy the profitability goal; if the profitability goal is not satisfied by January 31, 2020, the awards will expire and be forfeited. Satisfaction of this goal of market outperformance would result in an increase in our market share, which, together with the profitability goal, we believe will benefit all Progressive shareholders over time.
A portion of the 2015 annual performance-based restricted stock unit awards to Mr. Renwick, Mr. Sauerland, and Mr. Cody have a performance goal that measures the annualized total return of our fixed-income portfolio actively managed by our investment professionals, over a three-year period (2015 through 2017), against the returns of a set of comparable investment firms. A target number of restricted stock units was awarded to Mr. Renwick (valued at 150% of salary), and Mr. Sauerland (20% of salary), Mr. Cody (75% of salary) and the number of units that ultimately will vest can vary from 0% to 200% of the target amount, as described in the table below. These awards did not increase the size of the executives’ respective equity awards, but were a portion of the total performance-based awards that otherwise would have been granted to them in 2015.

Investment Returns vs. Comparable Investment Firms	Number of Units Vesting
If our ranking is at or above the 75th percentile	200% of the target number of units will vest; this is the maximum possible award value
If our ranking is between the 25th and 75th percentile	Between 0% and 200% of the target number of units will vest in proportion to our percentile ranking (e.g., if our investment return is ranked at the 56th percentile, then 124% of the award will vest)
If our ranking is at or below the 25th percentile	The award will not vest and is forfeited
The annual performance-based restricted stock unit awards are subject to provisions that permit the named executive officers receiving those awards to retain a higher percentage of their awards (compared to other award recipients) if they retire after having satisfied qualified retirement provisions. See “Potential Payments Upon Termination or Change in Control” below for further discussion of these plan provisions.
A special one-time performance-based restricted stock unit award was made in August 2015 to Mr. Sauerland and Mrs. Griffith which has a performance goal that measures the growth in our personal auto policies in force (whether in Agency auto or Direct auto), that are combined (or "bundled") with at least one special lines policy (e.g., boat or motorcycle), umbrella policy, or Progressive Home Advantage® homeowners, condominium owners or renters insurance policy, as a percentage of all personal auto policies in force (the "Bundled Percentage") over a three-year performance period that began on the first day of the company's third quarter of 2015 and will be compared to the Bundled Percentage on the last day of the company's second quarter of 2018 to determine the growth in the Bundled Percentage. A target number of restricted stock units was awarded to Mr. Sauerland and Mrs. Griffith (valued at $2 million or 385% of salary), and the number of units that ultimately vest, if at all, can vary from 100% to 200% of the target amount, as described in the table below.

Growth in Bundled Policies in Force	Number of Units Vesting
If our Growth in the Bundled Percentage is 40% or more	200% of the target number of units will vest; this is the maximum possible award value
If our Growth in the Bundled Percentage is 20% but less than 40%	Between 100% and 200% of the target number of units will vest
If our Growth in the Bundled Percentage is exactly 20%	100% of the target number of units will vest
If our Growth in the Bundled Percentage is less than 20%	The award will not vest and is forfeited
The special performance-based awards will terminate if the recipient's employment is terminated for any reason other than death.
All restricted stock unit awards granted during 2015 are made subject to potentially accelerated vesting pursuant to the “change in control” provisions in the applicable equity incentive plans. See “Potential Payments Upon Termination or Change in Control” below for further discussion of these plan provisions.
The performance-based restricted stock unit awards granted in 2015 are subject to recoupment by Progressive in the event of a financial restatement of the operating or financial results that caused those performance-based shares to vest, in certain circumstances. An executive who engages in fraud or other misconduct leading to the restatement would be required to repay all such shares or an equivalent dollar amount, at our election, plus interest and the costs of collection, and there would be no time limit on our ability to recover those amounts other than limits imposed by law. In addition, we would have the right to require repayment from an executive who does not engage in misconduct, but nonetheless has his or her shares vest due to the use of incorrect financial results, but only to the extent the incorrect results caused a vesting, without interest and only if the restatement occurs within three years after the vesting date. Further, the awards will be subject to recoupment to the extent required by the SEC, NYSE or any policy we adopt to comply with such rules.
Further discussion of our compensation strategy and plans can be found in “Compensation Discussion and Analysis.”

Outstanding Equity Awards at Fiscal Year-End
The following table summarizes the unvested restricted equity awards outstanding under our 2010 Plan and 2015 Plan. The value of the equity awards is calculated using $31.80 per share, the closing price of Progressive common shares on the last business day of 2015.
OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2015

	Stock or Unit Awards[1]
Name	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested ($)
Glenn M. Renwick	972,101	[3]	$30,912,812
John P. Sauerland	83,521	[2]	2,655,968
	183,390	[3]	5,831,802
Susan Patricia Griffith	83,521	[2]	2,655,968
	183,390	[3]	5,831,802
William M. Cody	74,420	[2]	2,366,556
	80,397	[3]	2,556,625
Brian C. Domeck[4]	112,213	[3]	3,568,373
John F. Auer	—		—

[1]	Amounts include restricted stock unit awards and related dividend equivalents.

[2]	Represents time-based restricted stock unit awards. Following are the applicable vesting dates for those awards:

Name	1/1/16	1/1/17	6/1/17[a]	1/1/18	1/1/19	7/1/19[a]	10/1/19[a]	1/1/20
John P. Sauerland	22,414	21,231	—	20,124	13,454	3,149	—	3,149
Susan Patricia Griffith	22,414	21,231	—	20,124	13,454	—	3,149	3,149
William M. Cody	20,232	19,108	17,540	8,913	5,902	—	—	2,725
a The date on which the executive officer is expected to satisfy the qualified retirement provisions of the 2010 Plan.

[3]
The following table presents, as of December 31, 2015, the number of unvested performance-based restricted stock units, including reinvested dividend units, for each of the NEOs, by year of grant. The number of shares shown reflects either the target amount of shares, or the maximum number of shares that can vest, depending on the company’s expectations, as described in the applicable note below.

Name	2013	2014	2015
Glenn M. Renwick	371,017	328,653	272,431
John P. Sauerland	38,005	42,945	102,440
Susan Patricia Griffith	38,005	42,945	102,440
William M. Cody	36,136	23,828	20,433
Brian C. Domeck	46,942	47,108	18,163

Following are the performance criteria that must be achieved to enable the performance-based restricted equity awards to vest for the year of grant indicated (CR=Combined Ratio):

Type	Measurement Period	Vesting Range	CR	Growth Rate over Base	Reported Value	Expiration Date
Performance versus Market[a,b]
2013	1/1/13-12/31/15	0-250%	96	0-3.5%	Target	1/31/2018
2014	1/1/14-12/31/16	0-250%	96	0-3.5%	Target	1/31/2019
2015	1/1/15-12/31/17	0-250%	96	0-3.5%	Target	1/31/2020
Investment[c]
2013[d]	1/1/13-12/31/15	0-200%	NA	NA	Max	3/15/2016
2014	1/1/14-12/31/16	0-200%	NA	NA	Target	3/15/2017
2015	1/1/15-12/31/17	0-200%	NA	NA	Target	3/15/2018
Bundled Auto Policies[e]
2015	7/1/15-6/30/18	100-200%	96	20-40%	Target	8/31/2018
NA=Not Applicable
a The vesting provisions for the 2015 awards are discussed in "Executive Compensation - Narrative Disclosures to Summary Compensation Table and Grants of Plan-Based Awards Table - Equity Incentive Plan Awards," and the vesting provisions for the 2014 and 2013 awards have the same structure and maximum vesting potential.
b At December 31, 2015, the company’s expectation for each award is based on our performance through 2015 and our estimate of industry growth rates for each performance period. Pursuant to applicable regulations, expectations above the minimum threshold level, but at or below target, are shown at target.
c The structure of the vesting provisions for each of these awards is consistent with the vesting provisions for the 2015 investment-based award, as discussed in "Executive Compensation - Narrative Disclosures to Summary Compensation Table and Grants of Plan-Based Awards Table - Equity Incentive Plan Awards." At December 31, 2015, the company’s expectation for each award is based on our performance through 2015 and our estimate of fixed-income market returns for the peer group. Pursuant to applicable regulations, expectations above the minimum threshold level, but at or below target, are shown at target and expectations of vesting above the target level are shown at the maximum potential vesting.
d This award vested at the maximum level in February 2016.
e The vesting provisions for this special award granted in 2015 are discussed in "Executive Compensation - Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table - Equity Incentive Plan Awards."

4 Mr. Domeck satisfied the qualified retirement provisions of the 2010 Plan and retained all of his performance-based equity awards when he retired. See “Potential Payments Upon Termination or Change in Control - Qualified Retirement Provisions under Equity Plans.”

Option Exercises and Stock Vested
The following table summarizes the vesting of restricted equity awards during 2015.

OPTION EXERCISES AND STOCK VESTED DURING 2015
	Restricted Stock Awards
	Number of Shares Acquired on Vesting[1]	Value Realized on Vesting
Name	(#)	($)
Glenn M. Renwick[2]	832,879	$25,244,068
John P. Sauerland	92,552	2,755,436
Susan Patricia Griffith	103,602	3,101,780
William M. Cody	93,990	2,698,228
Brian C. Domeck	114,923	3,359,632
John F. Auer	—	—
1 The following table summarizes the number of time-based and/or performance-based restricted shares or restricted stock units, including dividend equivalent units, if applicable, that vested on various dates during the year. In addition to the annual vesting of time-based awards on January 1 of each year, time-based awards vest pursuant to our qualified retirement provision of our equity plans (May 15, 2015), as discussed below. Our performance-based restricted equity awards vested either: (1) when the performance criteria was achieved for the awards based on investment performance (February 19, 2015); (2) when the company achieved a pre-determined profit and growth target (July 17, 2015 and December 16, 2015); or (3) when the company's results exceeded industry results and achieved a pre-determined profit target (July 17, 2015).

	Vesting Date	1/1/2015	2/19/2015	5/15/2015	7/17/2015	7/17/2015	12/16/2015
	Value at vesting	$27.01	$26.62	$27.23	$30.76	$30.76	$31.43
	Type	TB	PB	TB	PB	PB	PB
Name	Performance Factor	NA	2.00	NA	NA	1.24	NA
Glenn M. Renwick		—	113,571	—	178,655	399,013	141,640
John P. Sauerland		24,895	—	—	15,245	49,572	2,840
Susan Patricia Griffith		24,895	—	—	16,675	49,572	12,460
William M. Cody		22,592	28,268	—	17,390	12,520	13,220
Brian C. Domeck		25,638	9,288	12,006	15,245	50,386	2,360
NA= Not Applicable
TB= Time-Based
PB= Performance-Based

2 Mr. Renwick deferred 763,359 shares, excluding dividend equivalent units earned prior to vesting, if applicable, with a value of $23,169,408, into the EDCP. See "Executive Compensation - Nonqualifed Deferred Compensation."
Nonqualified Deferred Compensation
The following table summarizes amounts contributed to, earned within, and distributed from The Progressive Corporation Executive Deferred Compensation Plan (EDCP) during 2015, as well as each NEO's aggregate ending balance in the EDCP at December 31, 2015. Participation in the EDCP is voluntary; all NEOs, except John Auer who is not eligible to participate, have elected to participate in the EDCP at various times. Deferral elections are made annually for both non-equity incentive compensation and annual restricted equity awards. Non-equity incentive compensation can be deferred in whole or in part at the executive’s discretion. Non-equity incentive compensation is credited to the EDCP when the applicable bonus has been earned and otherwise would have been paid. Deferral elections for annual time-based and performance-based restricted equity awards pertain to the award made in that year and partial deferrals are not allowed; credits are made to the EDCP at the applicable vesting date.

NONQUALIFIED DEFERRED COMPENSATION DURING 2015

	Executive Contributions in Last Fiscal Year[1]	Registrant Contributions in Last Fiscal Year[2]	Aggregate Earnings(Losses) in Last Fiscal Year	Aggregate Withdrawals/ Distributions[3]	Aggregate Balance at Last Fiscal Year-end[4]
Name	($)	($)	($)	($)	($)
Glenn M. Renwick	$24,654,408	$—	$19,500,132	$104,517	$194,363,690
John P. Sauerland	—	—	(5,385)	87,527	764,730
Susan Patricia Griffith	—	—	(1,796)	—	647,720
William M. Cody	—	—	393,323	27,009	5,939,182
Brian C. Domeck	—	—	66,975	1,152,775	1,632,509
John F. Auer[5]	—	—	—	—	—

[1]
Amounts contributed in the last fiscal year are not included in the 2015 information in the Summary Compensation Table above since these contributions resulted from: (i) performance-based awards granted in 2006, 2007, and 2012; and (ii) non-equity incentive compensation earned in 2014 but paid in 2015.

[2]	Progressive makes no supplemental contributions to the EDCP in the year of deferral or in subsequent years.

[3]	Represents scheduled distributions based on the applicable executive’s elections made in prior years.

[4]
Amounts represent the accumulation of previously deferred non-equity incentive compensation awards or restricted equity awards, either time-based or performance-based, together with earnings on deemed investments. For Mr. Renwick, Mr. Cody, and Mr. Domeck the amounts previously reported in our Summary Compensation Table from 2006 through 2014 were $57,712,509, $670,520, and $1,011,628, respectively. No other NEO had deferred amounts reported in the Summary Compensation Tables during this period.

[5]	Not eligible to participate in the EDCP and does not participate in any deferred compensation plan offered by ARX.
The eligible named executive officers can defer all or part of the non-equity incentive compensation earned under the 2007 Executive Bonus Plan, as well as all of their annual restricted equity awards (but not dividend equivalent units) that were granted under our incentive plans. The plan has 17 mutual funds, as well as Progressive common shares, as deemed investment choices. The participant selects the deemed investment choices for contributions and transfers. Fund transfers are limited to twice per quarter. All deferrals are eligible for transfer, except that deferrals of restricted equity awarded in March 2005 or thereafter are automatically deemed invested in Progressive common shares until the date of distribution under the plan.
We have established an irrevocable grantor trust to provide a source of funds to assist us in meeting our liabilities under the EDCP. Amounts equal to the deferred cash bonuses or restricted equity awards are credited under the plan at the time that the bonus otherwise would be paid to the participant or the restricted equity awards would vest. We make no matching contributions or additional deposits on behalf of any participant. Any earnings are a result of an executive’s deemed investment choices. To secure our future payment obligations to participants, we deposit amounts equal to deferred cash bonuses or restricted equity awards into the trust and the trust holds investments equivalent in kind and number to the aggregate deemed investment elections selected by participants. The rights of participants and their beneficiaries under the EDCP are merely unsecured contractual rights against us. Participants have no proprietary rights or interests in the trust’s assets, including any securities that are held by the trust, all of which remain subject to the claims of our general creditors. We do not guarantee any specific rate of return to participants who defer amounts into the EDCP. For the year ended December 31, 2015, returns for the EDCP's deemed investment choices ranged from (6.09)% to 20.95%.
Distributions from the EDCP are made in accordance with an election made by the participant prior to earning the deferred award. Distributions are made in a lump-sum or in three, five, or ten annual installments, beginning at the earlier of the date selected by the participant or upon his or her termination from Progressive. For deferrals made after 2004, distributions resulting from termination of employment will be made six months after the participant leaves the company. In addition, distributions may be triggered by certain “change in control” events.
Participants are permitted to change the schedule for certain distributions if they give at least 12 months advance notice and, with respect to post-2004 deferrals, they delay those distributions by at least five years. All distributions are made in cash, with the exception of deferred restricted equity awards granted in or after March 2005, which deferrals are deemed invested in Progressive common shares for the entire deferral period and distributed in common shares. The participant’s respective rights and interests under the plan may not be assigned or transferred under any circumstances.

Potential Payments Upon Termination or Change In Control
The following table highlights the benefits that may be received by our executive officers (other than Mr. Auer), as well as other employees who participate in the applicable benefit plans, when certain events occur that result either in the termination of employment or a change in control of the company.

Is the Executive Eligible to Receive[1]:
Under Equity Plans
If This Triggering Event Occurs:	Severance Benefits?	Change in Control Benefits[2]?	Qualified Retirement Benefits?	Other Termination Provisions?	Payments under EDCP[3]?
Involuntary termination (without cause)	✓	—	—	—	✓
Voluntary separation (excluding retirement)	—	—	—	—	✓
Retirement – qualified (as defined in the plan)[4]	—	—	✓	—	✓
Retirement – nonqualified	—	—	—	✓	✓
Termination for cause	—	—	—	—	✓
Change in control, no loss of employment	—	✓	—	—	✓
Change in control and involuntary termination (without cause) or resignation due to a significant job change	✓	✓	—	—	✓
Death	—	—	✓	✓	✓

[1]
This table is intended as a general summary only. An executive’s eligibility to receive any of the benefits outlined in this table may be subject to certain criteria, conditions, or other requirements as set forth in the applicable plan documents or related agreements. See below for additional discussions.

[2]
Depending on the type of the award and nature of the change-in-control event, these awards either vest immediately upon occurrence of the change-in-control event or will vest only if, within 24 months after the change in control event takes place, the award recipient is terminated or leaves the company’s employ for “good reason." The 2015 Plan has a double trigger provision. See “Change-in-Control Provisions Under Equity Plans” below for additional information.

[3]
An executive will be entitled to receive payments under the EDCP only if he or she elected to participate in the plan and deferred non-equity incentive compensation or annual equity-based awards during the course of his or her employment. See the “Nonqualified Deferred Compensation” discussion above for additional information.

[4]
Under our outstanding equity awards, as discussed below, a “qualified retirement” excludes any termination of employment for cause (as defined in the plans). The same event can be treated as a “qualified retirement” under our equity plans and an involuntary termination without cause under our severance plan.

The significant provisions of our executive separation allowance (severance) plan, as well as the provisions of our equity plans involving “change in control,” “qualified retirement,” and death and disability benefits, are discussed in more detail below. Payments to be made under our EDCP upon an executive’s termination of employment or a “change in control” are discussed under the “Nonqualified Deferred Compensation” section above. We do not provide other benefits that are triggered by an employee’s termination or retirement or by a change in control, except for our 401(k) plan (which is available to all employees) or those required by law (such as postemployment medical insurance coverage under COBRA).
Severance Plan. Our executive separation allowance plan is designed to provide executives with defined financial payments if we ask the executive to leave under certain circumstances. The plan covers our current named executive officers (other than Mr. Auer), other executive officers, and all other equity-eligible employees of Progressive. Among other terms and conditions, we will generally pay a separation allowance (severance) payment to an executive if:

•
his or her employment terminates for reasons other than resignation (including retirement), death, disability, leave of absence, or discharge for cause (as defined in the plan) or he or she resigns within a specific period of time following any change in his or her job duties that is deemed significant by Progressive; and

•	the employee signs a termination and release agreement as required by the plan.
The amount of the severance payment will vary among employees based on position and years of service. For the NEOs, the severance payment would equal three times the executive’s annual base salary only at the time of termination. Cash bonuses, equity awards, perquisites, and other compensation are excluded from the severance calculation. In addition, under the plan, the executive would be entitled to continue medical, dental, and vision benefits for a period not to exceed 18 months at our cost, except that the terminated executive would be required to make contributions to the cost of those benefits to the same extent as he or she did prior to termination. Executive officers who are eligible to receive payments under this plan also are eligible to receive outplacement services for at least two years following separation.
In addition, the plan provides that executives and certain other covered employees will have the right to receive a severance payment in accordance with the formula described above, if after any change in control of Progressive, either:

•	the participant’s employment is terminated for reasons other than resignation (including retirement), death, disability, leave of absence, or discharge for cause, as defined in the plan; or

•	the participant resigns due to a job change (defined below).
This plan defines "change-in-control" and "good reason" the same as those terms are defined in the 2015 Plan, which is described below.
In the event of a termination of employment of our CEO, any other NEO, or another executive officer due to a resignation (including retirement), death, disability, leave of absence, or discharge for cause (as defined in the plan), no separation allowance would be payable under the executive separation allowance plan.
Mr. Auer’s employment agreement provides severance benefits if he is terminated without cause or leaves ARX for good reason, as defined in that agreement. If Mr. Auer is entitled to benefits, he will continue to receive his salary and bonus (average of the last two years) for two years after termination. During that time, Mr. Auer is subject to a non-compete clause. See “Executive Compensation - Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table," for further information regarding Mr. Auer’s employment agreement.
The following table summarizes for each of the NEO's other than Mr. Auer, the severance payments that would have been made to the NEOs, and the estimated value of health and welfare benefits for which the executive would have been eligible, if the executive had separated from Progressive at December 31, 2015, under circumstances requiring payments from the executive separation plan. For Mr. Auer, the table summarizes payments that would have been made to him if he had separated from ARX at December 31, 2015, under circumstances requiring payments under his employment agreement:

Name	Amount of Severance Payment	Estimated Value of Health Benefits
Glenn M. Renwick	$2,250,000	$18,730
John P. Sauerland	1,560,000	24,976
Susan Patricia Griffith	1,560,000	22,312
William M.Cody	1,350,000	22,312
Brian C. Domeck[1]	—	—
John F. Auer[2]	5,850,000	—
1 Mr. Domeck retired prior to December 31, 2015.
2 Amount would be payable over a two-year period.
Change-in-Control Provisions Under Equity Plans. Benefits also may be provided under our equity plans to holders of equity awards, including our NEOs that hold equity awards, if a change in control occurs. The change-in-control provisions vary among our outstanding equity awards depending on the equity plan under which they were awarded and the type of award. The special awards granted in August 2015 were granted, and future equity awards are expected to be granted, under the 2015 Plan. All other outstanding equity awards were granted under the 2010 Plan. The provisions of each of the plans are discussed briefly below and described in further detail under “Compensation Discussion and Analysis - Other Elements of Compensation - Severance and Change in Control Arrangements - Change-in-Control Benefits Under Equity Plans.”
2015 Plan. The 2015 Plan has a "double-trigger" change in control provision. Unless an award provides otherwise, the award will not accelerate or be paid out upon a change in control if the outstanding award is honored, assumed or replaced with a new right that complies with the terms of the change in control provisions in the 2015 Plan, including providing substantially identical terms and substantially equivalent economic terms. If the awards are not honored, assumed or replaced, as described above, they will vest immediately prior to a change in control and each restricted stock unit award will be cashed out, at fair market value, with any performance-based awards deemed to have been earned in full at the higher of target or a multiple of target based on the level of achievement through the date of the change in control, if determinable. Any honored, assumed or replacement award will vest after a change in control if, within 24 months after the change in control, the individual is terminated by the surviving entity or the individual terminates employment for good reason. If vesting is accelerated, performance-based awards will be considered to be earned at the higher of target (if applicable) or a multiple based on the level of achievement through the termination date, if determinable.
The definition of change in control in the 2015 Plan is intended to satisfy Section 409A of the Internal Revenue Code and defines the term as specific transactions or events, generally including (i) shareholder approval of a liquidation or dissolution, (ii) acquisition by an individual, entity or group of 30% or more of the outstanding common shares or the combined voting power of the outstanding securities entitled to vote in the election of directors, unless specified exceptions are satisfied, (iii) a change in the composition of the Board such that the individuals who constituted the Board in May 2015 cease to constitute at least a majority of the Board; or (iv) the consummation of a reorganization, merger, consolidation, asset sale or similar transaction unless the company's shareholders retain more than 50% of the voting power of the surviving entity, no individual, entity or group owns 30% or more of the outstanding common shares or the combined voting power of the outstanding securities entitled to vote in the election of directors of the surviving entity, and the company's directors prior to the transaction constitute at least a majority of the board of directors of the surviving entity. "Good reason" involves an adverse employment decision affecting the officer, such as a significant reduction in their duties or responsibilities, a decrease in their compensation or a change in office location that would increase their commute by greater than 50 miles.
2010 Plan. Under the provisions of the 2010 Plan, a “change in control” is only deemed to occur upon a change in ownership of the company, a change in the effective control of the company, or a change in the ownership of a substantial portion of our assets, each as further defined in Section 409A of the Internal Revenue Code and related regulations. Upon the occurrence of any change in control, outstanding restricted stock units may vest immediately or they may vest only after the executive is terminated or leaves our employ for “good reason,” depending on the type of award and the nature of the change-in-control transaction. “Good reason” is defined by the plan to include various employment decisions, such as a significant change in duties, position, or responsibilities; a decrease in pay, bonus opportunity, or equity awards.
Even though a change of control has occurred, outstanding restricted stock unit awards will not vest as a result of the change of control, and will continue to vest according to the terms of the applicable award agreement (unless the executive is terminated or leaves our employ for good reason as described above), if the change of control is solely a result of (i) an investor purchasing the necessary portion of our common shares, (ii) a result of a turnover of our Board of Directors, (iii) if our common shares are the surviving security in a corporate transaction, and (iv) for time-based awards, if in a corporate transaction our common shares are not the surviving security (in which case outstanding awards will be converted into awards covering securities of the surviving entity). On the other hand, immediate vesting upon a change in control and a cash payout will occur in the event of a cash-out merger or similar transaction and, for performance-based awards, in the event of a corporate transaction in which our common shares are not the surviving security (in which case the awards will be valued at target).
The following table quantifies the amount of each NEO’s change in control benefits under our equity incentive plans, assuming a change in control (within the meaning of the applicable plan) had occurred and the vesting of all outstanding equity awards and payments had been required under the applicable plan on December 31, 2015:

Name	Payments on Unvested Restricted Stock Unit Awards/Total[1]
Glenn M. Renwick	$29,373,887
John P. Sauerland	8,487,753
Susan Patricia Griffith	8,487,753
William M. Cody	4,492,256
Brian C. Domeck	3,435,674
John F. Auer	—

[1]	Includes time-based and performance-based restricted stock units, plus reinvested dividend equivalents. Performance-based awards are valued at their target amount.

Qualified Retirement Provisions under Equity Plans. The special awards granted in August 2015 do not provide a qualified retirement benefit; termination of employment for any reason other than death will result in a forfeiture of the award. Under all other outstanding equity awards, executive officers, along with other equity award recipients, are eligible for the “qualified retirement” treatment upon satisfying the following eligibility criteria. In addition, for restricted stock units issued on or after March 2010, to be eligible, the participant must have received an acceptable evaluation in his or her most recent performance evaluation.
For all currently outstanding awards other than the 2012 time-based awards:

•
For time-based awards, 50% of each unvested award vests when the individual first satisfies the eligibility requirements for a qualified retirement and, thereafter, promptly after the grant of each new award to the participant. The remaining half of each award would then vest only when the time-based vesting provisions set forth in the applicable award agreement are satisfied, and not upon the participant’s retirement.

•
For performance-based awards, 50% of each unvested award will be retained by the qualifying retiree (except as noted below for certain executive officers) when he or she leaves the company for any reason other than termination for cause, subject to the disqualifying activity provisions discussed below. These awards will remain subject to the award agreements and will vest, if at all, only upon the satisfaction of the applicable performance criteria prior to the expiration date. Under these awards, a participant must have received an acceptable evaluation in his or her most recent performance evaluation. In addition to the qualified retirement provisions, See “Other Termination Provisions Under Equity Plans” below.

For the 2012 time-based awards, the last tranche of which will vest in January 2017, executives who leave their employment (other than as a result of involuntary termination for cause) after satisfying the applicable age and years-of-service requirements generally vest with respect to 50% of unvested time-based restricted stock and restricted stock unit awards then outstanding (with the remaining 50% being forfeited). Under these awards, a participant must have received an acceptable evaluation in his or her most recent performance evaluation.
Generally, an executive who has satisfied the requirements for a qualified retirement participates on the same terms and conditions as are available to other equity award participants, except that if the CEO or one of the executives who directly reports to him, a group that includes Mr. Sauerland, Mrs. Griffith, and Mr. Cody, provides from 12 to 14 months of advanced written notice of his or her intention to leave employment, the executive will retain 100% of his or her unvested performance-based restricted equity awards (not 50% as stated above), although such performance-based equity awards will vest only if, when and to the extent that the applicable performance goals are achieved prior to expiration.
The rights conferred by these provisions may be forfeited if the Compensation Committee determines that prior to vesting the executive has engaged in any “disqualifying activity,” which is defined to include, among other activities, the following:

•	directly or indirectly being an owner, officer, employee, advisor, or consultant to one of our competitors;

•	disclosure to third parties or misuse of any confidential information or trade secrets;

•	any material violation of Progressive’s Code of Business Conduct and Ethics or any agreement between Progressive and the executive; or

•	failing in any material respect to perform the executive’s assigned responsibilities.
The ownership of less than 2% of the outstanding voting securities of a publicly traded corporation which competes with Progressive will not constitute a disqualifying activity.

As of December 31, 2015, Mr. Renwick was eligible for qualified retirement treatment under our equity plans. The table below shows the value of each of his qualified retirement benefits if he had retired on December 31, 2015 and had provided the 12 to 14 month notice of his intended retirement as described above, with amounts valued using our closing stock price on December 31, 2015.

	Value of Qualified Retirement Benefits[1] (As of 12/31/2015)
	Time-Based Equity Awards	Performance-Based Equity Awards[2]
Name		Minimum	Maximum[3]
Glenn M. Renwick	$0	$0	$71,231,661

[1]	Includes reinvested dividend equivalent units, which will vest and be paid out at the time of vesting in the same proportion that the underlying awards vest.

[2]
Value depends on whether, and after the extent to which, the company achieves the applicable performance goals established at the time each award was made, within the time periods permitted by the award. See the “Executive Compensation - Outstanding Equity Awards at Fiscal Year End” table for more information.

[3]	Assumes all outstanding awards vest in full.
Mr. Cody is expected to become eligible for qualified retirement during 2017 and Mr. Sauerland and Mrs. Griffith during 2019. Mr. Auer does not participate in our equity plans.
Mr. Domeck retired in May 2015. The table below shows the value of his qualified retirement benefits, broken down in the following manner: (i) time-based equity awards, including reinvested dividend equivalents, that vested immediately after Mr. Domeck retired, with amounts valued using our closing stock price on May 15, 2015, (ii) performance-based equity awards, including dividend equivalents, that he retained and that vested during 2015, with amounts valued using the closing stock price on the date of vesting, and (iii) performance-based equity awards, including dividend equivalents, that he retained and that remained unvested at December 31, 2015, with amounts valued using the closing stock price on December 31, 2015.

	Value of Qualified Retirement Benefits
	Time-Based Equity Awards	Vested Performance-Based Equity Awards			Performance-Based Equity Awards Outstanding at 12/31/15
Name		7/17/15	12/16/15	Total	Minimum	Maximum
Brian C. Domeck	$326,921	$2,018,816	$74,175	$2,092,991	$0	$8,453,158
Other Termination Provisions Under Equity Plans. Under our equity plans, termination of an executive for cause (as defined in the plan) will generally result in the forfeiture of all unvested awards. If an equity award recipient, including the executive officers, resigns (including retirement, other than a “qualified retirement” as discussed above), is discharged for any other reason, or is involuntarily terminated (e.g., reduction in force), the employee generally would forfeit any unvested awards, both time-based and performance-based. A limited exception permits a holder of performance-based restricted stock units (including the NEOs) whose employment is terminated (other than by the company for cause) after the end of an applicable performance period but before the award vests to retain the award but only until the first opportunity for the award to vest; at that time, the award will vest only if and to the extent that all performance measures have been satisfied. If, however, the award does not vest at that time (either because the minimum growth measures are not achieved or the profitability requirement is not satisfied), the award is forfeited.
Death will result in vesting or termination of an equity award held by an executive. See "Compensation Discussion and Analysis - Other Elements of Compensation - Death."

Compensation of Directors
Total compensation of our non-employee directors for the year ended December 31, 2015, was as follows:
DIRECTOR COMPENSATION
YEAR ENDED DECEMBER 31, 2015

Name	Restricted Share Awards/Total[1] ($)
Stuart B. Burgdoerfer	$255,009
Charles A. Davis	270,013
Roger N. Farah	265,002
Lawton W. Fitt	265,002
Stephen R. Hardis	315,024
Jeffrey D. Kelly	255,009
Patrick H. Nettles, Ph.D.	280,006
Bradley T. Sheares, Ph.D.	275,023
Barbara R. Snyder	255,009

[1]
Represents grant date fair value of restricted share awards. The following table presents the time-based restricted share awards granted to non-employee directors in 2015, along with the grant date fair value of such awards. Awards were made on May 15, 2015, and valued based on that day’s closing price of $27.23.

	Awarded in 2015
	Restricted Share Awards	Grant Date Fair Value	Aggregate Number of Restricted Share Awards Outstanding at December 31, 2015
Name	(#)	($)	(#)
Stuart B. Burgdoerfer	9,365	$255,009	9,365
Charles A. Davis	9,916	270,013	9,916
Roger N. Farah	9,732	265,002	9,732
Lawton W. Fitt	9,732	265,002	9,732
Stephen R. Hardis	11,569	315,024	11,569
Jeffrey D. Kelly	9,365	255,009	9,365
Patrick H. Nettles, Ph.D.	10,283	280,006	10,283
Bradley T. Sheares, Ph.D.	10,100	275,023	10,100
Barbara R. Snyder	9,365	255,009	9,365

Narrative Disclosure to Director Compensation Table
Equity-Based Awards. For the 2015-2016 term, each non-employee director received a restricted stock award under The Progressive Corporation 2003 Directors Equity Incentive Plan (the “Directors Equity Plan”). We did not pay any cash retainer or meeting fees in addition to the equity awards. Each non-employee director received an annual award of restricted stock having a value equal to the annual compensation established by the Board for the Committee assignments held by the director. Mr. Hardis received incremental compensation above his committee assignments for his service as Lead Independent Director. Restricted stock awards to directors during 2015 had an 11-month vesting period. If a new director is appointed to the Board or a director changes Committee assignments during a term, a proration or other appropriate adjustment to his or her award may be made. Upon the death of a participating director, his or her estate will be entitled to receive any unvested restricted stock held by such director at the time of his or her death, and the award will vest on the vesting dates specified in the related agreements.

The following table sets forth annual compensation levels for the 2015-2016 term:

Audit Committee Chair	$280,000
Audit Committee Member	255,000
Compensation Committee Chair	275,000
Compensation Committee Member	250,000
Investment and Capital Committee Chair	275,000
Investment and Capital Committee Member	250,000
Lead Independent Director	25,000
Additional Committee Chair[1]	20,000
Additional Committee Assignment[1]	15,000

[1]	Excludes Executive Committee.
Changes in Form of Compensation for the 2016-2017 Term. Beginning with the 2016-2017 term, our directors will be able to elect to receive 40% of their compensation for the term in the form of cash. Each director will receive at least 60% of their annual compensation for the term in the form of restricted stock and, if they have not elected to receive cash, they will continue to receive 100% of their annual compensation in the form of restricted stock. All cash will be payable, and all restricted stock awards will vest, 11 months after the beginning of the annual term if the director continues to serve as a director as of the payment/vesting date.
Equity Ownership Guidelines for Directors. Within five years after being elected to the Board, each director must acquire common shares having a value equal to at least three times his or her compensation (based on primary Committee assignment) for the most recently completed term, and then the director must maintain such holding as long as he or she serves as a director. A director’s unvested restricted stock awards and any common share equivalent units held in The Progressive Corporation Directors Restricted Stock Deferral Plan, as amended and restated (the "Directors Restricted Stock Deferral Plan") are treated as common shares held when determining whether this requirement is satisfied. As of December 31, 2015, each director who had been on our Board for more than five years satisfied this requirement.
Directors Restricted Stock Deferral Plan. Directors receiving restricted stock awards under the Directors Equity Plan have the right to defer the receipt of the common shares covered by each such award under the Directors Restricted Stock Deferral Plan. If a director elects to defer a restricted stock award under this plan, immediately prior to vesting of the applicable award, the restricted shares are converted to units equivalent in value to Progressive common shares and credited to the participating director’s plan account. The participating director’s plan account will further be credited with amounts equal to any dividends and other distributions on Progressive common shares that are authorized by the Board. There are no other investment options under the Directors Restricted Stock Deferral Plan. All such accounts will be distributed in common shares, except that amounts attributable to dividend equivalent payments will be distributed in cash, in a lump sum or installments, at the time(s) designated by the participating director at the time of election (or later, if permitted); distributions may be accelerated, however, in the event of the participant’s death, the participant leaving our Board of Directors, or a change in control of Progressive.
Directors Deferral Plan. Under The Progressive Corporation Directors Deferral Plan, as amended and restated (the “Directors Deferral Plan”), directors were able to elect to defer retainer and meeting fees earned prior to April 2006 and will be able to defer cash compensation for any term beginning with the 2016-2017 term. Deferred fees are credited into a stock unit account under which the units are equivalent in value and dividend rights to Progressive common shares. All such accounts will be distributed in cash, in a lump sum, or installments, when and as designated by the participating director at the time of election (or later, if permitted) or, if earlier, upon the death of the director or upon a change in control of the company.
Each participating director’s unit holdings in the Directors Deferral Plan and the Directors Restricted Stock Deferral Plan are included in the table under “Security Ownership of Certain Beneficial Owners and Management – Security Ownership of Directors and Executive Officers,” under the column titled Beneficially Owned Common Share Equivalent Units in the footnote to the table or under the column titled Units Equivalent to Common Shares.
Perquisites. Consistent with our general practice, we did not provide perquisites to any of our non-employee directors in excess of $10,000 during 2015.

ITEM 2: PROPOSAL TO ADOPT AN AMENDMENT TO OUR ARTICLES OF INCORPORATION TO ELIMINATE SUPERMAJORITY PROVISIONS APPLICABLE TO COMMON SHARES

The Board of Directors proposes that shareholders adopt an amendment to our Amended Articles of Incorporation ("Articles") to eliminate from the Articles supermajority voting requirements applicable to common shares. The text of the proposed resolution and amendment is attached to this Proxy Statement as Exhibit A.
Article Ninth of our Articles currently requires that Business Combinations involving a Related Person must be approved by 75% of the company's shares that are entitled to vote, and by a majority of the shares held by shareholders other than the Related Person (or “disinterested shares”), unless specified exceptions are satisfied. The Articles define a "Related Person" as a person or entity that, together with affiliates, beneficially owns 20% or more of the company's outstanding common shares. The term "Business Combination" is defined as including mergers, consolidations, asset purchases and sales involving more than 30% of the fair market value of either party, share issuances, recapitalizations that increase the Related Person's voting power, and agreements and contracts to do any of the foregoing. Article Sixth of our Articles also currently provides that amendments to Article Ninth, and to the amendment provisions in Article Sixth that relate to Article Ninth, must be approved by 75% of our outstanding shares entitled to vote. These are the only provisions in our Articles that require a vote of more than a majority of our outstanding common shares.
If shareholders approve this proposal:

•
The voting requirement in Article Ninth of our Articles for Business Combinations with Related Persons will be amended to require the approval of only a majority of our shares entitled to vote, and the separate approval by holders of disinterested shares will be eliminated.

•
The amendment provisions in Article Sixth will be modified to eliminate the supermajority voting provision referenced above, with the result that any amendments to these provisions will require the approval of a majority of our shares that are entitled to vote.

The supermajority voting requirements discussed in this proposal have been a part of our Articles for many years. These provisions have been considered appropriate as one way for the Board, and, ultimately, the shareholders to protect shareholders' interests in the context of a transaction with a person (the Related Person) who already has a significant ownership stake in the company. On the other hand, the Board understands that some shareholders oppose supermajority provisions, because these provisions may limit the ability of a majority of common shareholders to effect changes that they may desire. The company has never faced a proposed Business Combination with a Related Person that would have triggered a shareholder vote under these provisions.
The Board of Directors has carefully considered the advantages and disadvantages of supermajority voting provisions applicable to common shares in the context of a transaction involving a Related Person. At this time, the Board has determined that it is appropriate to propose amendments to eliminate these higher voting requirements from our Articles. By reducing the required threshold to vote on these matters, the views of the holders of a majority of our shares will govern if a Business Combination with a Related Party is submitted to shareholders for a vote.
VOTE REQUIRED FOR APPROVAL
Under our current Articles, the affirmative vote of 75% of the common shares outstanding on the record date is required for approval of this proposal. Abstentions and unvoted shares (including broker non-votes) will have the same effect as a vote against the proposal.
The Board of Directors recommends that you vote FOR this proposal.

ITEM 3: PROPOSAL TO ADOPT AN AMENDMENT TO OUR ARTICLES OF INCORPORATION TO REDUCE CERTAIN VOTING THRESHOLDS APPLICABLE TO VOTING PREFERENCE SHARES FROM A SUPERMAJORITY TO A MAJORITY
The Board of Directors proposes that shareholders adopt an amendment to our Articles to reduce certain voting requirements applicable to our voting preference shares from a supermajority standard to a majority voting standard. The text of the proposed resolution and amendment is attached to this Proxy Statement as Exhibit B.
Currently, our Articles permit us to issue two types of preferred shares: serial preferred shares and voting preference shares (together, the "preferred shares"). Neither of these types of preferred shares is currently outstanding. If we were to issue voting preference shares under the provisions currently in the Articles, the approval of the holders of 66-2/3% of the outstanding voting preference shares would then be required for us to enter into any of the following corporate transactions: (i) sale, lease, or conveyance by the company of substantially all of its assets; (ii) merger or consolidation; or (iii) voluntary liquidation or dissolution of the company.
If this proposal is approved, our Articles would be amended so that the approval of only a majority of outstanding voting preference shares (if any are ever issued) would be required for these types of transactions.
The company has never issued voting preference shares, and the Board of Directors does not currently intend to do so. The Board has carefully considered the advantages and disadvantages of supermajority voting provisions in the terms of our voting preference shares. At this time, the Board has determined that it is appropriate to propose amendments eliminating these higher voting requirements for the transactions identified above.
If any serial preferred shares or voting preference shares were to be issued, our Articles also contain provisions that would require the approval of the holders of 66-2/3% of those preferred shares, as applicable, to approve amendments to the Articles that would adversely affect those shares (e.g., changing the terms of those shares in a way that would be detrimental, or issuing senior securities, as further shown in the unchanged language from our Articles on Exhibit B). Similar voting provisions are routinely included in the terms of securities of these types. Because they only affect the terms of those preferred shares and are intended to permit the holders of those shares to protect their own interests, the Board concluded that these voting provisions should not be changed, and they will not be affected by this proposal.
VOTE REQUIRED FOR APPROVAL
The affirmative vote of a majority of the common shares outstanding on the record date is required for approval of this proposal. Abstentions and unvoted shares (including broker non-votes) will have the same effect as a vote against the proposal.
The Board of Directors recommends that you vote FOR this proposal.

ITEM 4: PROPOSAL TO APOPT AN AMENDMENT TO OUR CODE OF REGULATIONS TO ADD AN EXCLUSIVE FORUM PROVISION
Our Board of Directors is recommending to shareholders to adopt an amendment to our Code of Regulations to add a new Article XI, designating certain state and federal courts within Ohio as the exclusive forums for specified legal actions unless we otherwise consent. The text of the proposed amendment is attached as Exhibit C to this Proxy Statement.
The proposed exclusive forum provision is designed to prevent us from being subjected to numerous lawsuits in different jurisdictions for shareholder-related matters governed by the laws of Ohio, our state of incorporation and the location of our corporate headquarters. Requiring actions to be brought in specified state or federal courts within Ohio provides numerous benefits, and for these reasons, our Board believes it is in the best interests of Progressive and its shareholders to add the exclusive forum provision to our Code of Regulations (Ohio's name for corporate bylaws).
The types of claims governed by this amendment, such as derivative claims and those relating to Progressive's internal corporate affairs, would be determined under Ohio law. The judges presiding over state and federal courts within Ohio are the most qualified and best situated to evaluate these Ohio law issues. Requiring these types of claims to be brought in Ohio reduces the risk of misapplication of Ohio law in foreign courts. In addition, requiring these claims to be brought in one of the specified courts reduces or eliminates costly duplicative litigation in multiple states or courts, promotes consistent consideration of the issues, and avoids the possibility of conflicting court decisions. Progressive and its subsidiaries on multiple occasions have been forced to answer duplicate lawsuits based on similar factual allegations in several different forums, and we faced the challenges outlined above. We believe that adopting this amendment will prevent such a scenario in some corporate litigation contexts, and ultimately deliver value to our shareholders.
At the same time, our Board acknowledges that a situation may exist where litigation in an alternative forum would not be objectionable to us. This amendment gives us the flexibility to consent to an alternative forum on a case-by-case basis if those circumstances should arise.
The proposed amendment would not restrict the ability of our shareholders to bring direct or derivative claims under Ohio corporate law, or the remedies that would be available if they are successful. The amendment would merely regulate the forum in which to bring those claims.
Exclusive forum provisions have become significantly more common in recent years, with hundreds of corporations adding these protections to their bylaws and regulations, as companies and their shareholders have come to recognize the value of these provisions.
VOTE REQUIRED FOR APPROVAL
The affirmative vote of a majority of the common shares outstanding on the record date is required for approval of this proposal. Abstentions and unvoted shares (including broker non-votes) will have the same effect as a vote against the proposal.
The Board of Directors recommends that you vote FOR this proposal.

ITEM 5: ADVISORY VOTE TO APPROVE OUR EXECUTIVE COMPENSATION PROGRAM
This proposal presents shareholders with the opportunity to cast an advisory vote to approve our compensation program for our executive officers. We currently conduct advisory shareholder votes on our executive compensation program annually. Our executive compensation philosophy, and our compensation program, plans, and awards for 2015 for our named executive officers, are described above in "Compensation Discussion and Analysis" and in "Executive Compensation" with its accompanying tables and narrative discussions.
Our executive compensation program is intended to attract and retain qualified executives, and motivate them to achieve both short-term and longer-term business results that management and the Compensation Committee believe will drive shareholder returns over time. While we seek to maintain a consistent compensation program from year to year (generally comprised principally of salary, annual cash bonus potential, and annual time-based and performance-based equity awards), the Compensation Committee annually sets the details of the applicable compensation awards, including performance goals and the potential compensation levels that may be attained. Our named executive officers’ pay is heavily weighted toward performance-based compensation and, except for Mr. Auer (the head of ARX, in which we acquired a controlling interest in 2015), equity-based awards. We believe that our compensation programs align our executives’ interests with those of our shareholders. We believe that the amount of compensation paid to our executives is reasonable and competitive with similarly sized public companies, although above median compensation can be earned when aggressive performance goals are achieved under our various incentive plans. We provide limited perquisites to executives, while including competitive health and welfare benefits, deferral rights, and limited severance rights. We do not provide pensions or supplemental retirement benefits to our executives.
Our Board recognizes the fundamental interest you, our shareholders, have in our executive compensation practices. We value your input on these matters and encourage you to contact the Board through one of the methods outlined above under “Other Board of Directors Information - Communications with the Board of Directors” should you have specific points of view or concerns that you would like the Board or the Compensation Committee to consider. Although this is an advisory vote, and the result accordingly will not be binding on the Board, our Compensation Committee will consider the outcome of the vote and any related communications from shareholders when evaluating the effectiveness of our compensation program and determining future plans and awards.
Based on the foregoing, the Board is seeking shareholder approval of the following:
RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed in the company’s Proxy Statement dated March __, 2016, pursuant to Item 402 of Regulation S-K, including Compensation Discussion and Analysis, compensation tables, and narrative discussions, is hereby APPROVED.
VOTE REQUIRED FOR APPROVAL
If a majority of the votes cast are cast “FOR” the proposal, shareholders will have approved our current executive compensation program as described in "Compensation Discussion and Analysis" and the accompanying tables and narrative discussions in this Proxy Statement. Abstentions and unvoted shares will not be taken into account.
The Board of Directors recommends that you vote FOR this proposal.

ITEM 6: PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016
The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP (PwC) as the independent registered public accounting firm to perform an integrated audit of the consolidated financial statements of The Progressive Corporation and its subsidiaries for the year ending December 31, 2016 and the effectiveness of the company’s internal control over financial reporting as of December 31, 2016. The Committee is directly responsible for the appointment, compensation, retention, and oversight of the company’s independent registered public accounting firm, and it oversees the negotiation of the fees that are paid for these services. In the course of these responsibilities, the Committee periodically considers whether it would be in the company’s and shareholders’ interests to change the company’s independent registered public accounting firm. In addition, the Committee ensures the mandatory, regular rotation of the lead audit partner, and in connection with that rotation, the Committee and its Chairman are involved in the selection of the new lead audit partner. A new lead audit partner was last selected in 2013.
After reviewing the performance of PwC in the course of its 2015 audit and PwC’s independence, among other matters, the Audit Committee believes that the continued retention of PwC to serve as the company’s independent registered public accounting firm for 2016 is in the best interests of the company and its shareholders. Pursuant to this proposal, we are asking shareholders to ratify the Committee’s selection of PwC. If shareholders do not ratify the appointment of PwC, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee, but the Committee may decide to continue the engagement of PwC for 2016, due to difficulties in making such a transition after the year has begun. In such a case, we would again consider such a vote in connection with the selection of the independent registered public accounting firm for 2017. PwC has been our external auditors continuously since 1998, when its predecessor merged with Coopers & Lybrand, which had been our external auditors continuously since 1984.
VOTE REQUIRED FOR APPROVAL
The affirmative vote of a majority of the votes cast on this proposal is required for approval. Abstentions and unvoted shares will not be taken into account.
The Board of Directors recommends that you vote FOR this proposal.
OTHER INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM INFORMATION
Approval of Audit and Non-Audit Services
The Audit Committee of the Board of Directors requires that each engagement of PwC, or other appointed independent auditors, to perform any audit or non-audit services, including the fees and terms of the engagement, must be approved by the Committee, or by the Chairman of the Committee (who has authority to approve engagements not to exceed $50,000 in the aggregate between Committee meetings), before we engage the independent auditor for the particular service. In addition, the Audit Committee has pre-approved a budget for specific audit and non-audit services of up to $25,000 per quarter for the following services:

•
Services associated with SEC registration statements, periodic reports, and other documents filed with the SEC, such as research and advice regarding the accounting or disclosure treatment of certain transactions;

•
Consultations with the company’s management as to the accounting or disclosure treatment of transactions or impact of final or proposed rules, standards, or interpretations by the SEC, Financial Accounting Standards Board, or other regulatory or standard setting bodies;

•	Expanded audit procedures related to accounting records required to respond to or comply with financial, accounting, or regulatory reporting matters;

•	Assistance in connection with financial or market conduct reviews conducted by state insurance regulatory authorities; and

•	Advice regarding tax and accounting treatment related to executive and employee stock or other compensation plans.

The Committee has not adopted any other policies or procedures that would permit us to engage PwC or any other independent auditor for non-audit services without the specific prior approval of the Committee or its Chairman.

Independent Registered Public Accounting Firm Fees

Following are the aggregate fees billed for the fiscal years ended December 31, 2015 and 2014, by PwC:

Fees	2015	2014
Audit	$2,600,273	$2,213,440
Audit-related	153,584	205,832
Tax	16,129	7,982
Total	$2,769,986	$2,427,254
Audit fees. Amounts include professional services rendered for the integrated audit of Progressive’s consolidated financial statements, statutory audits, and the audit of our internal control over financial reporting.
Audit-related fees. Amounts include PwC’s assistance with the ARX acquisition and audit procedures in connection with our issuance of debt securities in January 2015, as well as various non-audit research and consultation.
Tax fees. Amounts include fees for tax compliance, planning, consultation, and advice.
All of these fees were either pre-approved by the Audit Committee, or by its Chairman pursuant to delegated authority, as described above.
Representatives of PwC are expected to be present at the Annual Meeting. They will have the opportunity to make a statement about Progressive’s financial condition, if they desire to do so, and will be available to respond to appropriate questions.

PROCEDURES FOR RECOMMENDATIONS AND NOMINATIONS OF DIRECTORS AND SHAREHOLDER PROPOSALS
To Recommend a Candidate for our Board of Directors
Pursuant to the Nominating and Governance Committee’s charter, the Board has adopted a policy of considering director candidates who are recommended by Progressive’s shareholders. Any shareholder desiring to propose a candidate for election to the Board may do so by mailing to Progressive’s Secretary a written notice identifying the candidate. The written notice must also include the supporting information required by these procedures, the complete text of which can be found on our website at progressive.com/governance. The notice and supporting information should be sent to the Secretary at the following address: Charles E. Jarrett, Secretary, The Progressive Corporation, 6300 Wilson Mills Road, Mayfield Village, OH 44143. Upon receipt, the Secretary will forward the notice, and the other information provided, to the Committee.
Shareholders may recommend candidates to the Committee pursuant to the shareholder-proposed candidate procedures at any time. However, to be considered by the Committee in connection with Progressive’s 2017 Annual Meeting of Shareholders, the Secretary must receive the shareholder’s proposal, and the required information described above, on or before November 30, 2016.
It is the Committee’s policy to review and evaluate each candidate for nomination submitted by shareholders in accordance with the shareholder-proposed candidate procedures on the same basis as all other candidates, as previously discussed in "Item 1: Election of Directors - Selection of Nominees for Director." The Committee will give strong preference to candidates who are likely to be deemed independent under SEC and NYSE rules. As to shareholder-proposed candidates, the Committee may give more weight to candidates who are unaffilliated with the shareholder proposing their nomination and to candidates who are proposed by long-standing shareholders with significant share ownership (i.e., greater than 1% of our common shares owned for more than two years). Upon the expiration of a director's term on the Board, that director will be given preference for nomination when the director indicates his or her willingness to continue serving and, in the Committee's judgment, the director has made, and is likely to continue to make, significant contributions to the Board and Progressive.
We will not publicize any decision by the Committee not to nominate a particular individual for election to the Board, unless required by applicable laws or NYSE rules. The Committee will have no obligation to respond to shareholders who propose candidates that the Committee has determined not to nominate for election to the Board, but the Committee may choose to do so.
To Nominate a Person for Election as a Director under our Proxy Access Provisions
In August 2015, the Board of Directors approved revisions to the Company’s Code of Regulations to adopt a proxy access provision. The provision permits an Eligible Shareholder who complies with the provision to nominate one or more individuals for election to the Board of Directors at an annual shareholders’ meeting and to have the nomination included in the Company’s proxy statement for that meeting. An Eligible Shareholder is a record or beneficial owner (or group of up to 20 record and/or beneficial owners) who owns and has owned continuously for at least 3 years at least 3% of the outstanding shares of capital stock of the Company entitled to vote generally for the election of directors. A shareholder cannot be a part of more than one group nominating individuals for any particular annual meeting. The proxy access provision includes rules to determine whether a record or beneficial holder “owns” the capital stock of the company for purposes of the proxy access provision and addresses the treatment of loaned shares and hedging transactions.
The number of nominees that can be nominated under the proxy access provision for any particular annual meeting cannot exceed one or 20% of the number of directors then in office (rounded down to the nearest whole number), whichever is greater, reduced by (a) the number of nominees for which the company has received nominations under a separate provision of our Code of Regulations related to shareholder nominations for director that are not intended to be included in the Company’s proxy statement, (b) the number of directors or nominees that will be included in the proxy statement (as an unopposed (by the company) nominee) as a result of an agreement, arrangement or other understanding between the company and a shareholder, and (c) the number of directors then in office who were originally nominated and elected through the proxy access provisions and will again be included in the company’s proxy statement (except to the extent that any such director has served continuously for two terms as a nominee of the Board). If the Company receives more nominations under the proxy access provision than are permitted, then the Eligible Shareholder with the largest stock ownership will be able to nominate one individual, and the Eligible Shareholder with the second largest stock ownership will be able to nominate one individual, and so on until the number of permitted nominations is reached.

The deadline for an Eligible Shareholder to submit a shareholder nomination under the proxy access provision is the same as the SEC’s deadline for the submission of other shareholder proposals for inclusion in our proxy statement under Rule 14a-8 of the Exchange Act. With respect to the 2017 annual meeting of shareholders, the deadline is December 5, 2016. For any nomination to be timely under the proxy access provision, the company must receive by the deadline the shareholder nomination and all required information and documentation described in the proxy access provision, and any supporting statement of 500 words or less that the Eligible Shareholder wished to be included in the proxy statement. Shareholder nominations and related documentation should be sent to the Secretary at our principal executive offices located at 6300 Wilson Mills Road, Mayfield Village, OH 44143.
The proxy access provision has a number of limitations and requirements related to director nominations by Eligible Shareholders, which can be found in our Code of Regulations.
To Make a Shareholder Proposal
Any shareholder who intends to present a proposal at the 2017 Annual Meeting of Shareholders for inclusion in the Proxy Statement and form of proxy relating to that meeting may do so in accordance with Securities and Exchange Commission Rule 14a-8 and is advised that the proposal must be received by the Secretary at our principal executive offices located at 6300 Wilson Mills Road, Mayfield Village, OH 44143, not later than December 5, 2016. Shareholder proposals which are not submitted in accordance with Rule 14a-8 must be submitted to us between January 13, 2017 and February 12, 2017, together with the supporting information required by our Code of Regulations, to ensure that they may be presented at our Annual Meeting of Shareholders in 2017. If a shareholder submits such a proposal after February 12, 2017, the presiding officer at the Annual Meeting may refuse to acknowledge the proposal. However, if the presiding officer allows the consideration of a proposal submitted after February 12, 2017, the proxies designated by the Board may exercise their discretionary voting authority, without discussion of the proposal in our proxy materials, with respect to any such proposal.
HOUSEHOLDING
Securities and Exchange Commission regulations permit a single set of the Annual Report and Proxy Statement to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder will continue to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces our mailing and printing costs. A number of brokerage firms have also instituted householding procedures. In accordance with a notice sent to certain beneficial shareholders who share a single address, only one copy of this Proxy Statement and the attached Annual Report will be sent to that address, unless any shareholder residing at that address gives contrary instructions.
We will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement and the attached Annual Report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the Proxy Statement and Annual Report, now or in the future, should submit this request by:
•calling toll-free 1-800-542-1061;

•	writing to: The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, OH 44143; or
•email: investor_relations@progressive.com.
Shareholders sharing an address who are receiving multiple copies of these materials may request to receive a single copy of such materials in the future by contacting us at the phone number or addresses provided above.
CHARITABLE CONTRIBUTIONS
Within the preceding three years, Progressive has not made a contribution to any charitable organization in which any of our directors serves as a director, trustee, or executive officer. The Progressive Insurance Foundation, which is a charitable foundation that receives contributions from Progressive, contributes to qualified tax-exempt organizations that are financially supported by our employees. These contributions are made on a matching basis, and for 2015 did not exceed $2,500 for each employee in the aggregate. In matching an employee’s gift, the Foundation may have contributed to charitable organizations in which one or more of our directors or executives may be affiliated as an executive officer, director, or trustee.

OTHER MATTERS
The cost of this solicitation, including the reasonable expenses of brokerage firms and other record holders for forwarding these proxy materials to beneficial owners, will be paid by Progressive. In addition to solicitation by mail, proxies may be solicited by telephone, facsimile, other electronic means, or in person. We have engaged the firm of Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902 to assist us in the solicitation of proxies at an estimated fee of $15,000 plus expenses. Proxies may also be solicited by our directors, officers, and employees without additional compensation.
If any other matters properly come before the meeting, the persons named in the proxy, or their substitutes, will vote thereon in accordance with their judgment. The Board of Directors does not know at this time of any other matters that will be presented for action at the meeting.
AVAILABLE INFORMATION
Progressive’s Corporate Governance Guidelines, Board of Director Committee Charters, our Code of Business Conduct and Ethics for directors, officers, and employees and our CEO/Senior Financial Officer Code of Ethics for our CEO, CFO, Chief Accounting Officer and a few other officers are available at progressive.com/governance, or may be requested in print by writing to The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, OH 44143.
We will furnish, without charge, to each person to whom a Proxy Statement is delivered, upon oral or written request, a copy of our Annual Report on Form 10-K for 2015 (other than certain exhibits). Requests for such documents should be submitted in writing to Jeffrey W. Basch, Chief Accounting Officer, The Progressive Corporation, 6300 Wilson Mills Road, Box W33, Mayfield Village, OH 44143, by telephone at (440) 395-2222, or email at investor_relations@progressive.com.
By Order of the Board of Directors.
Charles E. Jarrett, Secretary
March __, 2016

EXHIBIT A

TEXT OF PROPOSED AMENDMENT TO
OUR AMENDED ARTICLES OF INCORPORATION
TO ELIMINATE SUPERMAJORITY PROVISIONS APPLICABLE TO THE COMMON SHARES

[NOTE: For convenience, added text is underlined and deleted text is struck through; these markings are not part of the amendment that is being proposed for shareholder approval.]
RESOLVED, that in accordance with the applicable provisions of Chapter 1701 of the Ohio Revised Code and the Company’s Amended Articles of Incorporation, as amended through the date hereof (the “Articles”), the following amendments to the Articles be, and hereby are, adopted:

1.	Article SIXTH of the Articles be, and hereby is, amended and restated to read as follows:
“SIXTH: Except as otherwise provided in these Articles of Incorporation or the Code of Regulations of the corporation, notwithstanding any provisions in Sections 1701.01 to 1701.98, inclusive, of the Ohio Revised Code, now or hereafter in effect, requiring for any purpose the vote, consent, waiver or release of the holders of a designated proportion (but less than all) of the shares of the corporation or of any particular class or classes of shares, as the case may be, the vote, consent, waiver or release of the holders of shares entitling them to exercise a majority of the voting power of the shares of the corporation or of any class or classes of shares, as the case may be, shall be required and sufficient for any such purpose~~, except that the affirmative vote of the holders of record of 75 percent of the shares having voting power with respect to any such proposal shall be required to amend, alter, change or repeal Article NINTH of these Articles or the provisions of this Article SIXTH dealing with the amendment, alternation, change or repeal of ARTICLE NINTH~~.”

2.	The first paragraph of Article Ninth of the Articles be, and hereby is, amended and restated to read as follows:
“NINTH: The affirmative vote of the holders of record of a majority~~75 percent~~ of the shares having voting power with respect to any such proposal ~~and the affirmative vote of a majority of such holders of record other than shares held or beneficially owned by a "Related Person" (as hereinafter defined)~~ shall be required for the approval or authorization of any “Business Combination” (as hereinafter defined) of the corporation with any Related Person; provided, however, that the ~~75 percent voting requirement and the~~ majority voting requirement ~~of holders of record of shares other than a Related Person~~ shall not be applicable if:”

EXHIBIT B

TEXT OF PROPOSED AMENDMENT TO
OUR ARTICLES OF INCORPORATION TO REDUCE CERTAIN
VOTING THRESHOLDS APPLICABLE TO VOTING PREFERENCE SHARES
FROM A SUPERMAJORITY TO A MAJORITY
[NOTE: For convenience, added text is underlined and deleted text is struck through; these markings are not part of the amendment that is being proposed for shareholder approval.]
RESOLVED, that in accordance with the applicable provisions of Chapter 1701 of the Ohio Revised Code and the Company’s Amended Articles of Incorporation, as amended through the date hereof (the “Articles”), the following amendments to the Articles be, and hereby are, adopted:
1.    Section 5(c) of Division B of Article Fourth (Terms of the Voting Preference Shares) shall be deleted and replaced with Sections 5(c) and 5(d), reading in their entirety as follows:
“(c)     The affirmative vote or consent of the holders of at least two-thirds of the Voting Preference Shares at the time outstanding, voting or consenting separately as a class, given in person or by proxy either in writing or at a meeting called for the purpose, shall be necessary to effect any one or more of the following (but so far as the holders of Voting Preference Shares are concerned, such action may be effected with such vote or consent):
~~(1)    The sale, lease or conveyance by the corporation of all or substantially all of its assets;~~
~~(2)    The merger or consolidation of the corporation into or with any other corporation or the merger of any other corporation into it;~~
~~(3)    The voluntary liquidation, dissolution or winding up of the affairs of the corporation;~~
(1)~~(4)~~     Any amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the Amended Articles of Incorporation or of the Code of Regulations of the corporation which affects adversely the preferences or voting or other rights of the holders of Voting Preference Shares; provided, however, that for the purpose of this paragraph only, neither the amendment of the Amended Articles of Incorporation so as to authorize, create or change the authorized or outstanding number of Voting Preference Shares or of any shares ranking on a parity with or junior to the Voting Preference Shares nor the amendment of the provisions of the Code of Regulations so as to change the number of directors of the corporation shall be deemed to affect adversely the preferences or voting or other rights of the holders of Voting Preference Shares; and provided further, that if such amendment, alteration or repeal affects adversely the preferences or voting or other rights of one or more but not all series of Voting Preference Shares at the time outstanding, only the affirmative vote or consent of the holders of at least two-thirds of the number of the shares at the time outstanding of the series so affected shall be required;
(2)~~(5)~~     The authorization, creation or the increase in the authorized amount of any shares, or any security convertible into shares, in either case ranking prior to the Voting Preference Shares; or
(3)~~(6)~~     The purchase or redemption (for sinking fund purposes or otherwise) of less than all of the Voting Preference Shares then outstanding except in accordance with a stock purchase offer made to all holders of record of Voting Preference Shares, unless all dividends on all Voting Preference Shares then outstanding for all previous dividend periods shall have been declared and paid or funds therefor set apart and all accrued sinking fund obligations applicable thereto shall have been complied with.
(d)     The affirmative vote or consent of the holders of at least a majority of the Voting Preference Shares at the time outstanding, voting or consenting separately as a class, given in person or by proxy either in writing or at a meeting called for the purpose, shall be necessary to effect any one or more of the following (but so far as the holders of Voting Preference Shares are concerned, such action may be effected with such vote or consent):
(1)    The sale, lease or conveyance by the corporation of all or substantially all of its assets;

(2)    The merger or consolidation of the corporation into or with any other corporation or the merger of any other corporation into it; or
(3)     The voluntary liquidation, dissolution or winding up of the affairs of the corporation."
2.        Section 3(a) of Division B of Article Fourth (Terms of the Voting Preference Shares) shall be deleted and replaced in its entirety to read as follows:
"(a)    Subject to the express terms of each series and the provisions of ~~Subsection 5(c)(6)~~Subsection 5(c)(3) of this Division, the corporation:"

EXHIBIT C

TEXT OF PROPOSED AMENDMENT TO OUR CODE OF REGULATIONS
TO ADD AN EXCLUSIVE FORUM PROVISION

If approved by shareholders, the new Article XI to the Code of Regulations of The Progressive Corporation will read as follows:
"ARTICLE XI
Forum for Adjudication of Disputes

Unless the corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or the corporation's shareholders, (iii) any action asserting a claim arising pursuant to any provision of Chapter 1701 or Chapter 1704 of the Ohio Revised Code (or any successor provisions thereto) or the Articles of Incorporation or these Regulations, as either may be amended from time to time, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state court located within Cuyahoga County, Ohio or the federal district court for the Northern District of Ohio. If any action the subject matter of which is within the scope of the preceding sentence is filed in a court other than a court identified in the preceding sentence (a "Foreign Action") in the name of any shareholder, such shareholder shall be deemed to have consented to (i) the personal jurisdiction of the state courts located within Cuyahoga County, Ohio and the federal district court for the Northern District of Ohio in connection with any action brought in any such court to enforce the preceding sentence and (ii) having service of process made upon such shareholder in any such action by service upon such shareholder's counsel in the Foreign Action as agent for such shareholder."

THE PROGRESSIVE CORPORATION
Proxy Solicited on Behalf of the Board of Directors for the 2016 Annual Meeting of Shareholders
The undersigned hereby appoints John P. Sauerland, Charles E. Jarrett, and David M. Coffey, and each of them, with full power of substitution, as proxies for the undersigned to attend the Annual Meeting of Shareholders of The Progressive Corporation, to be held on May 13, 2016, and at that meeting, and at any adjournment or postponement of that meeting, to vote and act with respect to all of The Progressive Corporation common shares, $1.00 par value, that the undersigned is entitled to vote, with all power the undersigned would possess if present in person, as follows:

		FOR	AGAINST	ABSTAIN
1.	Elect as directors the nominees listed below, each to serve for a term of one year:
Stuart B. Burgdoerfer
Charles A. Davis
Roger N. Farah
Lawton W. Fitt
Jeffrey D. Kelly
Patrick H. Nettles, Ph.D.
Glenn M. Renwick
Bradley T. Sheares, Ph.D., and
Barbara R. Snyder;
2.	Adopt an amendment to our Articles of Incorporation to eliminate supermajority provisions applicable to common shares;
3.	Adopt an amendment to our Articles of Incorporation to reduce certain voting thresholds applicable to voting preference shares from a supermajority to a majority;
4.	Adopt an amendment to our Code of Regulations to add an exclusive forum provision;
5.	Cast an advisory vote to approve our executive compensation program;
6.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016; and
In their discretion, to vote upon such other business as may properly come before the meeting.
This proxy, when properly executed, will be voted as specified by the shareholder. If no votes are specified, this proxy will be voted FOR the election as director of the nine nominees identified in Item 1 and FOR each of the proposals described in Items 2 through 6.
Receipt of the Notice of Annual Meeting of Shareholders and the related Proxy Statement dated March __, 2016, is hereby acknowledged.

Date __________________, 2016

Signature of Shareholder(s)

Please sign as your name or names appear hereon. If shares are held jointly, all holders should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give your full title. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.